                         As filed with the Securities and Exchange Commission on November 26, 1997
                                                                                               Registration No. 333-_______

===========================================================================================================================

                                            SECURITIES AND EXCHANGE COMMISSION
                                                  Washington, D.C. 20549
                                                      ---------------


                                                         FORM S-1
                                                  REGISTRATION STATEMENT
                                                           UNDER
                                                THE SECURITIES ACT OF 1933

                                                      ---------------

                                                   CONNETICS CORPORATION
                                  (Exact name of Registrant as specified in its charter)


                 Delaware                                     2834                               94-3173928
      (State or other jurisdiction of             (Primary Standard Industrial                (I.R.S. Employer
       incorporation or organization)              Classification Code Number)             Identification Number)

                                                  3400 West Bayshore Road
                                                    Palo Alto, CA 94303
                                                      (650) 843-2800
   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                                     Thomas G. Wiggans
                                           President and Chief Executive Officer
                                                   CONNETICS CORPORATION
                                                  3400 West Bayshore Road
                                                    Palo Alto, CA 94303
                                                      (650) 843-2800
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                                      ---------------

                                                          COPY TO:

                                                      Joshua L. Green
                                                     VENTURE LAW GROUP
                                                    2800 Sand Hill Road
                                                Menlo Park, California 94025
                                                       (650) 854-4488

                                                      ---------------

                              Approximate date of commencement of proposed sale to the public:
                      As soon as practicable after the effective date of this Registration Statement.

                                                      ---------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] _____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] _______________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                      ---------------

                                             CALCULATION OF REGISTRATION FEE
===========================================================================================================================
            Title of Shares                                  Proposed Maximum     Proposed Maximum
             of Securities                 Amount to be       Offering Price         Aggregate             Amount of
           to be Registered                 Registered         Per Share(1)      Offering Price(1)      Registration Fee
---------------------------------------------------------------------------------------------------------------------------
Common Stock,
  $.001 par value per share...........    1,750,000 shs           $3.25             $5,687,500               $1,724
===========================================================================================================================

(1)      Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the
 Securities Act.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

PROSPECTUS

                  Subject to Completion dated November 26, 1997

                                1,750,000 Shares

                              Connetics Corporation

                                  Common Stock

                                 ---------------

    All of the shares of Common Stock offered hereby are being issued and sold directly by Connetics Corporation ("Connetics" or the "Company"). Such shares of Common Stock will be offered exclusively to institutional investors, and affiliates of such institutional investors and possibly to other accredited investors. The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "CNCT." On November 25, 1997, the last sale price of the Company's Common Stock as reported on the Nasdaq National Market was $2.57 per share. See "Price Range of Common Stock."

    The Common Stock offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 7.

                                 ---------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.


                                          Price to       Proceeds to
                                         Public(1)        Company(2)
    Per Share                                $                $
    Total                                    $                $
                                             --               -


    (1) The final price of the Common Stock will be determined by negotiations between the Company and prospective purchasers of the Common Stock.
    (2) Before deducting estimated expenses of $300,000 payable by the Company. No underwriting discounts or commissions will be paid by the Company in connection with the sale of the Common Stock offered hereby.

                                 ---------------

    The shares of Common Stock offered hereby are offered directly by the Company. The Company has not fixed a minimum number of shares of Common Stock to be sold in this offering and funds received by the Company on the sale of less than all of the shares of Common Stock will not be placed in an escrow, trust or similar arrangement. It is expected that delivery of certificates for the shares of Common Stock offered hereby will be made against payment for the Common Stock at the offices of the Company, 3400 West Bayshore Road, Palo Alto, California, and the offering of any unsold shares hereunder will terminate, not later than 30 days after the date of this Prospectus.

                                 ---------------
November __, 1997

[Red Herring Legend]
Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

================================================================================

    No person, dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to, or solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof.

                                                --------------------

                                                 TABLE OF CONTENTS

                                                                                                             Page
                                                                                                             ----
Prospectus Summary.....................................................................................        3
Risk Factors...........................................................................................        7
The Company............................................................................................       17
Use of Proceeds........................................................................................       17
Price Range of Common Stock............................................................................       17
Dividend Policy........................................................................................       18
Capitalization.........................................................................................       19
Dilution...............................................................................................       20
Selected Financial Data................................................................................       21
Management's Discussion and Analysis of Financial Condition and Results of Operations..................       22
Business...............................................................................................       26
Management.............................................................................................       40
Certain Relationships and Related Transactions.........................................................       49
Principal Stockholders.................................................................................       52
Description of Capital Stock...........................................................................       55
Plan of Distribution...................................................................................       58
Legal Matters..........................................................................................       58
Experts................................................................................................       59
Additional Information.................................................................................       59
Index to Financial Statements..........................................................................      F-1


===================================================================================================================


         The "C with interlocking hemisphere" logo used alone and with the Company's name, "Connetics," "ConXn(TM)" and "Ridaura(R)" are trademarks of the Company. All other tradenames and trademarks appearing in this Prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY


         The following summary is qualified in its entirety by the more detailed information and the Financial Statements and Notes thereto contained elsewhere in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as those discussed elsewhere in this Prospectus.

                                   The Company

         Connetics Corporation ("Connetics" or the "Company") is focused on the development of therapeutics to address serious diseases involving the connective tissues of the body. Connective tissues are components of the body that form structural or binding elements such as skin, joints, ligaments and lining of organs, and form the three-dimensional structure that allows cells to function normally. The diseases or conditions initially addressed by the Company include scleroderma, multiple sclerosis, rheumatoid arthritis, psoriasis, and keloids. Patients suffering from these conditions experience a variety of chronic problems depending on the particular condition, including excessive uncontrollable itching, extensive rashes and lesions, hardening of the skin and internal organs, severe scarring and lack of mobility. The most severe of these diseases cause painful disfigurement, disability and, in certain cases, death. The Company estimates that over five million Americans suffer from its targeted diseases in their various forms, with over five billion dollars spent annually on treatments that are mostly palliative in nature. Although individually these diseases have been the subject of various independent research programs, no concentrated effort has been aimed at developing this market segment as a whole. The Company has several products in clinical trials addressing these disease indications: betamethasone valerate quick break foam ("Betamethasone mousse"), ConXn(TM) (recombinant human relaxin H2) ("relaxin"), T cell receptor V beta peptide therapeutic vaccines ("TCR Vaccines"), and gamma interferon (1b) ("gamma interferon"). In December 1996, the Company acquired the exclusive U.S. and Canadian rights to Ridaura(R) (auranofin), a disease modifying antirheumatic drug approved for sale, from SmithKline Beecham Corporation and affiliated entities ("SmithKline"), which is currently distributing the product on the Company's behalf.

         Relaxin. Relaxin is a naturally occurring protein that is known to promote remodeling of connective tissues. The Company is developing relaxin for the treatment of scleroderma, as well as other connective tissue diseases. Scleroderma, a disorder characterized by thickening and hardening of the skin and internal organs, generally afflicts women in their child-bearing years. Scleroderma can cause extensive disfigurement and quality of life impairment, making it impossible for afflicted patients to carry out the most routine daily functions. This disease affects over 300,000 individuals in the United States and, in its severe form (known as systemic sclerosis, which affects 60,000 - 80,000 individuals in the U.S.), has a five-year mortality rate of 50%-70%. Research by two of the Company's founders and their colleagues has shown that relaxin can inhibit excessive connective tissue formation and promote connective tissue remodeling. Results from several clinical trials in individuals with systemic sclerosis, including a 30-patient Company sponsored Phase I clinical trial, indicate that continuous administration of relaxin was well tolerated, without any serious drug-related adverse effects. In June 1997, the Company announced the results of its Phase II clinical trial for use of relaxin in patients with scleroderma, which showed that administration of relaxin caused a significant reduction in skin score (a measure of disease progression) and a trend toward improvement in all twelve other disease parameters. Thus, relaxin may have a beneficial effect on connective tissue turnover and thus may provide a treatment for scleroderma. The Company has met with the U.S. Food and Drug Administration (FDA), and based on that meeting, plans to begin a pivotal trial of relaxin in 1998. The Company has also conducted a preclinical animal study that demonstrated relaxin's potential ability to inhibit pulmonary (lung) fibrosis and is conducting preclinical studies with relaxin in liver and cardiac fibrosis and infertility.

         TCR Vaccines. The Company is developing TCR Vaccines for the treatment of autoimmune diseases. Connetics has two TCR Vaccines product programs in development for rheumatoid arthritis and multiple sclerosis. These diseases collectively disable over two million people nationwide, with combined annual treatment costs exceeding two billion dollars. Results from a physician sponsored Phase I trial involving 11 patients and a Phase I/II clinical trial involving 23 patients with chronic progressive multiple sclerosis suggest that a number of patients achieved the desired immune response to the vaccine, that the vaccine was well tolerated and that patients who had the desired immune response experienced a stabilization of disease without side effects during one year of therapy. In January 1997, the Company initiated a Phase I/II clinical trial designed to assess the immunogenicity of TCR Vaccines in multiple sclerosis. Patient enrollment is complete, and results from the trial are expected in early 1998. The Company has also initiated a pilot clinical study in the use of TCR Vaccines for the treatment of rheumatoid arthritis and expects to have the results from this trial by mid-1998.

         Betamethasone mousse. The Company has an exclusive license to develop and market Betamethasone mousse (a quick break foam formulation of the dermatologic drug, betamethasone valerate) in North America. The product has been approved for sale in the United Kingdom and is being marketed in the U.K. by Evans Medical Ltd. The Company is developing Betamethasone mousse for the treatment of scalp psoriasis, a condition that affects approximately three million persons in the United States. In August 1997, the Company announced that results from its Phase III clinical trial with Betamethasone mousse demonstrated statistically significant improvement over both placebo and betamethasone lotion for the treatment of scalp psoriasis. The Company intends to file a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) to market the product for use in all steroid-responsive dermatoses, including psoriasis, in 1998. The Company also has rights to develop additional products in the foam formulation. The Company has formulated a high potency steroid and plans to begin Phase III clinical trials of this product early in 1998.

         Gamma Interferon. Gamma interferon is one of a family of proteins involved in the regulation of the immune system and has been shown to inhibit the production of collagen, the primary component of connective tissue. Gamma interferon is approved by the FDA and marketed by Genentech, Inc. ("Genentech") for a rare, serious immune disease. The Company is developing gamma interferon for the treatment of keloids, which are unsightly, painful, elevated scars resulting from collagen overproduction. Earlier trials using gamma interferon in the treatment of keloids have shown clinically significant responses in reducing the size and/or incidence of recurrence of treated keloids. Based on these studies, the Company has commenced a Phase II clinical trial for the treatment of keloids. Patient enrollment has been completed for this trial. In August 1997 the Company also announced results from a Phase III trial of gamma interferon for the treatment of atopic dermatitis that indicated that the product did not show an acceptable therapeutic response with respect to the primary clinical endpoint. As a result, the Company suspended plans to submit a biological license application for gamma interferon for the treatment of atopic dermatitis pending complete analysis of the data from the trial. Although the Company's preliminary conclusion is to not pursue gamma interferon for this indication any further, the complete results from this trial are expected by the end of 1997.

         Ridaura(R). In December 1996, the Company acquired the exclusive U.S. and Canadian rights to Ridaura (auranofin), a disease modifying antirheumatic drug, from SmithKline Beecham Corporation and related entities ("SmithKline"). Ridaura is an established therapy for rheumatoid arthritis, an autoimmune disease that afflicts one to two percent of adult Americans (approximately three million people), mostly women. Under its agreement with SmithKline, the Company acquired all rights, title and interest to SmithKline's U.S. and Canadian intellectual property rights for Ridaura, along with related assets such as customer lists, contracts, product files and unfilled customer orders. Although the primary patents for Ridaura expired in 1989 and 1992, the Company intends to use the other valuable intellectual property rights and assets acquired in connection with its marketing of the product in the United States. Connetics began marketing Ridaura through in its own sales force in mid-1997. Through agreements with SmithKline, customer orders and distribution for the product will continue to be managed by SmithKline through 1997 (after which time the Company intends to transition such functions to a third party distributor) and SmithKline will manufacture and supply Ridaura in final finished package form to the Company for an initial term of five years. The Company is currently in discussions regarding the sale or license to a Canadian company of the Canadian rights to Ridaura, but there can be no assurance that an agreement will be consummated.

         Corporate Strategy. The Company's strategy is to: (i) focus on the treatment of serious and chronic diseases involving connective tissues caused by inflammation, abnormal remodeling and autoimmune disorders,

(ii) target its initial commercial activities at rheumatologists and dermatologists, which can be effectively served by focused and specialized sales and marketing activities, (iii) expand its existing product portfolio and pursue early commercialization opportunities by in-licensing other therapeutically related products that are already marketed or in late stage clinical development, (iv) pursue earlier stage opportunities in the field of connective tissue disorders with high potential, (v) leverage its product development and commercialization expertise by pursuing additional specialized diseases and markets, (vi) utilize corporate partnerships to pursue new business opportunities and overseas licensing of the Company's products in development and (vii) minimize drug discovery costs, manufacturing costs and capital requirements.

         The Company's principal executive offices are located at 3400 West Bayshore Road, Palo Alto, CA 94303, and its telephone number at that location is
(650) 843-2800.


                                                   The Offering

Common Stock being offered..............................    1,750,000 shares
Common Stock to be outstanding after the offering.......    13,100,602 shares(1)
Use of Proceeds.........................................    To fund clinical development and a potential product
                                                            launch, the repayment of certain indebtedness and
                                                            working capital and general corporate purposes.  See
                                                            "Use of Proceeds."
Nasdaq National Market Symbol...........................    CNCT


                                              Summary Financial Data
                                       (In thousands, except per share data)
                                                                                                              Nine
                                                                                                             Months
                                                                     Year Ended December 31,                  Ended
                                                                  1994         1995         1996       September 30, 1997
                                                                  ----         ----         ----       ------------------
                                                                                                           (Unaudited)
Statement of Operations Data:
Product revenues ...........................................   $    --        $    --       $ 428           $ 5,053
Cost of product sales.......................................        --             --          --               815
License amortization........................................        --             --         594             5,344
Research and development expense............................     6,436          8,271      13,161            14,731
Selling, general and administrative expense.................     1,317          2,113       5,434             6,599
Interest income (expense), net..............................       (97)            12         247              (604)
Net loss....................................................    (7,850)       (10,372)    (18,514)          (23,040)
Net loss per share..........................................     (1.84)         (2.34)      (2.71)            (2.31)
Shares used in computing net loss per share.................     4,276          4,435       6,825            10,034


                                                                                 September 30, 1997
                                                                                     (Unaudited)
                                                                         ------------------------------------
                                                                            Actual         As Adjusted(2)
                                                                            ------         --------------
Balance Sheet Data:
Cash, cash equivalents and short-term investments.....................     $ 14,140            $19,090
Working capital.......................................................        1,854              6,804
Total assets..........................................................       33,839             38,789
Notes payable, current portion........................................        5,923              5,923
Noncurrent capital lease obligations, capital loans and long-term debt        1,302              1,302
Other long-term liabilities...........................................        6,187              6,187
Redeemable convertible preferred stock, Series A......................        1,650              1,650
Accumulated deficit...................................................      (60,963)           (60,963)
Total stockholders' equity............................................       10,384             15,334

----------

(1) Based upon the number of shares outstanding as of November 14, 1997. Excludes 3,033,261 shares of Common Stock issuable upon exercise of options and warrants outstanding as of November 14, 1997. See "Capitalization," "Management -- Stock Plans," and Notes 11 and 12 of Notes to Financial Statements.

(2) Adjusted to reflect the sale of 1,750,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $3.00 per share and the receipt of the net proceeds therefrom. See "Use of Proceeds."

                                 ---------------

                                  RISK FACTORS

         In evaluating the Company and its business, prospective investors should carefully consider the following risk factors in addition to the other information included in this Prospectus. Because an investment in the Company's Common Stock involves a high degree of risk, only investors who can accommodate such risk, including a complete loss of their investment, should purchase the Common Stock offered hereby.

         This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the "Securities Act") and Section 21E of the Exchange Act, including, without limitation, statements regarding the Company's expectations, beliefs, intentions or future strategies. All forward looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below. In evaluating the Company's business, prospective investors should carefully consider the following risk factors in addition to the other information set forth herein or incorporated herein by reference.

DEVELOPMENT STAGE COMPANY; UNCERTAINTY OF PRODUCT DEVELOPMENT AND MARKET ACCEPTANCE

         From its inception until its acquisition of Ridaura in December 1996, Connetics was a development stage company. Except for Ridaura, all of the Company's products are in clinical or preclinical development, and no revenues had been generated from products until December 1996, when the Company recognized $428,000 in December product revenues from Ridaura. To date, the
Company's resources have been primarily dedicated to the research and development of products that the Company has in-licensed from Genentech and others. Although the Company believes it has the expertise to develop and commercialize such products, any or all of the Company's products may fail to be effective or prove to have undesirable and unintended side effects or other characteristics that may prevent their development or regulatory approval, or limit their commercial use. For instance, in August 1997 the Company announced results from a Phase III trial of gamma interferon for the treatment of atopic dermatitis. The results indicated that the product did not show an acceptable therapeutic response with respect to the primary clinical endpoint, and as a result, the Company suspended plans to submit a biological license application for gamma interferon for the treatment of atopic dermatitis, pending complete analysis of the data from the trial (which is expected to be completed by the end of 1997).

         There can be no assurance that the Company, or its collaborative partners, will be permitted to undertake human clinical trials for any of their development products not currently in clinical trials or, if permitted, that such products will be demonstrated to be safe and effective. In addition, there can be no assurance that any of the Company's products under development will obtain approval from the FDA or equivalent foreign authorities for any indication or that an approved compound will be capable of being produced in commercial quantities at reasonable costs and successfully marketed. Products, if any, resulting from the Company's research and development programs are not expected to be commercially available for several years. Even if such products become commercially available, there can be no assurance that the Company will be able to gain satisfactory market acceptance for such products.

LIMITED   OPERATING   HISTORY;   HISTORY  OF  LOSSES;   UNCERTAINTY   OF  FUTURE
PROFITABILITY

         Due to its limited operating history, the Company is subject to the uncertainties and risks associated with any new business. Having no commercialized products until the December 1996 Ridaura acquisition, the Company has experienced operating losses every year since its incorporation. Net losses for the fiscal years ended December 31, 1996 and 1995 were $18.5 million and $10.4 million, respectively, and the Company had an accumulated deficit of $61.0 million at September 30, 1997. Notwithstanding the Ridaura acquisition, the Company expects to incur increasing operating losses for at least the next several years. The amount of net losses and the time required by the Company to reach profitability are uncertain. There can be no assurance that the Company will ever be able to generate revenue from its products now under development or achieve profitability on a sustained basis.

UNPREDICTABILITY OF CONDUCTING PRECLINICAL AND CLINICAL TRIALS

         The Company is conducting a Phase I/II clinical trial of TCR Vaccines for the treatment of multiple sclerosis, a Phase I clinical trial of TCR Vaccines for the treatment of rheumatoid arthritis and a Phase II trial for keloids. There can be no assurance that the Company will be able to successfully complete its ongoing clinical trials or commence any future trials. In addition, there can be no assurance that the Company will meet its development schedule for any of its products in development. If the Company were unable to commence clinical trials as planned, complete the clinical trials or demonstrate the safety and efficacy of its products, the Company's business, financial condition and results of operations would be materially and adversely affected. For instance, in August 1997 the Company announced results from a Phase III trial of gamma interferon for the treatment of atopic dermatitis. The results indicated that the product did not show an acceptable therapeutic response with respect to the primary clinical endpoint, and as a result, the Company suspended plans to submit a biological license application for gamma interferon for the treatment of atopic dermatitis. Even if a product from the Company's research and development programs or any other therapeutic product is successfully developed according to plans, there can be no assurance it will be approved by the FDA on a timely basis or at all.

         In addition, because the Company will, in a number of cases, rely on its contractual rights to access data collected by others in phases of its clinical trials, the Company is dependent on the continued satisfaction by such parties' of their contractual obligations to provide such access and cooperate with the Company in the execution of successful filings with the FDA. There can be no assurance that the FDA will permit such reliance. If the Company were unable to rely on clinical data collected by others, the Company may be required to repeat clinical trials, which could significantly delay commercialization, and require significantly greater capital.

         Before obtaining regulatory approvals for the commercial sale of any of its products under development, the Company must demonstrate through preclinical studies and clinical trials that the product is safe and efficacious for use in the target indication for which approval is sought. The results from preclinical studies and early clinical trials may not be predictive of results that will be obtained in later-stage testing and there can be no assurance that the Company's future clinical trials will demonstrate the safety and efficacy of any products or will result in approval to market products. A number of companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after promising results from earlier trials.

         The rate of completion of the Company's clinical trials is dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the study. Delays in planned patient enrollment may result in increased costs and delays, which could have a material adverse effect on the Company.

FUTURE CAPITAL REQUIREMENTS AND UNCERTAINTY OF FUTURE FUNDING; DILUTIVE AND OTHER EFFECTS OF EQUITY LINE AGREEMENT

         The Company expects that its current cash and cash equivalents and short-term investments, will be sufficient to fund the Company's operations through the second quarter of 1998. If the Company is unable to complete this offering or obtain other financing by mid-1998, the Company's business and financial condition may be materially and adversely affected.

         In addition, the development of the Company's products will require the commitment of substantial resources to conduct the time-consuming research and development, clinical studies and regulatory activities necessary to bring any potential medical product to market and to establish production, marketing and sales capabilities. The Company will need to raise substantial additional funds for these purposes. The Company may seek such additional funding through collaborative arrangements and through public or private financings, including equity financings. The issuance of the Shares covered by this Registration Statement, as well as any additional equity financing, if available, will be dilutive to stockholders and any debt financing, if available, may restrict the Company's ability to pay dividends on its capital stock or the manner in which the Company conducts its business. Under the terms of an equity line agreement, the Company has secured an equity line that potentially allows the

Company to raise up to $25 million from a certain institutional investor over a three-year period beginning on December 1, 1997; however, this equity line is currently unavailable to the Company since the Company does not currently meet a requirement that the trading price for its Common Stock be at least $7.00 per share. Other than this equity line, the Company currently has no commitments for any additional financings and there can be no assurance that any such financings will be available to the Company or that adequate funds for the Company's operations, whether from financial markets, collaborative or other arrangements with corporate partners or from other sources, will be available when needed or on terms attractive to the Company. The inability to obtain sufficient funds may require the Company to delay, scale back or eliminate some or all of its research and product development programs, to limit the marketing of its products or to license third parties the rights to commercialize products or technologies that the Company would otherwise seek to develop and market itself.

         While the equity line arrangement discussed above may help provide the Company with additional future financing, the sale of shares thereunder will have a dilutive impact on other stockholders of the Company. As a result, the market price of the Company's Common Stock could be materially and adversely affected, and if the Company is profitable, the Company's net income per share could be materially decreased in future periods. In addition, the shares to be issued under the Equity Line Agreement will be issued at a discount (of up to 15%) to the then-prevailing market price of the Company's Common Stock. These discounted sales could have an immediate adverse effect on the market price of the Company's Common Stock. The Company also has an obligation to register the shares to be issued under the equity line before the start of the commitment period; therefore, the shares sold under the Equity Line Agreement will generally be eligible for immediate resale, which could further adversely affect the Company's stock price. Finally, the equity line arrangement will not be available to the Company if its trading price remains below $7.00 per share and certain other pricing conditions are not met, which could require the Company to seek funds from other sources (with the attendant risk factors set forth in the preceding paragraph).

         As a commitment fee to the equity line investor, the Company has issued a five-year warrant exercisable for 250,000 shares of Common Stock at an exercise price of $8.25 per share. On each of the first, second, and third anniversaries of the beginning of the equity line commitment period, the Company will issue the equity line investor an additional five-year warrant exercisable for a number of shares based on the amount of the equity line unused by the Company in the preceding year (up to a maximum of $25,000 in value of warrant shares if the Company has not drawn any amount under the equity line during the year and decreasing to zero to the extent the Company has drawn down up to $8.33 million during the year). The Company is obligated to file a registration statement covering the resale of the shares issuable upon the exercise of such additional warrants. The issuance and exercise of any such additional warrants would have a dilutive effect on the Company's stockholders and could have an adverse effect on the Company's stock price, as could the resale of the shares acquired thereunder.

POTENTIAL FLUCTUATIONS IN OPERATING RESULTS

         The Company had no revenues from products from its inception until December 1996, when it recognized $428,000 in December product revenues from Ridaura. As Ridaura revenues continue, there can be no assurance that growth in Ridaura revenues will be achieved, that current revenue levels will be maintained, or that the Company will ever be profitable on a quarterly or annual basis in the future. As noted above, the Company expects to incur quarterly and annual operating losses for at least the next several years. The Company's quarterly and annual operating results may fluctuate significantly in the future depending on such factors as the timing and shipment of significant Ridaura orders, if any, changes in pricing policies by the Company and its competitors, the timing and market acceptance of any new products introduced by the Company, the mix of distribution channels through which Ridaura and other products (if any) are sold, and the Company's inability to obtain sufficient supplies for its products. In response to competitive pressures or new product introductions, the Company may take certain pricing or other actions that could materially and adversely affect the Company's operating results.

MANAGEMENT  OF  RIDAURA  PRODUCT;   UNCERTAINTY  OF  FUTURE  RIDAURA   REVENUES;
OFF-PATENT STATUS OF RIDAURA

         The Company's success will depend in part on its ability to manage the marketing and sales of Ridaura. SmithKline is continuing to manage certain distribution operations through 1997. Prior to the end of 1997, the Company will be required to take over distribution. The Company is currently establishing a relationship with a distribution company; however, there can be no assurance that such relationship will be finalized or that the prospective distributor will be prepared to take over distribution functions in a timely manner. If the Company is unable to maintain sufficient personnel with the appropriate levels of experience to manage this function, or if the Company is unable to effectively manage the integration of its rights to Ridaura into the Company's product line, the Company's business, financial condition and results of operations could be materially and adversely affected. In addition, there can be no assurance that the Company's Ridaura revenues will equal or exceed those achieved by SmithKline over the last several years. The Company's Ridaura revenues through the first nine months of 1997 have been somewhat below the Company's preliminary projections at the time of acquisition. If the Company is not able to market and sell Ridaura successfully, the Company's business, financial condition and results of operations could be materially and adversely affected. Furthermore, the primary patents for Ridaura expired in 1989 and 1992; therefore, the Company will be unable to assert patent infringement claims against a third party marketing the same product under a different trade name, which could have a material adverse effect on the Company's business, financial condition, and results of operations.

POTENTIAL EFFECTS OF GUARANTEE OF VALUE OF SHARES ISSUED TO SMITHKLINE

         In connection with its acquisition of U.S. and Canadian rights to Ridaura in December 1996, the Company issued 637,733 shares of Common Stock to SmithKline Beecham Properties, Inc. ("SBP"). The total value of the shares issued to SBP is required to be $9.0 million on December 31, 1997; to achieve such value, the Company may be obligated to issue additional shares to SBP on such date, or may repurchase a portion of the originally-issued shares to reduce the market value of the remaining shares to $9.0 million. In the event the Company is required to issue a substantial number of additional shares to SBP, such issuance will have a dilutive impact on the other stockholders of the Company. As a result, the market price of the Company's Common Stock could be materially and adversely affected, and if the Company is profitable, the Company net income per share could be materially decreased in future periods. In addition, SBP currently owns approximately 7.0% of the Company's outstanding shares of Common Stock. An additional issuance of a substantial number of shares to SBP would increase SBP's ownership percentage and give SBP increased influence in matters requiring a stockholder vote, such as electing directors or approving a merger or sale of the Company. Given the Company's current stock price, it is likely that the Company will need to issue additional shares to SBP on December 31, 1997 to achieve the $9.0 million value.

         Under the rules of the Nasdaq Stock Market, in the event that a second issuance to SBP would result in SBP receiving more than 19.9% or more of the Company's outstanding Common Stock as of December 30, 1996, the Company would be required to obtain approval of the Company's stockholders for the overall issuance of shares to SBP in the event SBP does not agree to postpone the transaction date beyond December 31, 1997, or otherwise modify the agreement to result in fewer shares being issued. Due to the Company's current stock price and the Nasdaq rules, there is a substantial likelihood that the Company will be unable to issue the full amount of shares otherwise issuable to SBP, and as a result, the Company will have to seek the approval of its stockholders for the overall share issuance to SBP at its 1998 annual stockholders' meeting. If such approval is not obtained by the Company by December 1998, SBP has the right to receive the cash value of the required second issuance. Such a cash payment would divert the Company's available liquid resources away from the Company's operations and development programs, which could have a material adverse effect on the Company's business and its results of operations. The Company has initiated discussions with SBP regarding this matter, but there can be no assurance as to any outcome of such discussions

POSSIBLE FUTURE PRODUCT ACQUISITIONS

         A significant part of the Company's overall strategy is to in-license or acquire additional marketed or late stage development products in its targeted therapeutic areas. The 1996 acquisitions of rights to Betamethasone mousse and Ridaura reflect this strategy. Future product acquisitions, if any, may require substantial additional funds (i) for the initial acquisition of rights to these products and (ii) for the steps necessary to obtain FDA approval for the product and to market, sell and distribute the products successfully. A portion of the funds needed to acquire, develop and market any new products may come from the Company's existing cash and short-term investments; in such case, fewer resources will be available to the Company's current products and clinical programs, which could have a material adverse effect on the Company's business, financial conditions and results of operations. Alternatively, the Company may seek to raise substantial additional funds for new product acquisitions.

         As discussed above under "Future Capital Requirements and Uncertainty of Future Funding," the Company may seek such additional funding through collaborative arrangements and through public or private financings, including equity financings. Any additional equity financing, if available, may be dilutive to stockholders and any debt financing, if available, may restrict the Company's ability to pay dividends on its capital stock or the manner in which the Company conducts business. In addition, any acquisition of rights to additional products that are not presently approved by the FDA will require the commitment of substantial resources to conduct the research development, clinical studies and regulatory activities necessary to bring such potential product to market. If the newly-acquired product is already approved for sale, the Company will likely assume the marketing, sale and distribution of such product, which may require the Company to recruit a substantial number of qualified employees to perform these functions. If the Company is unable to hire a sufficient number of employees with the appropriate levels of experience, or if the Company is unable to effectively manage the integration of any newly-acquired products into the Company's product line, the Company's business, financial condition and results of operations could be materially and adversely affected. Finally, any newly-acquired products may not achieve the marketing or therapeutic success expected of it by the Company, industry analysts or others at the time of acquisition. See "-- Management of Ridaura Acquisition; Uncertainty of Future Ridaura Revenues; Off-Patent Status of Ridaura."

UNCERTAINTIES OF REGULATORY APPROVAL; GOVERNMENT REGULATION

         The production and marketing of the Company's products and its ongoing research and development activities are subject to regulation by numerous governmental authorities in the United States and other countries. Prior to marketing, any drug developed by the Company must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process mandated by the FDA and equivalent foreign authorities. These processes can take a number of years and require the expenditure of substantial resources. The Company is also subject to regulations under the food and drug statutes and regulations of the State of California.

         Obtaining such approvals and completing such testing is a costly and time-consuming process and approval may not be ultimately obtained. The length of the FDA review period varies considerably as does the amount of preclinical and clinical data required to demonstrate the safety and efficacy of a specific product. The Company may also decide to replace the compounds in testing with modified or optimized compounds, thus extending the testing process. In addition, delays or rejections may be encountered based upon changes in FDA policy during the period of product development and FDA regulatory review of each submitted new drug application or product license application. Similar delays may also be encountered in other countries. There can be no assurance that even after such time and expenditures, regulatory approval will be obtained for any products developed by the Company. If regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which the product may be marketed. Further, even if such regulatory approval is obtained, the FDA will require post-marketing reporting and may require surveillance programs to monitor the usage or side effects of each drug product. A marketed product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections, and later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, potentially including withdrawal of the product from the market. In addition, a failure to comply with FDA requirements for manufacturing, labeling, advertising, recordkeeping or reporting of adverse events and other information may result in enforcement actions including, but not limited to, recalls, seizures, injunctions and criminal prosecution.

         Government regulation in the United States or in foreign countries may delay marketing of the Company's potential products for years, may impose costly procedures upon the Company and may furnish a competitive advantage to larger companies that may compete with the Company. There can be no assurance that FDA or other regulatory approval for any products developed by the Company will be granted on a timely basis or at all. A delay in obtaining or a failure to obtain such approvals would adversely affect the marketing of any potential products developed by the Company and the Company's liquidity and capital resources. The FDA regulatory process is currently under substantial revision as a result of recently-enacted legislation, and as a result, government regulation may become more or less restrictive in the future.

PATENTS AND PROPRIETARY RIGHTS

         The Company's success will depend in part on the ability of Connetics and its licensors to obtain patent protection for the Company's products and processes, to preserve its trade secrets, and to operate without infringing the proprietary rights of third parties. The Company owns, controls or has exclusively licensed pending applications and/or issued patents worldwide relating to the technology of all three of its major programs as well as technology in the earlier stages of research.

         There has been increasing litigation in the biomedical, biotechnology and pharmaceutical industries with respect to the manufacture, use and sale of new therapeutic products that are the subject of conflicting patent rights. The validity and breadth of claims in biomedical/pharmaceutical/biotechnology patents involve complex factual and legal issues for which no consistent policy has emerged, and therefore, are highly uncertain. Moreover, the patent laws of foreign countries differ from those of the U.S. and the degree of protection, if any, afforded by foreign patents may, therefore, be different. In Europe, a third party appeal is pending from an opposition to a patent application concerning relaxin DNA; the original opposition was successfully defended by the Company's licensor. No assurance can be given that any of the Company's or its licensors' patent applications will issue as patents or that any such issued patents will provide a competitive advantage to the Company or will not be successfully challenged or circumvented by its competitors. In addition, others may hold or receive patents or file patent applications that contain claims having a scope that covers products or processes made, used or sold by the Company. In the event that any claims of third-party patents are upheld as valid and enforceable with respect to a product or process made, used or sold by the Company, the Company could be prevented from practicing the subject matter claimed in such patents or could be required to obtain licenses or redesign its products or processes to avoid infringement and could be liable to pay damages. There can be no assurance that such licenses would be available or, if available, would be on commercially reasonable terms, or that the Company would be successful in any attempt to redesign its products or processes to avoid infringement.

         Connetics has been awarded U.S. Patent No. 5,614,192 covering its proprietary TCR Vaccines technology. The Company has become aware that third parties have also obtained patents relating to TCR Vaccines technology, including a U.S. patent issued to Immune Response Corporation on March 18, 1997. With regard to such patents as are known to the Company and its patent counsel, the Company believes such patents' claims would be found either invalid or not infringed if asserted against the proposed TCR Vaccines. The Company has filed an opposition to a European patent claiming compositions for use in treating multiple sclerosis, covering certain TCR V beta peptides disclosed for treating multiple sclerosis in the Company's own, earlier-filed application; another opposition has been filed against this patent by an independent party. The Company is also aware of other pending third party patent applications which, if issued, might be asserted against the Company's TCR Vaccines and products or processes as planned to be made, used or sold by the Company. If such patents were successfully asserted, the Company could be required to obtain licenses or redesign its TCR Vaccines products or processes to avoid infringement and could be liable to pay damages, or could be prevented from commercializing TCR Vaccines. There can be no assurance that such licenses would be available or, if available, would be on commercially reasonable terms, or that the Company would be successful in any attempt to redesign its products or processes to avoid infringement. Even if the Company's patent counsel render advice that the Company's products and processes do not infringe any valid claim under third party patents relating to the TCR Vaccines technology, neither they nor the Company can assure that no third party will commence litigation to enforce such patents, or that the Company will not incur substantial expenses or that it will prevail in any patent litigation. Moreover, patent applications in the U.S. are maintained in secrecy until issue, and publication of discoveries in the scientific or patent literature often lag behind actual discoveries, so the Company cannot be certain that it is aware of all potentially relevant pending applications and it is not possible to predict with any certainty the scope of claims that could issue from such a third party's pending application. The Company anticipates that an interference will be declared between one or more of its TCR Peptide technology patent applications and those of one or more of its competitors including the above-referenced patent to

Immune Response Corporation to determine priority of invention, which could result in substantial cost to the Company even if the eventual outcome is favorable. It is not possible to know in advance the invention dates that such other parties may be able to prove, so the Company cannot know whether its or its licensors' inventors are the first for inventions covered by their pending patent applications or that it or its licensors were the first to file patent applications for such inventions. A judgment adverse to the Company in any such patent interference, litigation or other proceeding could materially adversely affect the Company's business, financial condition and results of operation, and its expense may be substantial whether or not the Company is successful.

         Connetics also relies on trade secrets and proprietary know-how. The Company requires each of its employees, consultants and advisors to execute a confidentiality agreement providing that all proprietary information developed or made known to the individual during the course of the relationship will be kept confidential and not used or disclosed to third parties except in specified circumstances. The agreements also provide that all inventions conceived by an employee (or consultant or advisor to the extent appropriate for the services provided) during the course of the relationship shall be the exclusive property of the Company, other than inventions unrelated to the Company and developed entirely on the individual's own time. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for misappropriation of the Company's trade secrets in the event of unauthorized use or disclosure of such information.

DEPENDENCE ON CONTRACT MANUFACTURERS AND SUPPLIERS

         The Company currently has no manufacturing facilities for clinical or commercial production of any of its products, nor does the Company intend to develop such capabilities in the near future. The Company's products for research  and  preclinical  testing  have been  supplied  by  collaborators  and contract manufacturing companies. Relaxin has been manufactured for Connetics under contract with four outside vendors: BASF Bioresearch Corp. for fermentation, Scios, Inc. for purification, Chesapeake Biological Laboratory for filling and Tektagen, Inc. for testing. TCR vaccines are manufactured for the Company by American Peptide Company and Multiple Peptide Systems. The Company is in discussions with additional manufacturers who can supply Relaxin and TCR Vaccines for clinical and commercial uses. Ridaura is manufactured by SmithKline (in final finished package form) under an agreement with an initial term through December 2001. Betamethasone mousse is manufactured for Connetics by CCL Pharmaceuticals. Gamma interferon is manufactured by Genentech and Parke-Davis. If the Company is unable to contract for manufacturing capabilities on acceptable terms, the Company's ability to conduct preclinical and human clinical testing will be adversely affected, resulting in the delay of submission of products for regulatory approval and initiation of new development programs, which in turn could impair materially the Company's competitive position and the possibility of the Company achieving profitability. In addition, some materials used in the Company's products may be available only from sole suppliers. Although neither the Company nor its contract manufacturers has experienced difficulty acquiring materials for the manufacture of its products for clinical trials, no assurance can be given that interruptions in supplies will not occur in the future, which could have a material adverse effect on the Company's ability to manufacture its products. There can also be no assurance that the Company will be able to manufacture any of its products on a commercial scale or at a competitive cost or in sufficient quantities. The Company currently is seeking additional clinical and commercial suppliers. There is no assurance that additional suppliers will be engaged by the Company or that the current manufacturers of relaxin can supply sufficient clinical quantities. Failure to obtain sufficient clinical or commercial quantities of relaxin or other products at acceptable terms would have a material adverse impact on the Company's attempts to complete its clinical trials, and obtain approval for and commercialize its products.

COMPETITION AND TECHNOLOGICAL CHANGE

         Other products and therapies currently exist on the market or are under development that could compete directly with some of the products that the
Company is marketing, or seeking to develop and market. There can be no assurance that the Company's products, even if successfully tested and developed, will be adopted by physicians over such other products, or that the Company's products will offer an economically feasible alternative to existing modes of therapy where they exist. In addition, a number of companies are currently seeking to develop new products and therapies to address diseases involving connective tissue, particularly in the field of rheumatoid arthritis, and the number of the Company's competitors in these markets could increase. The Company intends to compete on the basis of the effectiveness, quality and exclusivity of its products, combined with the effectiveness of its marketing and sales efforts. There can be no assurance that other products and therapies will not be developed that will either render the Company's proposed products obsolete or will have advantages outweighing those of the products and therapies that the Company is seeking to develop.

         With regard to Ridaura, there are numerous products on the market, and under development, for the treatment of rheumatoid arthritis. There can be no assurance that Ridaura will continue to be utilized by physicians over other rheumatoid arthritis products, or that Ridaura will continue to offer a cost-effective alternative to competing therapies. In addition, although the Company believes that there will be a continued role for products such as Ridaura, the market for rheumatoid arthritis will likely change based upon new product introductions, which could have a material adverse effect on the Company's sales of Ridaura.

         Many of the Company's existing or potential competitors, particularly large pharmaceutical companies, have substantially greater financial, technical and human resources than the Company. In addition, many of these competitors have more collective experience than the Company in undertaking preclinical testing and human clinical trials of new pharmaceutical products and obtaining regulatory approvals for therapeutic products. Accordingly, the Company's competitors may succeed in obtaining FDA approval for products more rapidly than the Company.

PRODUCT LIABILITY AND AVAILABILITY OF INSURANCE

         The Company faces an inherent business risk of exposure to product liability claims in the event that the use of its technology or potential products is alleged to have resulted in adverse effects. Such claims, even if successfully defended by the Company, could injure the Company's reputation. While the Company has taken, and intends to continue to take, what it believes are appropriate precautions to minimize exposure to product liability claims, there can be no assurance that it will avoid liability. The Company believes that it possesses product liability and general liability and certain other types of insurance customarily obtained by business organizations of its type. The Company intends to maintain insurance against product liability risks associated with the testing, manufacturing and marketing of its products. However, there can be no assurance that it will be able to obtain such insurance in the future, or that if obtained, such insurance will be sufficient.
Consequently, a product liability claim or other claims with respect to uninsured liabilities or in excess of insured liabilities could have a material adverse effect on the business or financial condition of the Company.

POTENTIAL EFFECTS OF OFFERING ON THE COMPANY'S STOCK PRICE

         The Common Stock offered hereby represents approximately 15.8% of the Company's total outstanding Common Stock as of November 14, 1997. The Company has no ability to control the timing or volume of resales of the Shares. If all or a substantial portion of the Shares offered hereby are resold within a short period of time, the market price for the Company's Common Stock could be materially and adversely affected.

DEPENDENCE ON KEY PERSONNEL

         The Company is dependent on the principal members of its scientific and management staffs (including Thomas G. Wiggans, its President and Chief Executive Officer), the loss of whose services might impede the achievement of development objectives. The Company does not maintain "key person" insurance on any of these individuals. In addition, the Company's potentially rapid growth and expansion into areas and activities requiring additional expertise, such as clinical trials, governmental approvals, manufacturing, sales and marketing, will increase burdens on the Company's management, operational and financial resources. Recruiting and retaining management, operational personnel and qualified scientific personnel to perform research and development work in the future will be critical to the Company's success. Although the Company believes it will continue to be successful in attracting and retaining skilled and experienced management and operational and scientific personnel, there can be no assurance that the Company will be able to attract and retain such personnel on acceptable terms given the competition for such personnel among numerous pharmaceutical and biotechnology companies, universities and other institutions.

UNCERTAINTY OF PHARMACEUTICAL PRICING AND REIMBURSEMENT; HEALTH CARE REFORM AND RELATED MATTERS

         The levels of revenues and profitability of pharmaceutical companies may be affected by the continuing efforts of governmental and third party payors to contain or reduce the costs of health care through various means. In both the United States and elsewhere, sales of prescription pharmaceuticals are dependent in part on the availability of reimbursement to the consumer from third party payors, such as government, employers and private insurance plans. Third party payors are increasingly seeking to reduce the costs of medical products and services and looking for improved cost/benefit relationships from the products and services they buy. If the Company or one of its potential marketing or strategic alliance partners succeeds in bringing one or more products based upon the Company's technology to the market, there can be no assurance of market acceptance of the Company's products or that these products will be considered cost-effective and that reimbursement to the consumer will be available or will be sufficient to allow the Company or its partner to sell such products on a competitive basis. Any inability of the Company or its potential partners to sell products developed using the Company's technology or in-licensed by the Company on a competitive basis would have a material adverse effect on the Company's business.

ENVIRONMENT AND CONTROLLED USE OF HAZARDOUS MATERIALS

         The Company is subject to federal, state and local laws and regulations governing the use, generation, manufacture, storage, discharge, handling and disposal of certain materials and wastes used in its operations, some of which are classified as "hazardous." There can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations as its research activities are increased or that the operations, business and future profitability of the Company will not be adversely affected by current or future environmental laws and regulations. Although the Company believes that its safety procedures for handling and disposing materials comply with such laws and regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company.

EFFECT OF CERTAIN ANTI-TAKEOVER PROVISIONS

         The Company's Board of Directors has the authority to issue up to 5,000,000 shares of undesignated Preferred Stock and to determine the rights, preferences, privileges and restrictions of such shares without further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely effected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock could have the effect of making it more difficult for third parties to acquire a majority of the outstanding voting stock of the Company. In April 1997, the Company's Board of Directors adopted a stockholder rights plan, which entitles existing stockholders of the Company to certain rights (including the right to purchase shares of Preferred Stock) in the event of an acquisition of 15% or more of the Company's outstanding common stock, or an unsolicited tender offer for such shares. The existence of the rights plan could delay, prevent, or make more difficult a merger or tender offer or proxy contest involving the Company.

         In addition, certain provisions of the Company's charter documents, including a provision eliminating the ability of stockholders to take actions by written consent, and of Delaware law could delay or make difficult a merger, tender offer or proxy contest involving the Company. Further, the Company's stock option and purchase plans generally provide for the assumption of such plans or substitution of an equivalent option of a successor corporation or, alternatively, at the discretion of the Board of Directors, exercise of some or all of the option stock, including non-vested shares, or acceleration of vesting of shares issued pursuant to stock grants, upon a change of control or similar event.

POSSIBLE VOLATILITY OF STOCK PRICE; LACK OF DIVIDENDS

         Prior to February 1996 there was no public market for the Common Stock of the Company. There can be no assurance that an active trading market will continue to be sustained or that the market price of the Common Stock will not decline below the its present market price. The market prices for securities of biotechnology companies have been highly volatile. Announcements regarding the results of regulatory approval filings, clinical studies or other testing, technological innovations or new commercial products by the Company or its competitors, government regulations, developments concerning proprietary rights or public concern as to safety of technology have historically had, and are expected to continue to have, a significant impact on the market prices of the stocks of biotechnology companies. For instance, in August 1997, the Company's trading price dropped approximately 46.7% the day the Company announced negative results from its Phase III clinical trial of gamma interferon for the treatment of atopic dermatitis. The trading price of the Common Stock could also be subject to significant fluctuations in response to variations in operating results. In addition, the Company has never paid cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future, but instead intends to retain future earnings for reinvestment in its business. The Company's credit agreement requires the approval of the Company's bank to declare or pay cash dividends.

                                   THE COMPANY

         The Company was incorporated in Delaware in February 1993 as Connective Therapeutics, Inc. and changed its name to Connetics Corporation in May 1997. The Company's principal executive offices are located at 3400 West Bayshore Road, Palo Alto, California 94303, and its telephone number is (650) 843-2800.

                                 USE OF PROCEEDS

         The net proceeds to the Company from the sale of the 1,750,000 shares of Common Stock offered hereby (at an assumed offering price of $3.00 per share) are estimated to be $4,950,000 after deducting estimated offering expenses of $300,000 and assuming that all shares offered hereby are sold.

         The Company expects to use the net proceeds, including the interest thereon, primarily to fund clinical development programs for relaxin and a high potency mousse product, to prepare for a potential product launch of betamethasone mousse and to continue research, development and testing of other products. After such uses, if proceeds remain available, up to $1,000,000 of the net proceeds may be used to make a $1,000,000 payment to SmithKline due in April 1998 under a Promissory Note issued in connection with the Ridaura acquisition. If further proceeds are available, the Company may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to those of the Company, although no portion of the net proceeds has been allocated for any specific acquisition. Remaining proceeds, if any, will be used for working capital, capital expenditures and general corporate purposes. Pending such uses, the Company intends to invest such funds in short-term, interest-bearing obligations of investment grade.

         The Company anticipates that its existing capital resources, together with the net proceeds of this offering, will enable it to maintain its current and planned operations through the fourth quarter of 1998. The Company's capital requirements may vary, however, depending upon numerous factors, including those described above. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                           PRICE RANGE OF COMMON STOCK

         The Company's  Common Stock  commenced  trading on the Nasdaq  National
Market under the symbol CNCT on February 1, 1996. The following table sets forth, for the periods indicated, the high and low sales prices per share of the Common Stock as reported on the Nasdaq National Market:

                     1997                                                                     High            Low
                     Fourth Quarter (through November 25, 1997)....................          $ 4.25         $ 2.57
                     Third Quarter.................................................            9.50           3.50
                     Second Quarter................................................            7.88           6.00
                     First Quarter.................................................            8.00           6.63
                     1996
                     Fourth Quarter................................................          $ 8.75         $ 6.50
                     Third Quarter.................................................           10.25           5.75
                     Second Quarter................................................           11.00           7.75
                     First Quarter (from February 1, 1996).........................           11.25           8.00


         The last reported sale price of the Common Stock on the Nasdaq National Market on November 25, 1997 was $2.57. As of October 31, 1997, there were approximately 191 stockholders of record of the Company's Common Stock.

                                 DIVIDEND POLICY

         The Company has never paid cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future, but intends instead to retain future earnings for reinvestment in its business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant. The Company's credit agreement requires the approval of the Company's bank to declare or pay cash dividends.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company at September 30, 1997, as adjusted to reflect the sale of 1,750,000 shares of Common Stock offered hereby and the application of the net proceeds therefrom as described under "Use of Proceeds."

                                                                                          September 30, 1997
                                                                                          ------------------
                                                                                        Actual      As Adjusted
                                                                                        ------      -----------
                                                                                            (In thousands)

Noncurrent portion of capital lease obligations, capital loans and long-term debt..     $ 1,302       $ 1,302
Other long-term liabilities........................................................       6,187         6,187
Redeemable convertible preferred stock, Series A...................................       1,650         1,650
Stockholders' equity:
   Preferred Stock,  $0.001 par value;  5,000,000 shares authorized;  redeemable convertible  Preferred  Stock,  Series A, 165 shares issued and  outstanding, actual;  5,000,000  shares Series B  Participating  Preferred  Stock,  90,000
   shares designated, no shares issued and outstanding, as adjusted................          --            --
   Common Stock, $0.001 par value; 50,000,000 shares authorized, 11,075,654 shares
   issued and outstanding, actual; and 12,825,654 shares issued and outstanding, as          11            13
   adjusted (1)....................................................................
Additional paid in capital.........................................................      72,348        77,296
Notes receivable from stockholders.................................................         (75)          (75)
Deferred compensation..............................................................        (891)         (891)
Deficit accumulated during the development stage...................................     (60,963)      (60,963)
Treasury stock, at cost                                                                     (46)          (46)
                                                                                        -------       -------
   Total stockholders' equity......................................................      10,384        15,334
                                                                                        -------       -------
      Total capitalization.........................................................     $19,523       $24,473
                                                                                        =======       =======

----------

(1) Excludes 1,508,156 shares subject to outstanding options at a weighted average exercise price of $2.63 per share, 215,429 shares available for future issuance under the Company's 1994 Stock Plan as of September 30, 1997, and 1,289,194 shares of Common Stock reserved for issuance upon exercise of warrants at a weighted average exercise price of $8.79 per share. Also excludes 75,524 shares of Common Stock reserved for issuance under the Company's 1995 Employee Stock Purchase Plan and 150,000 shares reserved for issuance under the Company's 1995 Directors' Stock Option Plan.

                                    DILUTION

         The net tangible book value (deficit) of the Company at September 30, 1997 was $(3,403,000), or $(0.31) per share. Net tangible book value (deficit) per share is determined by dividing the net tangible book value of the Company
(total tangible assets less total liabilities) by the number of shares of Common
Stock outstanding. Without taking into account any changes in net tangible book value after September 30, 1997, other than to give effect to the sale of the 1,750,000 shares of Common Stock offered hereby (at an assumed public offering price of $3.00 per share) and the application of the net proceeds therefrom, the pro forma net tangible book value of the Company at September 30, 1997 would have been $1,547,000, or $0.12 per share. This represents an immediate increase in net tangible book value of $0.43 per share to existing stockholders and an immediate dilution in net tangible book value of $2.88 per share to new investors. The following table illustrates this dilution per share:


Assumed Public offering price per share.................................................                       $3.00
  Net tangible book value (deficit) per share as of September 30, 1997..................     $(0.31)
  Increase in net tangible book value per share attributable to new investors...........       0.43
                                                                                               ----
Pro forma net tangible book value after offering........................................                        0.12
                                                                                                               -----
Dilution per share to new investors.....................................................                       $2.88
                                                                                                               =====

         The following table sets forth on a pro forma basis as of September 30, 1997 the differences between the number and percentage of shares of Common Stock purchased from the Company, the total consideration (at an assumed public offering price of $3.00 per share) and percentage of total consideration paid to the Company and the average price per share paid by existing stockholders and by new investors:


                                              Shares Purchased           Total Consideration        Average Price
                                             Number       Percent        Amount         Percent       Per Share
                                             ------       -------        ------         -------       ---------
Existing stockholders..................     11,075,654         86%     $75,314,447          93%          $6.80
New investors..........................      1,750,000         14%       5,250,000           7%           3.00
                                            ----------        ----     -----------
          Total........................     12,825,654        100%     $80,564,447         100%
                                            ==========        ====     ===========         ====

         The foregoing tables do not assume the exercise of outstanding options or warrants. At September 30, 1997, there were outstanding options to purchase 1,508,156 shares of Common Stock under the Company's 1994 Stock Plan, at a weighted average exercise price of $2.63 per share and outstanding warrants to purchase 1,289,194 shares of Common Stock at a weighted average exercise price of $8.79 per share. In addition, as of September 30, 1997, an aggregate of 335,953 shares of Common Stock were available for future issuance under the 1994 Stock Plan, the 1995 Employee Stock Purchase Plan and the 1995 Directors' Stock Option Plan. To the extent that any of these options or warrants or additional options or warrants are exercised, there will be further dilution to new investors. See "Management -- Stock Plans" and Notes 9 and 10 of Notes to Financial Statements.

                             SELECTED FINANCIAL DATA
               (In thousands, except share and per share amounts)

         The  following  selected  financial  data  for the  three  years  ended
December  31,  1996 and for the  period  from  inception  (February  8, 1993) to
December 31, 1993 are derived from the audited financial statements of Connetics
Corporation, which have been audited by Ernst & Young LLP, independent auditors.
The financial data for the nine month periods ended  September 30, 1997 and 1996
is  derived  from  unaudited  financial  statements.   The  unaudited  financial
statements  include all adjustments,  consisting of normal  recurring  accruals, which Connetics  Corporation  considers necessary for a fair presentation of the financial position and the results of operations for these periods.

         Operating  results for the nine months ended September 30, 1997 are not necessarily  indicative  of the results that may be expected for the entire year ending  December  31,  1997.  The data  should be read in  conjunction  with the
consolidated   financial   statements,   related  notes,   and  other  financial
information included herein.



                                            Period
                                             from
                                           inception                                                       Nine           Nine
                                          (February                                                        Months         Months
                                           8, 1993)                 Years Ended December 31,               Ended          Ended
                                          to December    --------------------------------------------     September      September
                                          31, 1993          1994             1995           1996          30, 1996       30, 1997
                                         ------------    ------------    ------------    ------------    ------------  -------------
Statement of Operations Data:
Product revenues                         $     --        $     --        $     --        $      428      $     --       $     5,053

Operating costs and expenses:
     Cost of product sales                     --              --              --              --              --               815
     License amortization                      --              --              --               594            --             5,344
     Research and development                   836           6,436           8,271          13,161           9,221          14,731
     General and administrative                 240           1,317           2,113           5,434           3,419           6,599
Total operating cost and expenses             1,076           7,753          10,384          19,189          12,640          27,489

Loss from operations                         (1,076)         (7,753)        (10,384)        (18,761)        (12,640)        (22,436)

Interest income (expense), net                   (2)            (97)             12             247             165            (604)

Net loss                                 $   (1,078)     $   (7,850)     $  (10,372)     $  (18,514)     $  (12,475)    $   (23,040)

Net loss per share                                                                       $    (2.71)     $    (1.91)    $     (2.31)
Shares used to calculate net loss
    per share                                                                             6,824,668       6,524,574      10,034,185
Pro forma net loss per share                                                 $(1.79)
Shares used to calculate pro forma net                                    5,778,372
    loss per share

Balance Sheet Data:
Cash, cash equivalents and short-term    $      729      $    1,287      $    9,023      $   24,554      $   20,340     $    14,140
    investments
Working capital                                (147)           (979)          5,844          14,904          15,263           1,854
Total assets                                    930           2,901          11,796          47,922          22,632          33,839
Notes payable                                  --             1,350           2,205            --              --              --
Non-current portion of capital lease
    obligations, capital loans and               13             829           4,933           3,062           3,508           1,302
    long-term debt
Other long-term liabilities (1)                --             1,293           1,262          10,858           1,184           6,187
Redeemable convertible preferred stock         --              --              --             2,000            --             1,650
Total stockholders' equity (net                 (60)         (2,919)             63          21,800          12,707          10,384
    capital deficiency)

(1)  See Note 5 of Notes to Financial statements for a description of the Company's other long-term liabilities.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

         Connetics Corporation acquires, develops and markets products in the areas of rheumatology and dermatology. The Company acquired the U.S. and Canadian rights to Ridaura(R) (auranofin), a treatment for rheumatoid arthritis, from SmithKline Beecham Corporation and related entities ("SmithKline") in December 1996. Under a related Transitional Services Agreement, customer orders and distribution for Ridaura will continue to be managed by SmithKline through 1997. The Company's products under development include betamethasone mousse for the treatment of scalp psoriasis and other dermatoses; ConXn(TM) (relaxin) for the treatment of scleroderma and other fibrotic disorders; T-cell Receptor (TCR) peptide vaccines for the treatment of multiple sclerosis and rheumatoid arthritis; and gamma interferon for the treatment of keloids. The Company's stockholders approved a change of the Company's name from "Connective
Therapeutics,  Inc." to  "Connetics  Corporation"  at its annual  meeting in May
1997.

         There can be no assurance that any of the Company's potential products will be successfully developed, receive the necessary regulatory approvals or be successfully commercialized.

         The Company has financed its operations primarily through the private sale and issuance of equity securities. Additional cash has been received in connection with certain credit financing arrangements. To date, substantially all of the Company's expenditures have been for research and development activities. The Company has incurred operating losses since its inception and had an accumulated deficit of $61.0 million at September 30, 1997. The Company will require additional funds to complete the development of its products and to fund operating losses which are expected in the next several years. Other than Ridaura, the Company does not expect its products to be commercialized for the next several years.

Results of Operations

Nine Months Ended September 30, 1997 and 1996

         The Company's revenues, derived from the sales of Ridaura, were $5.1 million for the nine months ended September 30, 1997. The Company had no revenue for the same periods in 1996, as all of its products were in development stage. The Company's revenues from Ridaura sales to date have been somewhat below the Company's preliminary projections at the time of its acquisition of Ridaura.

         Under Transitional Services and Supply agreements between SmithKline and the Company, entered into in conjunction with the acquisition of Ridaura, SmithKline will manufacture and supply Ridaura in final package form through December 2001 and manage distribution of the product, with no additional consideration for performing such services, through December 1997. The Company is currently in the process of finalizing a distribution arrangement with CORD Logistics, Inc. ("CORD") under which CORD will manage customer orders and distribution of Ridaura and any other future products of the Company effective January 1998. As a result, the Company will begin to incur distribution costs starting January 1998 currently estimated to be approximately three percent of net revenue.

         The Company's cost of product sales includes the cost of Ridaura purchased from SmithKline and a percentage royalty cost based on product sales. For the nine months ended September 30, 1997, the Company recorded $0.8 million in cost of product sales and recorded amortization expense of $5.3 million associated with the acquisition of product rights to Ridaura. No product cost was recorded for the nine months ended September 30, 1996 as the Company was still in development stage without any revenue generating product.

         Research and development expenses were $14.7 million for the nine months ended September 30, 1997, compared to $9.2 million for the same period in 1996. The $5.5 million increase in research and development expenses was primarily due to the 555 patient Phase III clinical trial of gamma interferon for the treatment of atopic dermatitis, the 64-patient Phase II clinical trial of ConXn(TM) for the treatment of scleroderma, the 100-patient Phase I/II clinical trial of TCR peptide vaccines for the treatment of multiple sclerosis, the 40-patient Phase II clinical trial of gamma interferon for the treatment of keloids and the 190-patient Phase III clinical trial of betamethasone mousse for the treatment of scalp psoriasis, all of which commenced subsequent to June 1996. Research and development expenses are expected to continue to decrease over the next quarter due to the completion of current clinical trial activities including the suspension of any further activities associated with gamma interferon for the treatment of atopic dermatitis. However the decrease could be offset by unanticipated additional expenses of on-going trials or by possible acquisition of new technologies and products and initiation of new clinical trials.

         Selling, general and administrative expenses increased to $6.6 million for the nine months ended September 30, 1997, from $3.4 million for the same period in 1996. The increase was primarily due to the establishment of a new sales and marketing organization, costs associated with the re-launching of Ridaura, increases in personnel in the general and administrative functions, and legal expenses associated with operating as a public company. Selling, general and administrative expenses are expected to increase primarily due to increased staffing of the sales organization and costs associated with marketing Ridaura.

         Interest income decreased to $714,000 in the nine months ended September 30, 1997, from $914,000 for the same period in 1996, due to lower average cash and investment balances held by the Company. Interest earned in the future will depend on Company funding cycles and prevailing interest rates. Interest expense increased to $1,318,000 for the nine months ended September 30, 1997, from $749,000 for the same period in 1996. The increase in interest expense during 1997 was due to imputed interest expense of $830,000 attributable to the non-interest bearing $11.0 million promissory note payable to SmithKline as partial consideration for the acquisition of U.S. and Canadian rights to Ridaura. This was offset in part by lower interest expense associated with lower balances outstanding for obligations under capital leases and loans, and notes payable.

         The Company incurred a net loss of $23.0 million in the nine months ended September 30, 1997, compared with $12.5 million for the same period in 1996. The increase of $10.5 million in net loss was primarily due to a higher level of product development activities and Ridaura-related sales and marketing expenses, amortization costs and imputed interest expenses. The increase in net loss was offset in part by revenue generated from the sale of Ridaura less cost of product sold. The Company expects to incur additional losses over the next few years and losses are expected to fluctuate from period to period based on timing of product revenues, clinical material purchases, possible acquisitions of new products and technologies, scale-up activities and clinical activities.

Years Ended December 31, 1996, 1995 and 1994

         The Company recorded its first revenues in December 1996, for a total of $428,000, due to the initial product sales of Ridaura. In addition, the Company also recorded amortization cost of $594,000 in December 1996 associated with the acquisition of product rights to Ridaura from SmithKline. The Company has determined the useful life of the asset to be three years based on information regarding products currently in the Company's development pipeline, competitive products, the off-patent position of Ridaura and expected future revenues from Ridaura sales.

         Research and development expenses were $13.2 million, $8.3 million and $6.4 million for the years ended December 31, 1996, 1995 and 1994, respectively. The increase in research and development expenses in 1996 over 1995 was primarily attributable to significant increases in personnel staffing particularly related to clinical development, commencement of a Phase III clinical trial of gamma interferon for the treatment of atopic dermatitis, a Phase II clinical trial of gamma interferon for the treatment of keloids, a Phase II clinical trial of ConXn(TM) for the treatment of scleroderma and a Phase I/II clinical trial of TCR Peptides for the treatment of multiple sclerosis, and increased outside services required to support operations. The research and development spending increase in 1995 over 1994 was primarily due to devoting additional resources to commence the initiation of a Phase I/II clinical trial of ConXn(TM) for scleroderma, the production of clinical supplies and increased outside services required to support operations. The factors contributing to increases in spending were partially offset by decreases in technology acquisition costs from $1.9 million in fiscal 1994, to $0.9 million and $35,000 for 1995 and 1996, respectively. Research and development expenses are expected to continue to increase due to continued expansion of development activities, including progression in advanced-stage clinical trials, and possible acquisition of new technologies and products.

         General and administrative expenses were $5.4 million. $2.1 million and $1.3 million for the year-ended December 31, 1996, 1995 and 1994, respectively. The increase in general and administrative expenses from 1995 to 1996 was primarily due to increased support costs associated with operating as a public company (including costs related to strengthening the senior management team), professional fees and expenses associated with the acquisition of Ridaura, and other business development expenses. The increase from 1994 to 1995 was primarily due to increases in staffing and business development expenses. General and administrative expenses are expected to continue to increase primarily due to expanded business development efforts and the creation of a marketing and sales organization.

         Interest income was $1.2 million, $0.4 million and $38,000 for the years ended December 31, 1996, 1995 and 1994, respectively. The increase in interest income in 1996 over 1995 was due to higher invested cash balances from proceeds of the Company's initial public offering and two private placements of equity securities. The increase in 1995 from 1994 was due to higher balances in cash and cash equivalents. Interest earned in the future will depend on Company funding cycles and prevailing interest rates. Interest expense increased to $0.9 million for the year ended December 31, 1996, from $0.4 million and $0.1 million in 1995 and 1994, respectively, due to increased balances outstanding for obligations under capital leases and loans, and notes payable.

         The Company incurred net losses of $18.5 million, $10.4 million and $7.9 million for the years ended December 31, 1996, 1995 and 1994, respectively, primarily due to its development stage activities. The Company expects to incur substantial additional losses over the next few years and losses are expected to fluctuate from period to period based on timing of product revenues, clinical material purchases, possible acquisitions of new products and technologies, scale-up activities and clinical activities.

         For income tax purposes, the Company had a federal net operating loss carryforward as of December 31, 1996, of approximately $32.4 million available to offset future taxable income, if any. The net operating loss carryforward will expire at various dates beginning from 2008 through 2011, if not utilized. Utilization of the net operating losses and credits may be subject to substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilizations. (See Note 14 of Notes to Financial Statements)

Liquidity and Capital Resources

         The Company has financed its operations to date primarily through private sales of equity securities, proceeds from its initial public offering in February 1996 and three self-managed financings, two in December 1996 and one in May 1997.

         Working capital decreased by $13.0 million to $1.9 million at September 30, 1997 from $14.9 million at December 31, 1996; cash, cash equivalents and short-term investments decreased by $10.5 million to $14.1 million at September 30, 1997 from $24.6 million at December 31, 1996. The decrease in cash, cash equivalents and short-term investments resulted primarily from a $3.0 million payment to SmithKline for rights to Ridaura made in January 1997, $0.5 million in consulting and legal fees associated with the acquisition of Ridaura, and $18.7 million in operating expenses of which approximately $9.7 million relates to clinical trial activities and $1.8 million relates to sales and marketing activities. Partially offsetting the decrease during the nine-month period ended September 30, 1997 was $3.2 million cash generated from Ridaura product sales (net of product costs) and $10.9 million cash generated from the sale of the Company's common stock to certain accredited investors in May 1997. The decrease in working capital was the result of lower cash, cash equivalents and short-term investments, the now current portion of capital loans, long-term debt and a note payable due to SmithKline in 1998 for rights to Ridaura, offset in part by lower accounts payable, accrued process development expenses and higher receivable balance. The decrease in accounts payable and accrued process development expenses of $2.5 million during the nine-month period ended September 30, 1997 was due to payments of $3.0 million to SmithKline and $0.7 million for gamma interferon material associated with the Phase III clinical trial, offset in part by higher clinical trial activities.

         Receivables at September 30, 1997 increased by $1.5 million to $1.9 million, compared with $0.4 million at December 31, 1996 as a result of increased sales of Ridaura. Total receivables for the nine months ending September 30, 1997 was $4.8 million of which $2.8 million has been collected since September 30, 1997.

         For the nine months ended September 30, 1997, expenditures for equipment and leasehold improvement totaled $0.8 million of which approximately $0.3 million was financed through a capital loan arrangement. Total additions for property and equipment for the period from inception to December 31, 1996 totaled $2.5 million of which $2.3 million have been financed through capital lease and loan arrangements. At September 30, 1997, the Company had invested $3.3 million in property and equipment, and had approximately $0.6 million available for borrowing under its capital loan arrangement.

         At September 30, 1997, the Company had an aggregate of $16.3 million in future obligations of principal payments under capital leases, loans, long-term debt and other obligations, of which $8.8 million is to be paid within the next year. On November 13, 1997, the Company amended a non-interest bearing $11.0 million promissory note with SmithKline. The amendment allows the Company to defer the first $6.0 million installment payment, originally due in January 1998, to April 1998, October 1998, and January 1999 with payments of $1.0 million, $1.5 million and $3.5 million, respectively. The Company is required to pay interest on the principal amount outstanding of the $6.0 million from January 1, 1998 through January 4, 1999 at prime rate plus 2%. The second installment payment of $5.0 million under the note, also due January 1999, remains unchanged.

         The Company has a Structured Equity Line Flexible Financing Agreement (the "Equity Line Agreement") with Kepler Capital LLC ("Kepler") that allows the Company to access up to $25 million through sales of its Common Stock. The equity line will be available for a three-year period beginning on or before December 1, 1997. The Equity Line Agreement provides that the Company can, at its option, obtain from $500,000 to $2,000,000 at any one time through a sale of its Common Stock to Kepler, subject to the satisfaction of certain conditions, including registration of shares for resale, minimum volume requirements, and a minimum trading price of $7.00 per share over a specified period. In addition, the Company must sell $500,000 of its Common Stock from time to time if the price per share exceeds $10.00 and minimum volume requirements are met. Since the Company's trading price is currently below the $7.00 minimum price requirement, the Company is presently unable to draw under the equity line.

         The Company believes that its existing cash and cash equivalents, short-term investments, cash generated from the sale of Ridaura, cash expected to be raised through this offering and funds available under the capital loan, will be sufficient to fund the Company's operating expenses, debt obligations and capital requirements through the fourth quarter of 1998. If this offering is not successful, the Company's currently available financial resources will be sufficient to fund the Company's operating expenses, debt obligations and capital requirements through the second quarter of 1998. The Company's future capital uses and requirements depend on numerous factors, including the progress of its research and development programs, the progress of clinical and advanced-stage clinical testing, the time and costs involved in obtaining regulatory approvals, the cost of filing, prosecuting, and enforcing patent claims and other intellectual property rights, competing technological and market developments, the ability of the Company to establish collaborative arrangements, the level of product revenues, the possible acquisition of new products and technologies, and the development of commercialization activities, and therefore such capital uses and requirements may increase in future periods. As a result, the Company will require substantial additional funds prior to reaching profitability and may attempt to raise additional funds through equity or debt financings, collaborative arrangements with corporate partners or from other sources. Other than the Equity Line Agreement (which is presently unavailable), the Company currently has no commitments for any additional financings, and there can be no assurance that additional funding will be available for the Company to finance its ongoing operations on acceptable terms if at all. The inability to obtain sufficient funds may require the Company to delay, scale back or eliminate some or all of its research and product development programs, to limit the marketing of its products or to license third parties the rights to commercialize products or technologies that the Company would otherwise seek to develop and market itself.

                                    BUSINESS

BACKGROUND

         Connective tissue is composed of cells (such as fibroblasts) and the extracellular matrix (such as collagen-containing fibers) produced by these cells. Organs of the body such as lungs, kidneys and skin function normally in part because of the precise three-dimensional arrangement of specialized cells within a connective tissue framework. Alterations in this framework affect organ function.

DISEASES INVOLVING CONNECTIVE TISSUE

         Inflammation

         Inflammation is a natural response to tissue injury and is necessary for normal healing. During normal wound healing, tissue repair follows an orderly progression of immune cell infiltration, new blood vessel formation and connective tissue deposition and remodeling. Under abnormal conditions, inappropriate regulation of the immune cells results in either local or widespread tissue injury. Many disorders associated with inflammation occur in response to an unknown stimulus that misdirects the inflammation process against normal tissue. This lack of appropriate regulation generally results in chronic, progressive disease conditions that may ultimately lead to dysfunction or destruction of the affected organ system.

         Abnormal Remodeling

         Connective tissue undergoes constant turnover through a normal remodeling process that links the breakdown of the collagen-based extracellular matrix with the synthesis of new collagen. The body's ability to regulate this process normally keeps the amount of connective tissue, which is 95% collagen, in balance. When this balance is broken, as in the case of certain chronic diseases, the result can lead to the increase in or breakdown of collagen. Both excessive formation or destruction of connective tissue can result in serious disease. There is currently no approved therapy that has been documented to have significant beneficial effect on the clinical course of abnormal remodeling.

         As an example,  the  overproduction  of  collagen  can result in keloid formation, hypertrophic scarring and severe systemic disorders, such as scleroderma and pulmonary fibrosis. Keloids and hypertrophic scars are abnormal healing responses that occur in the skin, resulting in large, painful, elevated scars that are unattractive in appearance. There are approximately 300,000 patients treated by dermatologists and plastic surgeons for keloids every year. Scleroderma is one of the most serious diseases involving the uncontrolled formation of connective tissue. Approximately 300,000 individuals, primarily women, suffer from various forms of this disease, with approximately 60,000 having severe or systemic sclerosis with diffuse scleroderma. In its most severe form, the disease has a five year mortality rate in 50-70% of cases. In the United States, scleroderma is primarily treated by rheumatologists in the United States. Currently there is no cure for this often fatal disease and few therapies ease the pain and suffering of scleroderma patients. Pulmonary fibrosis represents a group of diseases associated with chronic inflammation and increase in fibrotic tissue in the walls of the alveolar spaces in the lung. Ultimately, these diseases result in scarring of lung tissue, impairment of lung function, and in many cases, death. Approximately 144,000 individuals suffer from pulmonary fibrosis. Pulmonary fibrosis is primarily treated by pulmonologists, oncologists and rheumatologists.

         Autoimmune Disorders

         Connective tissue can also be destroyed by various T cell-mediated autoimmune diseases. Autoimmune diseases are generally believed to result from an inappropriate response of the immune system. The immune system is the body's major biological defense mechanism, first distinguishing antigens (foreign substances) from the body's tissue and then eliminating a wide variety of disease-causing pathogens, such as bacteria and viruses. A major component of this system is T cells. In many autoimmune diseases, these T cells go awry and attack the body's healthy tissues. There is mounting evidence that these disease-causing T cells are concentrated at the disease site, where they initiate signals leading to tissue destruction. The mechanism responsible for causing these T cells to attack healthy tissue has, for the most part, not been identified. Autoimmune diseases can attack virtually any tissue or organ of the body, are often debilitating and can be fatal.

         For example, rheumatoid arthritis is an autoimune disease that attacks the connective tissue in the joints. Rheumatoid arthritis is a chronic disease in which the body's immune system leads to an attack on synovial tissue, resulting in progressive, painful inflammation and destruction of the joints. In advanced stages of the disease, symptoms include severe pain, body disfigurement and loss of mobility. It is estimated that between one and two percent of the adult U.S. population, or more than two million individuals, have rheumatoid arthritis. Women are three times more susceptible than men. No current therapy cures the disease and often its progression cannot be stopped. The efficacy of currently used drugs tends to be directly correlated with systemic toxicity. Rheumatoid arthritis is primarily treated by rheumatologists. Another example of an autoimmune disease is multiple sclerosis, a chronic inflammatory disease of the central nervous system in which the body's immune system attacks myelin, a substance that encircles and insulates nerve fibers. Multiple sclerosis can result in impaired mobility, visual impairment, slurred speech, poor bladder control, sexual dysfunction and, ultimately, confinement to a wheelchair. Approximately 250,000 persons suffer from multiple sclerosis in the United States. Multiple sclerosis is primarily treated by neurologists. However, none of the currently available treatments address the underlying cause of the disease.

CONNETICS STRATEGY

         The key elements of the Company's strategy include:

         - Focus on the Treatment of Serious and Chronic Diseases Involving Connective Tissue. The Company's products and technologies are initially focused on the treatment of diseases involving connective tissues caused by inflammation, abnormal remodeling and autoimmune disorders. These diseases include serious skin and skin structure diseases such as keloids, scleroderma, organ fibroses, rheumatoid arthritis and multiple sclerosis. Although individually these diseases have been the subject of many research programs, no concentrated effort has been aimed at the market segment as a whole, representing significant and currently underserved opportunities. The Company believes that its focus on diseases involving connective tissue, combined with its technological and marketing expertise, maximizes the likelihood of success in rapidly developing and effectively commercializing products.

         - Develop a Marketing Organization Targeting Rheumatologists and Dermatologists. The Company is targeting its initial commercial activities at rheumatologists and dermatologists, which can be served by a focused, specialized marketing organization. Scalp psoriasis and skin dermatoses, betamethasone mousse's target indications, and keloids, gamma interferon's lead indication, are treated primarily by dermatologists. Scleroderma, ConXn(TM)'s lead indication, and rheumatoid arthritis, treated by Ridaura, and for which TCR Vaccines are being developed, are primarily treated by rheumatologists. With the acquisition of rights to Ridaura, an established treatment for rheumatoid arthritis, the Company was able to enter the U.S. and Canadian rheumatology market in December 1996. As such, the Company's strategy is to target its marketing activities to the approximately 3,000 rheumatologists and 7,000 dermatologists practicing in the United States. In addition, because these rheumatologists and dermatologists are primarily concentrated in major metropolitan areas, they can be effectively served by a relatively small sales force.

         - In-License Development Stage and currently Marketed Products. The Company expects to continue to in-license and acquire rights to development products and currently marketed products for the treatment of diseases involving skin and connective tissue. To date, the Company has in-licensed both gamma interferon and relaxin from Genentech, and has acquired rights to TCR vaccines technology primarily from Genentech and XOMA corporation, exclusive license rights to betamethasone mousse and the mousse delivery technology from Soltec
Research PTY Ltd., and exclusive U.S. and Canadian rights to Ridaura from SmithKline. Increasing consolidation in the pharmaceutical and biotechnology industries and continuing changes in the health care system are changing the way therapeutic products are developed and marketed. As a result, the Company believes there are significant opportunities to in-license or acquire additional products from pharmaceutical companies that are not being developed or optimally promoted by these companies or do not fit in the present business strategy of such companies, or from research and academic institutions. The Company believes it is well-positioned to expand its product portfolio by licensing such products because of its market focus, complementary products in development and relevant management experience in product development and marketing. The Company believes that this strategy can result in accelerated development and commercialization of novel products to treat serious diseases involving connective tissue at significantly lower capital requirements than most biotechnology companies while minimizing the company's exposure to the risks inherent in drug discovery and basic research.

         - Leverage Product Development and Commercialization Expertise. The Company is leveraging its product pipeline by developing its products for multiple indications targeted at its strategic markets. In addition, the Company believes certain of its products can be developed for significant markets and high-value opportunities outside its strategic markets. Such uses include burn scarring and infertility for ConXn(TM), and inflammatory bowel disease and type I diabetes for TCR vaccines. To target such uses, the Company plans to either retain such products in-house or license them to third parties.

         - Utilize Corporate Partnerships to Pursue Additional Markets. In its strategic markets, the Company plans to retain commercial rights to its products in North America and to enter into corporate partnerships with respect to additional market segments in North America and international markets. This strategy will allow the Company to pursue additional therapeutic markets, offset near term development costs and enter international markets. The Company intends to pursue collaborative relationships to provide funding and consulting support for the Company's research and development programs and to assist in the clinical and regulatory development and commercialization of specific products outside of North America.

         - Minimize Drug Discovery and Manufacturing Costs. The Company has sought to minimize the costs of drug discovery and manufacturing by in-licensing later-stage development and currently marketed products, outsourcing manufacturing and utilizing research collaborators and consultants. To date, the Company's clinical supplies have been manufactured by third parties on a contract basis. The Company also initially intends to use third parties for the manufacture of its commercial products, including Ridaura, which is being manufactured for the Company by SmithKline through December 2001. The Company believes it will be able to minimize costly infrastructure by continuing to use external resources where appropriate.

PRODUCT DEVELOPMENT

         The  Company  has  products  in  various   stages  of   development  as
illustrated in the table below:

PRODUCT                                 INDICATION                             DEVELOPMENT STATUS

ConXn(TM)                               Scleroderma                            Pivotal Trial (to begin in 1998)
                                        Organ Fibrosis                         Pre-clinical
                                        Infertility                            Pre-clinical
TCR Peptide Vaccine                     Multiple Sclerosis                     Phase I/II
                                        Rheumatoid Arthritis                   Phase I
Betamethasone Mousse                    Psoriasis                              NDA to be filed in 1998
High-potency Steroid Mousse             Severe Psoriasis / Skin Dermatoses     Phase III (to begin in 1998)
Gamma Interferon                        Keloids                                Phase II
                                        Atopic Dermatitis                      Phase III completed; data analysis on-going

         ConXn(TM) Development Program

         ConXn(TM) is a naturally occurring peptide hormone that promotes remodeling of connective tissues. Research by two of the Company's founders and their colleagues has shown that ConXn(TM) can inhibit excessive connective tissue formation and promote connective tissue remodeling through at least three mechanisms: inhibiting the production of collagen by fibroblasts, increasing the production of collagenase (the enzyme that breaks down collagen) and decreasing the production of TIMP (a protein that blocks collagenase action). These results have been confirmed by in vitro studies and in vivo animal models of human disease. ConXn(TM) can now be produced in significant quantities by outside contractors using the Company's recombinant manufacturing techniques. Connetics is currently developing the recombinant form of ConXn(TM) for use in the treatment of scleroderma and other fibrotic conditions, including various organ fibroses and in vitro fertilization.

         Scleroderma. Scleroderma, also called systemic sclerosis in its advanced stages, is a generalized disorder of connective tissue characterized clinically by thickening and fibrosis of the skin and internal organs, including the heart, lungs, kidneys and gastrointestinal tract. Although the underlying cause of this disease is unknown, the overproduction and accumulation of collagen and other extracellular matrix proteins in skin and other organs often leads to severe and painful disfigurement, quality of life impairment, dysfunction of vital organs and death. There are in excess of 300,000 individuals suffering from scleroderma, of which approximately 60,000 to 80,000 have the most severe form. In the most severe form, the disease has a five-year mortality rate of 50-70%. There are no effective treatments for this disease; current therapies are directed to alleviating the symptoms of the disease, not the underlying cause.

         In 1995, the Company completed a Phase I/II clinical trial for recombinant human ConXn(TM) in patients with scleroderma. This study examined the safety and pharmacokinetics of continuous subcutaneous infusion of ConXn(TM) for 28 days at five different dose levels compared to placebo. Thirty patients with a history of at least two years with systemic sclerosis were enrolled in a randomized, double-blind, placebo-controlled trial. Administration of ConXn(TM) was well tolerated through 28 days at all dose levels. In addition, during global assessments performed at the end of the study, ten of 20 patients receiving ConXn(TM) reported improvement versus two of ten patients receiving placebo. No serious adverse events were observed and no patients dropped out of the study. These safety and pharmacokinetic observations support continued clinical evaluation of ConXn(TM) for the treatment of scleroderma.

         In June 1997, the Company released clinical data from its Phase II clinical trial. The double-blind, placebo-controlled study involved 64 patients randomized into one of two treatment groups (25 or 100 ug/kg/day), or placebo. In the group receiving a dose of 25 ug/kg/day, statistical significance was found in skin score improvement, the primary clinical endpoint, and positive trends were seen in all twelve other parameters. As suggested by previous studies, the higher dose had no effect on the treatment group compared to placebo. Based upon these results, and a meeting with the Food and Drug Administration, the Company plans to begin a pivotal trial of ConXn(TM) for the treatment of scleroderma in 1998.

         The Company has been granted Orphan Drug Status for ConXn(TM) for treatment of progressive systemic sclerosis, a severe form of scleroderma. In the United States, the Orphan Drug Act of 1983 provides incentives to drug manufacturers to develop and manufacture products for the treatment of rare diseases, currently defined as diseases that affect fewer than 200,000 individuals in the United States, or for a disease that affects more than
200,000 individuals in the United States where the sponsor does not realistically anticipate its product becoming profitable. Under the Orphan Drug Act, a manufacturer of a designated orphan product can seek certain tax benefits, and the holder of the first FDA approval of a designated orphan product will be granted a seven-year period of marketing exclusivity for that product for the orphan indication. While the marketing exclusivity of an orphan drug would prevent other sponsors from obtaining approval of the same product for the same indication, it would not prevent other types of products from being approved for the same use. The U.S. Congress has considered and may consider in the future, legislation that would restrict the duration of the market exclusivity of an orphan drug and, thus, there can be no assurance that the benefits of the existing statute will remain in effect.

         In addition to scleroderma, the Company believes ConXn(TM) may have potential in organ fibroses, such as pulmonary fibrosis. Pulmonary fibrosis, also known as interstitial lung disease, represents a group of diseases associated with chronic inflammation and excessive production of collagen in the walls of the alveolar spaces in the lung. Approximately 144,000 individuals in the United States suffer from this disease. In the case of idiopathic pulmonary fibrosis the underlying cause of the fibrosis is unknown, while other cases may be associated with another disease process, such as scleroderma, or due to exposure to toxic drugs or environmental agents. Current therapy for pulmonary fibrosis consists of corticosteroids and cytotoxic drugs such as cyclophosphamide, which, when utilized, are largely ineffective.

         Also, based upon work done by Company scientists and external collaborators, relaxin appears to have an effect on endometrial blood flow during pregnancy. Higher levels of relaxin have been highly correlated with successful pregnancy and term delivery. The Company plans to continue its assessment of these data, and if promising, begin a development program for relaxin use in in vitro fertilization.

         T-Cell Receptor ("TCR") Peptide Development Program

         The Company is also developing TCR Peptide vaccines to arrest the autoimmune disease process by boosting the naturally occurring control arm of the immune system that functions inefficiently in immune-mediated diseases. Connetics has two TCR vaccine programs in development, one for multiple sclerosis and one for rheumatoid arthritis.

         Multiple Sclerosis. Multiple sclerosis is an autoimmune disease of the central nervous system that results from damage to myelin, a substance that encircles and insulates nerve fibers. Multiple sclerosis can result in impaired mobility, visual impairment, slurred speech, poor bladder control, sexual dysfunction and, ultimately, confinement to a wheelchair. Approximately 270,000 persons suffer from multiple sclerosis in the United States. The cost of treatment in the United States alone was estimated to be $270 million in 1995 and is expected to grow to $1.7 billion worldwide by 1999. However, none of the currently available treatments address the underlying cause of the disease.

         A placebo-controlled, double-blind, randomized, physician sponsored TCR Vaccine Phase I trial involving 11 patients and a Phase I/II trial involving 23 patients with chronic progressive multiple sclerosis were conducted by an independent clinical investigator in association with chronic the Company. Results from these trials suggest that a number of patients achieved the desired immune response to the vaccine, that the vaccine was well tolerated and that patients who had the desired immune response experienced a stabilization of disease without side effects during one year of therapy. Successful peptide vaccination boosted protective T-cells and lowered pathogenic T-cells thought to cause the disease. In December 1996, the Company initiated a 100 patient Phase I/II clinical trial of TCR Vaccines for the treatment of multiple sclerosis and completed patient enrollment in May 1997. Results from this study are expected to be available in early 1998.

         Rheumatoid Arthritis. Rheumatoid arthritis is a chronic disease in which the body's immune system attacks synovial tissue in joints, resulting in progressive, systemic and painful inflammation and erosion of joints. In advanced phases of the disease, symptoms include severe pain, body disfigurement and loss of mobility. The cause of rheumatoid arthritis is unknown, though environmental toxins, certain pathogens and genetic factors have been implicated. It is estimated that between one and two percent of the worldwide adult population, including approximately three million individuals in the United States, suffer from rheumatoid arthritis and about one-half of these will progress to severe disease. Women are three times more susceptible than men. Current treatment for rheumatoid arthritis uses a combination of drugs and physical and occupational therapy in an attempt to prevent further joint damage. None of these therapies stops progression completely or reverses the damage.

         At the tissue level, there is mounting evidence to suggest that T-cells present at the sites of inflammation cause fibroblast dysfunction that leads to destruction of the joint capsule. Company investigators have analyzed the frequency of T-cells with certain types of receptors in patients with rheumatoid arthritis. Through such studies the Company has identified peptides which mimic these receptors and which may be useful as therapeutic vaccines. Company investigators and their collaborators have performed parallel studies in animal models of arthritis in which disease relevant T cells with specific receptor configurations have been defined. Therapeutic vaccines based upon the relevant protein sequences were produced and demonstrated to control the disease process. Based on these studies, in 1997 the Company initiated a pilot clinical trial of TCR Vaccines for rheumatoid arthritis.

         As part of its TCR Vaccines research program, Connetics has established a methodology for identifying and isolating disease-causing T cells, which the Company may use to develop additional products based on its TCR vaccine technology to treat diseases such as inflammatory bowel disease, psoriasis and type I diabetes. The TCRs from relevant T cells are analyzed and the resulting amino acid sequence information is used to chemically synthesize therapeutic vaccine peptides. The Company believes that these TCR peptides can be administered to the patient as a disease-specific immune booster to halt the progress of the autoimmune disease. The Company further believes that, because TCR peptides selectively inhibit only certain T cells, side effects resulting from general, non-specific immunosuppression can be avoided.

         Betamethasone mousse program

         In June 1996, the Company signed an agreement with Soltec Research PTY Ltd. which granted Connetics an exclusive license to develop and market betamethasone mousse in North America. The product is being marketed in the United Kingdom by Evans Medical Ltd., a division of Medera PLC. Betamethasone mousse is a mousse formulation of betamethasone 17-alpha-valerate, a corticosteroid currently marketed in the U.S. The foam formulation has been shown to liquify when applied to the body, enabling rapid penetration of active dermatologic agent. This formulation is designed to be easier to apply and less messy than currently marketed scalp lotions and gels. In addition, the ease of use and patient acceptability may enhance patient compliance.

         Psoriasis. Psoriasis, a chronic, recurrent dermatologic disease characterized by inflammation and thickening of the skin, is estimated to affect over five million people in the United States. Scalp psoriasis, a distinct manifestation of psoriasis, is a serious problem for more than sixty percent of psoriatics. Over 1.2 million patients are in treatment at any time in the United States. Patients with scalp psoriasis suffer from various degrees of erythema, scaling and itching associated with the disease, and the disease course typically involves periods of remission followed by acute exacerbations. In a comparative clinical trial of betamethasone mousse against placebo in scalp psoriasis patients in the U.K., patients treated with betamethasone mousse showed statistically significant improvement in erythema (redness), scaling and plaque. The product was well tolerated and no adverse systemic effects were noted.

         On August 5, 1997, the Company announced results from its Phase III clinical trial of betamethasone mousse. The results demonstrated statistically significant improvement over both placebo and a currently marketed betamethasone lotion for the treatment of scalp psoriasis. The Company intends to file a New Drug Application (NDA) with the Food and Drug Administration (FDA) to market the product for use in all steroid-responsive dermatoses, including psoriasis, in the first quarter of 1998. The 190-patient, placebo-controlled, randomized, double-blind, multi-center Phase III study demonstrated that patients treated with betamethasone mousse, administered twice-daily for 28 days, experienced a statistically significant improvement over patients in the groups treated with betamethasone lotion, or placebo, in all endpoints, including erythema (redness of the skin), plaque thickness and scaling. In addition, study investigators completed a physicians global assessment which showed that overall, approximately 67% of patients treated with the mousse formulation had complete or almost complete clearance of symptoms compared with 46% for lotion and 19% for placebo in an intent to treat analysis. Both betamethasone mousse and lotion were generally well tolerated.

         Gamma Interferon Development Program

         Gamma interferon is a member of a family of proteins involved in the regulation of the immune system, and has been shown to be effective in the treatment of certain immune-mediated diseases. Gamma interferon is an FDA licensed product, manufactured and marketed by Genentech for an orphan disease, chronic granulomatous disease (CGD). Gamma interferon also has been shown to inhibit the production of IgE (a type of antibody) and collagen. Because of these biological properties, the Company is developing gamma interferon for use in the treatment of keloids.

         Keloids are abnormal healing responses caused by excess collagen production, and typically occur in the skin of susceptible individuals resulting in large, painful, elevated scars which are usually unattractive in appearance. There are approximately 300,000 patients treated by dermatologists and plastic surgeons for keloids every year. Although existing therapies are potentially efficacious, recurrence after therapy is frequent.

         In vitro studies have shown that gamma interferon can inhibit collagen synthesis and production. Phase I/II trials conducted by independent investigators in collaboration with Genentech have shown preliminary results indicating that gamma interferon may be efficacious in the treatment of keloids
and   hypertrophic   scars.   One  study
involved ten patients who received intralesional therapy (injection directly into the keloid) for keloids or hypertrophic scars. At 18 weeks, five of ten keloids or scars decreased by 50% or more. Therapy was well tolerated and all patients completed the ten week course of treatment. Another placebo-controlled study of intralesional therapy was conducted in ten patients with keloids. Six of eight patients completing the study showed clinically significant responses in reduction of the size of gamma interferon-treated keloids, as compared to the placebo-treated keloids. Therapy was well tolerated with no dosage reductions or patient terminations due to adverse effects of treatment. Based on this in vitro and clinical information, the Company initiated a Phase II clinical trial in 1996 to demonstrate the efficacy of gamma interferon therapy in patients with keloids. In May 1997, the Company completed patient enrollment in this trial, with 40 patients enrolled.

         In August 1997, the Company announced the results from its Phase III clinical trial of gamma interferon for the treatment of atopic dermatitis. Analysis of the trial did not show an acceptable therapeutic response with respect to the primary clinical endpoint - a composite clinical severity index based upon erythema, papulation (swelling) and excoriation (scratch marks). As a result, the Company announced that it has suspended plans to submit a Biological License Application (BLA) for gamma interferon for the treatment of atopic dermatitis. The Company is continuing to evaluate data from the trial and expects the results to be available by the end of 1997.

MARKETED PRODUCT

         On December  31, 1996,  the company  acquired  the  exclusive  U.S. and
Canadian rights to Ridaura from SmithKline Corporation and related entities ("SmithKline"). Ridaura is an oral formulation of a gold salt (auranofin). Also classified as a disease-modifying antirheumatic drug, Ridaura has been shown to slow joint destruction and the progression of rheumatoid arthritis. The drug is currently indicated for adults with active rheumatoid arthritis who are not responsive to, or are intolerant of, treatment with non-steroidal anti-inflammatory drugs.

         Rheumatoid arthritis. Rheumatoid arthritis is an autoimmune disease that afflicts one to two percent of adult Americans (approximately 3 million patients), with women three times more susceptible than men. It is characterized by inflammation of synovial tissues with joint pain, swelling and stiffness. Although autoimmune arthritis can afflict children and adolescents, the incidences of clinical illness is greatest among those aged 40 to 60 years. Rheumatoid arthritis is an extremely disabling disease that carries a high degree of morbidity.

         Connetics began marketing Ridaura through its own sales force in mid-1997. Through agreements with SmithKline, customer orders and distribution for the product will continue to be managed by SmithKline through 1997 and SmithKline will manufacture and supply Ridaura (in final finished package form) to the Company for an initial term through December 2001. The Company is currently finalizing arrangements with a third party vendor to assume customer orders and distribution for the product commencing in December 1997, although there can be no assurance that such arrangements will be consummated.

         The Company is also in discussions with a Canadian corporation for a potential sale or license of the Canadian rights to Ridaura. However, there can be no assurance that such transaction will be consummated.

COLLABORATIVE RELATIONSHIPS

         The Company's initial products were licensed from Genentech and XOMA. As part of its business strategy, the Company has entered into and continues to explore strategic collaborative relationships and consulting agreements with leading researchers and institutions working in its fields of interest, to complement its internal research efforts and provide access to technologies that complement and expand its existing portfolio. The Company is seeking collaborative agreements with pharmaceutical companies as sources of additional products and as partners for the development and marketing of existing products. See "-- Connetics Strategy," "-- Marketing and Sales."

         Genentech. In September 1993, Genentech and Connetics entered into a license agreement (the "September 1993 Agreement") pursuant to which Connetics obtained exclusive worldwide rights to relaxin (excluding reproductive indications and the territories of Japan, Korea and the Republic of China), including rights licensed to Genentech from the Howard Florey Institute of Experimental Physiology and Medicine in Melbourne, Australia (the "Florey Institute"). Connetics also has rights to future developments regarding relaxin. The Company is obligated to pay royalties on licensed product sales. In addition, Genentech received an equity position in the Company. The September 1993 Agreement also includes certain technology transfer, supply, and intellectual property provisions. The Company is responsible for meeting certain milestones and making payments for supplies provided under the September 1993 Agreement. Failure to timely achieve designated milestones may result in termination of the agreement by Genentech and a license on a non-exclusive basis to Genentech of relaxin technology developed by the Company. In July 1994, Genentech and Connetics amended the September 1993 Agreement to clarify the Company's right to sub-license the relaxin technology, subject to a right of first offer held by Genentech. The Company's rights to relaxin were expanded to include reproductive indications on a co-exclusive basis with Genentech. In April 1996, the Company acquired rights to Japan, Korea and the Republic of China from Genentech, thereby giving the Company worldwide rights to the technology.

         The  Company is  currently  negotiating  an  agreement  with the Florey
Institute that will provide for the Company to pay royalties directly to the Florey Institute (rather than through Genentech) and for such royalty payments to be restructured. Under the proposed agreement, the Company would provide approximately $125,000 of annual research funding to the Florey Institute for a five-year period (which could terminate earlier upon the date of the first sale of a relaxin product by Connetics or its partner), and the Florey Institute would receive a royalty on Connetics' sales of relaxin products and a portion of revenues received from corporate partners. In addition, the Company is engaged in discussions with a number of pharmaceutical companies regarding marketing and sales alliances for ConXn for the European and Asian markets. There can be no assurance that any of the agreements described in this paragraph will be consummated on a timely basis, or at all.

         In December 1995, Genentech and Connetics entered into an agreement with respect to gamma interferon pursuant to which the Company has acquired exclusive development and marketing rights in the United States for dermatologic indications. This Agreement includes supply provisions on the part of Genentech and obligates the Company to pay for such supply, providing for a profit margin and an allowance for the Company's expenses in developing and marketing the product.

         XOMA. In June 1994, Connetics entered into an agreement with XOMA pursuant to which the Company acquired additional TCR Vaccine technology and patent rights. This Agreement obligates the Company to make certain milestone payments and to pay certain royalties on sales of TCR vaccine products. The Company's failure to meet certain milestones may result in the acquisition by XOMA of a co-exclusive royalty-free license to the TCR vaccine technology with the right to sublicense.

         Arthur A. Vandenbark, Ph.D. (Veterans Administration Medical Center, Portland, Oregon). In July 1994, the Company entered into a Research Collaboration and Assignment Agreement with Dr. Vandenbark, the inventor of the patent rights acquired from XOMA, to establish a framework for a three-year scientific collaboration relating to the development of the TCR Peptide vaccines. The agreement provides that the Company pays the Portland Veterans Affairs Research Foundation in order to fund the collaborative research, gives the Company access to future inventions and know-how, and obligates the Company to make certain royalty payments on sales of products not already covered by the XOMA Agreement. In addition, the Company granted to Dr. Vandenbark options to purchase the Company's Common Stock, which vest upon the achievement of certain milestones.

         Medical University of South Carolina (Christian Schwabe, Ph.D.). In April 1995, the Company entered into a Collaborative Research Agreement with the Medical University of South Carolina to establish a collaborative research program expanding upon an existing consulting relationship with Dr. Christian Schwabe in the area of relaxin research, including the biology, receptors, synthesis and activities of relaxin, the genes encoding relaxin, relaxin peptides, analogs and related compounds. The agreement provides funding for collaborative research, gives the Company access to future inventions and know-how, and obligates the Company to make certain royalty payments on sales of products covered by licensed patents.

         Soltec. In June 1996, the Company entered into an exclusive License Agreement with Soltec Research PTY Ltd. to develop and market betamethasone mousse (a foam mousse formulation of the dermatologic drug, betamethasone valerate) in North America. Under the terms of the agreement, the Company will pay a licensing fee to Soltec, plus royalties on future sales of products, if any, arising from the licensed technology. The Company also has an exclusive option on Soltec's foam mousse system for the delivery of other compounds and has exercised such option for clobetasol propionate, a high potency topical steroid.

         SmithKline. In December 1996, the Company entered into an agreement with SmithKline under which the Company acquired exclusive United States and Canadian rights to Ridaura. Ridaura is currently being distributed by SmithKline on behalf of the Company. Through agreements with SmithKline, customer orders and distribution for the product will continue to be managed by SmithKline through 1997 and SmithKline will manufacture and supply Ridaura (in final finished package form) to the Company for an initial term through December 2001.

PATENTS AND PROPRIETARY RIGHTS

         The Company's success will depend in part on the ability of Connetics and its licensors to obtain patent protection for the Company's products and processes, to preserve its trade secrets, and to operate without infringing the proprietary rights of third parties. The Company owns, controls or has exclusively licensed pending applications and/or issued patents worldwide relating to the technology of all three of its major programs as well as technology in the earlier stages of research.

         The Company's gamma interferon patent portfolio includes issued U.S. patents and other pending applications relating to the composition of matter, formulations and methods of treatment, which do not begin to expire until 2009. The Company's relaxin patent portfolio relates to the composition of matter (proteins and DNA), analogs and closely related compositions, formulations, methods of manufacture and methods of treatment, including issued patents in the U.S. with various international equivalents in addition to other applications that remain pending. The issued relaxin patents will expire at various times between 2003 and 2012. The Company's TCR Peptide patent portfolio includes pending applications in the U.S., and a corresponding international patent and applications, relating to compositions of matter (peptides, peptide analogs, peptide fragments, and antibodies), formulations, methods of treatment, diagnostic methods, and methods of preparing/isolating protective T cells. Two issued international patents (Australia and Israel) expire in 2010, an issued U.S. patent expires in 2014 and patents issuing on the pending U.S. and international applications would expire at various times beginning in 2010. Extensions may be available for certain key patents in the U.S. and Europe (subject to statutory changes before product approval). See "Collaborative Relationships."

         There has been increasing litigation in the biomedical, biotechnology and pharmaceutical industries with respect to the manufacture, use and sale of new therapeutic products that are the subject of conflicting patent rights. The validity and breadth of claims in biomedical/pharmaceutical/biotechnology patents involve complex factual and legal issues for which no consistent policy has emerged, and therefore, are highly uncertain. Moreover, the patent laws of foreign countries differ from those of the U.S. and the degree of protection, if any, afforded by foreign patents may, therefore, be different. In Europe, a third party appeal is pending from an opposition to a patent application concerning relaxin DNA; the original opposition was successfully defended by the Company's licensor. No assurance can be given that any of the Company's or its licensors' patent applications will issue as patents or that any such issued patents will provide competitive advantage to the Company or will not be successfully challenged or circumvented by its competitors. In addition, others may hold or receive patents or file patent applications that contain claims having a scope that covers products or processes made, used or sold by the Company. In the event that any claims of third-party patents are upheld as valid and enforceable with respect to a product or process made, used or sold by the Company, the Company could be prevented from practicing the subject matter claimed in such patents or could be required to obtain licenses or redesign its products or processes to avoid infringement and could be liable to pay damages. There can be no assurance that such licenses would be available or, if available, would be on commercially reasonable terms, or that the Company would be successful in any attempt to redesign its products or processes to avoid infringement.

         In March 1997, the Company announced that the United States Patent and Trademark Office has awarded the Company a patent (U.S. Patent Number 5,614,192) covering TCR peptides and functional derivatives encompassing the second complementarity determining region (CDR2) as compositions of matter, formulations (including peptide cocktails) and methods of treatment of T-cell mediated diseases.

         The Company has become aware that third parties have obtained patents generally relating to TCR Vaccines technology, including a U.S. patent issued to Immune Response Corporation on March 18, 1997. With regard to such patents as are known to the Company and its patent counsel, the Company believes such patents' claims would be found either invalid or not infringed if asserted against the proposed TCR Vaccines. The Company has filed an opposition to a European patent claiming compositions for use in treating multiple sclerosis, covering certain TCR V beta peptides disclosed for treating multiple sclerosis in the Company's own, earlier-filed application; another opposition has been filed against this patent by an independent party. The Company is also aware of other pending third party patent applications which, if issued, might be asserted against the Company's TCR Vaccines and products or processes as planned to be made, used or sold by the Company. If such patents were successfully asserted, the Company could be required to obtain licenses or redesign its TCR Vaccines products or processes to avoid infringement and could be liable to pay damages, or could be prevented from commercializing TCR Vaccines. There can be no assurance that such licenses would be available or, if available, would be on commercially reasonable terms, or that the Company would be successful in any attempt to redesign its products or processes to avoid infringement. Even if the Company's patent counsel render advice that the Company's products and processes do not infringe any valid claim under third party patents relating to the TCR Vaccines technology, neither they nor the Company can assure that no third party will commence litigation to enforce such patents, or that the Company will not incur substantial expenses or that it will prevail in any patent litigation. Moreover, patent applications in the U.S. are maintained in secrecy until issue, and publication of discoveries in the scientific or patent literature often lag behind actual discoveries, so the Company cannot be certain that it is aware of all potentially relevant pending applications and it is not possible to predict with any certainty the scope of claims that could issue from such a third party's pending application. The Company anticipates that an interference will be declared between one or more of its TCR Peptide technology patent applications and those of one or more of its competitors including the above-references patent of Immune Response Corporation to determine priority of invention, which could result in substantial cost to the Company even if the eventual outcome is favorable. It is not possible to know in advance the invention dates that such other parties may be able to prove, so the Company cannot know whether its or its licensors' inventors are the first for inventions covered by their pending patent applications or that it or its licensors were the first to file patent applications for such inventions. A judgment adverse to the Company in any such patent interference, litigation or other proceeding could materially adversely affect the Company's business, financial condition and results of operation, and its expense may be substantial whether or not the Company is successful.

         Connetics also relies on trade secrets and proprietary know-how. The Company requires its employees, consultants and advisors to execute a confidentiality agreement providing that all proprietary information developed or made known to the individual during the course of the relationship will be kept confidential and not used or disclosed to third parties except in specified circumstances. The agreements also provide that all inventions conceived by an employee (or consultant or advisor to the extent appropriate for the services provided) during the course of the relationship shall be the exclusive property of the Company, other than inventions unrelated to the Company and developed entirely on the individual's own time. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for misappropriation of the Company's trade secrets in the event of unauthorized use or disclosure of such information.

MARKETING AND SALES

         The Company's business strategy is that Connetics should retain marketing rights for products in the areas of rheumatology and dermatology in the United States. The Company believes that a large, general sales and marketing infrastructure is not required to effectively and successfully maximize the commercial potential of products in the changing health care market, and in particular products directed toward focused, specialty markets such as the treatment of connective tissue disorders. The Company is targeting its initial commercial activities at rheumatologists and dermatologists, which can be served by a focused and specialized marketing organization. The

Company has begun to develop such a commercial organization with the deployment of its initial 14 sales representatives. This sales organization will market the Company's in-licensed and internally developed products. With regard to Ridaura, the Company has a transitional services agreement with SmithKline ending December 31, 1997 whereby SmithKline is performing order entry, packaging, shipping, invoicing and credit and collection services for Ridaura on behalf of the Company. The Company currently intends to transition these functions by January 1998 to a third party vendor. The Company believes these initial sales representatives will form the core of its sales force, and it expects to expand the sales force as it prepares to introduce additional products.

         Outside the United States, the Company's strategy is to establish development, marketing and distribution agreements with pharmaceutical companies. The Company is engaged in discussions with a number of pharmaceutical companies regarding marketing and sales alliances for both ConXn and its TCR Peptide products for the European and Asian markets.

         As of October 31, 1997, the Company had 18 employees devoted to marketing and sales.

MANUFACTURING

         The Company contracts with independent sources to manufacture its products, which enables the Company to focus on its product and clinical development strengths, minimize fixed costs and capital expenditures, and gain access to advanced manufacturing process capabilities. Gamma interferon is manufactured by Genentech and Parke-Davis. ConXn(TM) has been manufactured for Connetics under contract with four outside vendors: BASF Bioresearch Corp. for fermentation, Scios Nova, Inc. for purification, Chesapeake Biological Laboratory for filling and Tektagen, Inc. for testing. TCR peptide vaccines are manufactured by American Peptide Company and Multiple Peptide Systems. The Company is in discussions with additional manufacturers who can supply ConXn(TM) and TCR Peptides for clinical and commercial uses. Ridaura is manufactured by SmithKline (in final finished package form) under an agreement with an initial term through December 2001. Betamathasone mousse is manufactured for Connetics by CCL Pharmaceuticals.

         The Company's strategy is to continue to use manufacturing agreements for the production of its current and future products.

COMPETITION

         The biopharmaceutical industry is highly competitive. The Company believes that there are numerous pharmaceutical and biotechnology companies and academic research groups throughout the world engaged in research and development efforts with respect to therapeutic products targeted at diseases or conditions addressed by the Company. There can be no assurance that such other companies and research institutions will not complete the development and regulatory approval process sooner and, therefore, market their products earlier than the Company. Many of these institutions have substantially greater financial, marketing and human resources and development capabilities than Connetics. Technological developments by competitors, earlier regulatory approval for marketing competitive products or superior marketing capabilities possessed by competitors could adversely affect the commercial potential of the Company's products. In particular, with respect to the TCR Peptides, the Company is aware that other companies and research institutions are engaged in research and development efforts and are in various stages of clinical trials with respect to rheumatoid arthritis and other autoimmune diseases.

         With regard to Ridaura, there are numerous products on the market, and under development, for the treatment of rheumatoid arthritis. There can be no assurance that Ridaura will continue to be utilized by physicians over other rheumatoid arthritis products, or that Ridaura will continue to offer cost-effective alternative to competing therapies. In addition, although the Company believes that there will be a continued role for products such as Ridaura, the market for rheumatoid arthritis will likely change based upon new product introductions, which could have a material adverse effect on the Company's sales of Ridaura.

         Connetics believes that competitive factors in its industry include scientific and technological expertise, managerial competence in identifying and pursuing product in-licensing and acquisition opportunities, operational competence in developing, protecting, manufacturing and marketing products and obtaining timely regulatory agency approvals, and financial resources. The Company intends to compete on the basis of the quality and exclusivity of its products, combined with the effectiveness of its marketing and sales efforts. Competing successfully will depend on the Company's continued ability to attract and retain skilled and experienced personnel, to develop and secure the rights to pharmaceutical products and compounds and to exploit these products and compounds commercially prior to the development of competitive products by others. The Company expects that there will be continued competition for highly qualified scientific, technical and managerial personnel.

GOVERNMENT REGULATION

         FDA Regulation and Product Approval. Regulation by governmental entities in the United States and other countries will be a significant factor in the production and marketing of any pharmaceutical products which are or may be developed by the Company. It is expected that all of the Company's pharmaceutical products will require regulatory approval by governmental agencies prior to commercialization. In particular, human pharmaceutical therapeutic products are subject to rigorous preclinical and clinical testing and other approval procedures by the FDA in the United States and similar health authorities in foreign countries. Various federal and, in some cases, state statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of such pharmaceutical products. The process of obtaining these approvals and the subsequent compliance with appropriate federal and foreign statutes and regulations are time-consuming and require the expenditure of substantial resources.

         Generally, in order to obtain FDA approval for a new therapeutic agent, a company first must conduct preclinical studies in the laboratory and in animal model systems to gain preliminary information on the agent's efficacy and to identify any safety problems. "Preclinical" studies include toxicity, pharmacokinetic and efficacy testing in vitro and in animals and chemical or biological formulation work in preparation for submission of the necessary data to comply with applicable regulations prior to the commencement of human testing. The results of these studies are submitted as a part of an investigational new drug application ("IND"), which the FDA must review before human clinical trials of an investigational drug can start. The Company has filed and will continue to be required to sponsor and file INDs and will be responsible for initiating and overseeing the clinical studies to demonstrate the safety and efficacy that are necessary to obtain FDA approval of its products. Clinical trials are normally done in three phases and generally take two to five years, but may take longer, to complete. "Phase I trials" generally involve administration of a product to a small number of persons to determine safety, tolerance and pharmacokinetic characteristics. "Phase I/II trials" generally involve administration of a product to a small number of persons who have the targeted disease to determine safety, tolerance and pharmacokinetic characteristics and/or to obtain preliminary evidence of efficacy. "Phase II trials" generally involve administration of a product to a limited number of patients with a particular disease to determine dosage, efficacy and safety. "Phase III trials" generally examine the clinical efficacy and safety in an expanded patient population at multiple clinical sites. At least one such trial is required (but usually two are required) for FDA approval to market a drug.

         After completion of clinical trials of a product, the Company will be required to file a new drug application ("NDA"), if the product is classified as a new drug, or a biologic license application ("BLA"), if the product is classified as a biologic, and receive FDA approval before commercial marketing of the product. The testing and approval processes require substantial time and effort and there can be no assurance that any approval will be granted on a timely basis, if at all. While the Company will endeavor to secure expedited review and approval when possible, NDAs and BLAs can take between one and two years to be reviewed by the FDA, and can take longer if significant questions arise during the review process. While recent legislative and regulatory initiatives have focused on the need to reduce FDA review and approval times, the ultimate impact of such initiatives on the Company's products cannot be certain. If questions arise during the FDA review process, approval can take more than five years. Even if FDA regulatory clearances are obtained, a marketed product is subject to continual review, and later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market, recalls, seizures, injunctions or criminal sanctions. For marketing outside the United States, the Company will also be subject to foreign regulatory requirements governing human clinical trials, manufacturing and marketing approval for pharmaceutical products. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country.

         Third Party Reimbursement and Health Care Reform. The commercial success of the Company's products under development will be substantially dependent upon the availability of government or private third-party reimbursement for the use of such products. There can be no assurance that Medicare, Medicaid, health maintenance organizations and other third-party payers will authorize or otherwise budget such reimbursement. Such governmental and third party payers are increasingly challenging the prices charged for medical products and services. If the Company succeeds in bringing one or more of its development products to market, there can be no assurance that such products will be viewed as cost-effective or that reimbursement will be available to consumers or will be sufficient to allow the Company's products to be marketed on a competitive basis. Furthermore, federal and state regulations govern or influence the reimbursement to health care providers of fees and capital equipment costs in connection with medical treatment of certain patients. In response to concerns about the rising costs of advanced medical technologies, the current administration of the federal government has in the past publicly stated its desire to reform health care, including the possibility of price controls and revised reimbursement policies; while the administration is no longer pursuing major initiatives, there can be no assurance that any future actions taken by the administration with regard to health care reform will not have a material adverse effect on the Company. If any actions are taken by the administration, such actions could adversely affect the prospects for future sales of the Company's products. Further, to the extent that these or other proposals or reforms have a material adverse effect on the Company's ability to secure funding for its development or on the business, financial condition and profitability of other companies that are prospective collaborators for certain of the Company's product candidates, the Company's ability to develop or commercialize its product candidates may be adversely affected.

         Given recent government initiatives directed at lowering the total cost of health care throughout the United States, it is likely that the United States Congress and state legislatures will continue to focus on health care reform and the cost of prescription pharmaceuticals, as well as on the reform of the Medicare and Medicaid systems. The Company cannot predict the likelihood of passage of federal and state legislation related to health care reform or lowering pharmaceutical costs. In certain foreign markets pricing of prescription pharmaceuticals is already subject to government control. Continued significant changes in the U.S. or foreign health care systems could have a material adverse effect on the Company's business.

         Environmental Regulation. The Company's research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive materials. The Company is subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state, federal, and local laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any liability could exceed the resources of the Company. There can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations as its research activities are increased or that the operations, business and future profitability of the Company will not be adversely affected by current or future environmental laws and regulations.

SCIENTIFIC ADVISORY BOARD AND OTHER ADVISORS

         Connetics utilizes various advisors to provide expertise and critical review of its programs. For advice on and review of its current and long-term scientific planning, research and development, the Company has established a Scientific Advisory Board ("SAB") consisting of distinguished scientists and clinicians with expertise in biologic processes and diseases that involve the connective tissues of the body. All of the individuals on the SAB are recognized as leading authorities in their fields.

         SAB members consult with and meet informally with management and key scientific employees of the Company on a frequent basis. The members of the SAB are as follows:

NAME                                                  POSITION

Edward P. Amento, M.D...........................      Consultant, Molecular Medicine Research, Inc.

                                      -38-


Eugene A. Bauer, M.D............................      Dean, Stanford University School of Medicine
Yueh-Hsiu Chien, Ph.D...........................      Assistant Professor, Stanford University School of Medicine
Arthur Z. Eisen, M.D............................      Professor, Washington University School of Medicine, Barnes Hospital
Philip C. Hanawalt, M.D.........................      Professor of Biological Sciences and Dermatology, Stanford
                                                      University and Stanford University School of Medicine
Gerald T. Nepom, M.D., Ph.D.....................      Director, Virginia Mason Research Center Professor, University of
                                                      Washington School of Medicine, Seattle
Brian Seed, Ph.D................................      Professor, Harvard Medical School (Massachusetts General Hospital)

         Each member of the SAB has entered into an agreement with the Company covering the terms of his position as a member of the SAB. Each member provides services on an as-needed basis. Four members of the SAB have entered into separate agreements with the Company covering additional consultation above and beyond their activities as SAB members. Certain SAB members hold options to purchase or have purchased Common Stock of the Company. In addition, members of the SAB receive a fee of $1,000 for attending any SAB meeting and are reimbursed for out-of-pocket expenses incurred in attending each meeting. All members of the SAB are employed by institutions other than the Company and may have commitments to, or consulting or advisory agreements with, other entities that may limit their availability to the Company.

         For its preclinical and clinical development programs the Company has established relationships with several contract research organizations and practicing physicians.

Employees

         The Company had 72 full-time employees at October 31, 1997, of which 35 are engaged in, or directly support, the Company's research and development activities. The Company also uses outside consultants. The Company considers relations with its employees to be good. None of the Company's employees is covered by a collective bargaining agreement.

Properties

         Connetics currently leases approximately 23,500 square feet of laboratory and office space at 3400 West Bayshore Road in Palo Alto, California. The Company leases this space under a master lease agreement that commenced in August 1996 and will expire in July 1999 with a renewal option that, if exercised, would extend the term of the lease to the year 2001. The Company currently pays base monthly rent of $45,825 for this space and has the right to use this space for laboratory research and development, storage and distribution, offices, marketing and other related uses. The Company also leases approximately 3,100 square feet of office space at 2483 East Bayshore Road, in Palo Alto, California. The Company leases this space under an agreement that expires March 31, 1999. The Company currently pays base monthly rent of $9,300 for this space. The Company believes that its existing facilities are adequate to meet its requirements for the near term and that additional space will be available on commercially reasonable terms if needed.

                                   MANAGEMENT

Executive Officers and Directors

         The following table sets forth certain information with respect to the executive officers and directors of the Company as of November 15, 1997:

Name                                                Age   Position(s) with the Company
----                                                ---   ----------------------------
G. Kirk Raab(1).............................        62    Chairman of the Board
Thomas G. Wiggans...........................        45    President, Chief Executive Officer and Director
W. Scott Harkonen, M.D......................        45    Sr. Vice President, Product Development and Operations
Richard J. Hammel, Ph.D.....................        54    Vice President, Commercial Development
John L. Higgins.............................        27    Vice President, Finance and Administration and Chief
                                                          Financial Officer
David A. Lowin, Esq.........................        43    Vice President, Intellectual Property, Chief Patent
                                                          Counsel and Assistant Secretary
Ernst H. Rinderknecht, Ph.D.................        50    Vice President, Process Sciences and Manufacturing
Alexander E. Barkas, Ph.D.(1)...............        50    Director
Eugene A. Bauer, M.D........................        55    Director
Brian H. Dovey(2)...........................        56    Director
John C. Kane(2) ............................        57    Director
Thomas D. Kiley, Esq.(1)....................        54    Director
Kenneth B. Plumlee(1).......................        37    Director
Joseph J. Ruvane, Jr.(1)(2).................        72    Director

----------

(1)   Member of the Audit Committee.
(2)   Member of the Compensation Committee.

         G. Kirk Raab has served as the Chairman of the Board of Directors of the Company since October 1995. From February 1985 to January 1990, Mr. Raab
served as President and Chief Operating Officer of Genentech, Inc., a biotechnology company, and from January 1990 to July 1995, he served as Genentech's President and Chief Executive Officer. Prior to joining Genentech in 1985, Mr. Raab was President, Chief Operating Officer, and a Director of Abbott Laboratories, and before that held executive positions with Beecham Group, A.H. Robins and Pfizer, Inc. He is also Chairman of Shaman Pharmaceuticals, Inc. and a director of Applied Imaging Inc., as well as five private biotechnology companies. He is a trustee of KQED, the San Francisco Public Broadcasting station. He received a B.A. from Colgate University.

         Thomas G. Wiggans has served as President, Chief Executive Officer and as a director of the Company since July 1994. From February 1992 to April 1994, Mr. Wiggans served as President and Chief Operating Officer of CytoTherapeutics, a biotechnology company. From 1980 to February 1992, Mr. Wiggans served at various positions at Ares-Serono Group, a pharmaceutical company, including President of its U.S. pharmaceutical operations and Managing Director of its U.K. pharmaceutical operations. From 1976 to 1980 he held various sales and marketing positions with Eli Lilly & Co., a pharmaceutical company. He is currently a director of the Biotechnology Industry Organization, and a member of the governing body of its emerging company section. He was also President of the Board of Directors of the Association of Biotechnology Companies. Mr. Wiggans received his B.S. degree in Pharmacy from the University of Kansas and his M.B.A. from Southern Methodist University.

         W. Scott Harkonen has served as Senior Vice President, Product Development and Operations of the Company since September 1995. From March 1991 to August 1995, Dr. Harkonen served as Vice President of medical and regulatory affairs at Univax Biologics, Inc., a biotechnology company. From May 1989 to February 1991, he served as Vice President, medical and regulatory affairs at Scios Nova, Inc., a biotechnology company. He is currently a director of Planet Biotechnology, a privately-owned biopharmaceutical company. He received his B.A. and M.D. from the University of Minnesota and M.B.A. from the University of California, Berkeley.

         Richard J. Hammel has served as Vice President, Commercial Development of the Company since September 1995. From September 1993 to September 1995, he served at Matrix Pharmaceutical, Inc., a biotechnology company, as Vice President of Business Development, Sales and Marketing. From March 1992 to
September 1995, Dr. Hammel served as a Senior Consultant to Marketing Corporation of America, a marketing company. From 1986 to March 1992, he served at Glaxo, Inc., a pharmaceutical company, most recently as Director of Business Development. He received a B.S., M.S. and Ph.D. from the University of Minnesota.

         John L. Higgins has served as Vice President, Finance and Administration and Chief Financial Officer since September 1997. From August 1994 to September 1997, he was a member of the management team at BioCryst Pharmaceuticals, Inc., serving most recently as Executive Vice President of Corporate Development. From July 1992 to July 1994, Mr. Higgins was a member of the health care banking team of Dillon, Read & Co. Inc., an investment banking firm. While at Dillon, Read, he focused on financing and advisory assignments for biotechnology and managed care companies. He received a B.A. in Economics from Colgate University, where he serves on the Board of Trustees.

         David A. Lowin has served as Vice President, Intellectual Property and Chief Patent Counsel of the Company since January 1995 and Assistant Secretary of the Company since July 1995. From 1982 to January 1995, Mr. Lowin served at Syntex Corporation, a pharmaceutical company, as Assistant Director of the Patent Law Department. From 1979 to 1982, he served as an associate at Owen, Wickersham & Erickson. He received a B.A. from Hobart College and a J.D. from the Franklin Pierce Law Center.

         Ernst H. Rinderknecht has served as Vice President, Process Sciences and Manufacturing of the Company since September 1994. From 1980 to September 1994, Dr. Rinderknecht worked at Genentech in various positions, since 1987 as Staff Scientist. He received his M.S. from the Swiss Federal Institute of Technology (ETH) and Ph.D.in Biochemistry from the University of Zurich, Switzerland.

         Alexander E. Barkas has served as a director of the Company since November 1993. He also served as Acting CEO of the Company from November 1993 to July 1994 and as Chairman of the Board of Directors from August 1994 to October 1995. Dr. Barkas has been a Managing Partner of Prospect Venture Partners, a venture capital investment firm, since June 1997. He was previously a partner with Kleiner Perkins Caufield & Byers (KPCB), a venture capital investment firm, from September 1991 to June 1997. Dr. Barkas also serves as Chairman of the Board of Directors of Geron Corporation and as a director of several privately-held medical technology companies.

         Eugene A. Bauer has served as a director since January 1996 and also served as a director from the Company's inception in February 1993 to September 1995. Dr. Bauer has been Dean of the Stanford University School of Medicine since 1995, Professor, Department of Dermatology, Stanford University School of Medicine since 1988, and Chief of the Dermatology Service at Stanford University Hospital from 1988 to 1995. Previously he was a professor at Washington University School of Medicine from 1982 to 1988. He has served as chairman of two National Institutes of Health study sections of the National Institute of Arthritis and Musculoskeletal and Skin Diseases and has served on boards of scientific counselors for the National Cancer Institute and for the National Institute of Arthritis and Musculo-Skeletal and Skin Diseases.

         Brian H. Dovey has served as a director of the Company since February 1995. Mr. Dovey has been a general partner of Domain Associates, a venture capital investment firm, since 1988. From 1986 to 1988, Mr. Dovey was President of Rorer Group, Inc., a pharmaceutical company. Mr. Dovey also serves on the board of directors of Creative BioMolecules, Inc., Geron Corporation, NABI, Inc., and Vivus, Inc., all publicly-held companies and as a director of several privately-held companies.

         John C. Kane has served as a director of the Company since March 1997. Mr. Kane joined Cardinal Health, Inc., a healthcare services provider, as President and Chief Operating Officer in March 1993. Prior to joining Cardinal, Mr. Kane served in various operational and management positions at Abbott Laboratories for 19 years, most recently as President of Ross Laboratories Division. Mr. Kane is a director of Cardinal Health, Inc. and serves on several medical advisory councils and educational foundations.

         Thomas D. Kiley has served as a director of the Company since November 1993. He has been self-employed since 1988 as an attorney, consultant and investor. From 1980 to 1988, he was an officer of Genentech, serving variously as Vice President and General Counsel, Vice President for Legal Affairs and Vice President for Corporate Development. From 1969 to 1980, he was with the Los Angeles law firm of Lyon & Lyon and was a partner in such firm from 1975 to 1980. Mr. Kiley is also a director of Cardiogenesis, Inc., Geron Corporation, Pharmacyclics, Inc. and certain private biotechnology and other companies.

         Kenneth B. Plumlee has served as a director since January 1997. Mr. Plumlee is currently a principal of Waterpath Investments, a investment company focusing on health care information technology and consumer health information services, which he founded in 1996. Mr. Plumlee also founded Access Health Inc., a healthcare information company, in October 1988 and served as its President from the Company's founding until June 1996. Mr. Plumlee also served as Chief Executive Officer of Access Health Inc. through September 1996 and as Chairman until April 1997 and continues to serve as a director. From 1986 to 1988, Mr. Plumlee was responsible for the development of Ask-A-Nurse at Adventist Health System, a healthcare company, which was later acquired by Access Health Inc.

         Joseph J. Ruvane, Jr. has served as a director since November 1995. From 1981 to 1988, Mr. Ruvane was President, Chief Executive Officer, and Chairman of Glaxo, Inc., a pharmaceutical company. He has also served as the executive director of Glaxo Holdings PLC. Mr. Ruvane currently serves on the board of Intercardia, a public company and serves on the board of Pozen Inc., a private company. He serves on the Thelonious Monk Institute of Jazz National Advisory Board and on the University of Virginia Art and Sciences Alumni Council.

Board of Directors Committees, Compensation of Directors and Other Information

         The Company currently has authorized nine directors. Each director is elected for a period of one year at the Company's annual meeting of stockholders and serves until the next annual meeting or until his successor is duly elected and qualified. The executive officers serve at the discretion of the Board of Directors. There are no family relationships among any of the directors or executive officers of the Company.

         The Board of Directors has an Audit Committee (consisting of Mr. Barkas, Mr. Raab, Mr. Kiley and Mr. Plumlee), which reviews the results and scope of the audit and other services provided by the Company's independent accountants. The Board of Directors also has a Compensation Committee, which was formed in June 1994 to review and approve the compensation and benefits for the Company's executive officers, administer the Company's stock purchase and stock option plans and make recommendations to the Board of Directors regarding such matters. The committee is currently composed of Mr. Kane, Mr. Dovey and Mr. Ruvane. In addition, although no longer a member, Mr. Raab served on the Compensation Committee through October 1996. Petri T. Vainio, a former director of the Company, also served on the Compensation Committee during 1996.

         In October 1995, the Company  entered into a Consulting  Agreement with
G. Kirk Raab under which Mr. Raab serves as a director, consultant and the Chairman of the Company's Board of Directors. Pursuant to such agreement, the Company pays Mr. Raab an annual fee of $150,000. Mr. Raab was also granted an option to purchase 67,450 shares of the Company's Common Stock at an exercise price of $0.45 per share. Such shares vest at the rate of 8,431 shares on April 1, 1996 and 1,405 shares each month thereafter. In January 1996, Mr. Raab was granted an additional option to purchase 50,000 shares of the Company's Common Stock at an exercise price of $11.00 per share. Such shares vest at the rate of 6,250 shares on July 29, 1996 and 1,041 shares each month thereafter, provided Mr. Raab continues his service as a director or consultant to the Company. In January 1997, Mr. Raab was granted an additional option to purchase 25,000 shares of the Company's Common Stock at an exercise price of $7.125 per share. In July 1997, Mr. Raab was granted an additional option to purchase 5,000 shares of the Company's Common Stock at an exercise price of $7.75 per share. Mr. Raab is reimbursed for out-of-pocket expenses incurred in connection with his attendance at meetings of the Board of Directors and in connection with his consulting activities on behalf of the Company.

         Non-employee directors currently receive $1,000 per quarter and $1,000 per meeting for services provided in that capacity and are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors.

         Non-employee directors of the Company are automatically granted options to purchase shares of the Company's Common Stock pursuant to the terms of the Company's 1995 Directors' Stock Option Plan. The Directors' Plan provides that each person who becomes a non-employee director of the Company after the Company's initial public offering shall be granted a non-statutory stock option to purchase 30,000 shares of Common Stock (the "First Option") on the date on which the optionee first becomes a non-employee director of the Company. Thereafter, on the date of each annual meeting of the Company's stockholders, each non-employee director (including directors who were not granted a First Option prior to the date of such annual meeting) shall be granted an option to purchase 7,500 shares of Common Stock (a "Subsequent Option") if, on such date, he or she has served on the Company's Board of Directors for at least six months. The Directors' Plan provides that the First Option shall become exercisable in installments as to 25% of the total number of shares subject to the First Option on each of the first, second, third and fourth anniversaries of the date of grant of the First Option; each Subsequent Option shall become exercisable in full on the first anniversary of the date of grant of that Subsequent Option. The exercise price of all stock options granted under the Directors' Plan shall be equal to the fair market value of a share of the Company's Common Stock on the date of grant of the option. Directors are also eligible to receive stock option grants under the Company's 1994 Stock Plan. See "Stock Plans."

Limitation of Liability and Indemnification Matters

         The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of such individual's fiduciary duties as a director except for liability (i) for any breach of such director's duty of loyalty to the corporation, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which a director derives an improper personal benefit.

         The Company's Bylaws provide that the Company will indemnify its directors and may indemnify its officers, employees and other agents to the full extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of an indemnified party and permits the Company to advance expenses incurred by an indemnified party in connection with the defense of any action or proceeding arising out of such party's status or service as a director, officer, employee or other agent of the Company upon an undertaking by such party to repay such advances if it is ultimately determined that such party is not entitled to indemnification.

         The Company has entered or intends to enter into separate indemnification agreements with each of its directors and officers. These agreements require the Company, among other things, to indemnify such director or officer against expenses (including attorney's fees), judgments, fines and settlements (collectively, "Liabilities") paid by such individual in connection with any action, suit or proceeding arising out of such individual's status or service as a director or officer of the Company (other than Liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by the Company. The Company believes that its Certificate of Incorporation and Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

         At present the Company is not aware of any pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Executive Compensation

         The following table sets forth certain compensation paid by the Company during the fiscal years ended December 31, 1996 and December 31, 1995 to the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers during fiscal 1996 (collectively, the "Named
Executive Officers"):

                                            SUMMARY COMPENSATION TABLE

                                                                        Annual Compensation
                                           Fiscal Year   -------------------------------------------------
      Name and Principal Position           Ended                                         Other Annual            All Other
      ---------------------------        December 31,     Salary($)      Bonus($)      Compensation($) (1)      Compensation($)
                                         ------------     ---------     ---------     --------------------     ----------------

Thomas G.  Wiggans.....................      1996         $270,833       $120,000          $3,163              $76,809 (2)
   President and Chief Executive             1995         $225,000        $20,000          $1,240              $25,959 (3)
    Officer

Edward P. Amento, M.D. (4).............      1996         $187,500        $95,000          $1,926             $144,472 (5)
   Formerly, Executive Vice President        1995         $226,155        $20,000              $0               $3,340 (6)
   of Scientific and Medical Affairs

W. Scott Harkonen......................      1996         $210,000        $26,000          $1,288                   $0
   Senior Vice President, Product            1995          $70,000        $40,782              $0              $20,262 (7)
   Development and Operations


Cynthia M. Butitta (8).................      1996         $175,000        $20,000            $612                   $0
   Formerly, Vice President, Finance         1995          $14,133          $0                 $0              $25,000 (9)
   and Administration and Chief
   Financial Officer

David A. Lowin, Esq....................      1996         $172,500        $30,000            $598                   $0
   Vice President, Intellectual              1995         $148,542        $25,000              $0                   $0
   Property and
   Chief Patent Counsel

Richard J. Hammel......................      1996         $165,000        $17,500          $1,613                   $0
   Vice President, Commercial                1995          $55,000        $10,000              $0                   $0
   Development

---------------

(1) Represents term life insurance premiums paid by the Company for the benefit of the Named Executive Officer.

(2) Represents amount of principal and interest forgiven on a loan from the Company. See "Certain Relationships and Related Transactions."

(3) Represents $253 for taxes paid in conjunction with a bonus and $25,706 for relocation expenses.

(4) Resigned from the Company in October 1996, but has been retained as a consultant. See "Certain Relationships and Related Transactions."

(5) Represents $106,972 for taxes and interest paid in conjunction with a bonus and $37,500 in consulting fees.

(6)   Represents reimbursement for disability insurance paid by the executive.

(7)   Represents relocation and moving expenses.

(8)   Resigned from the Company in August 1997.

(9)   Represents bonus upon hire.

                                      -44-

                        OPTION GRANTS IN LAST FISCAL YEAR


         There were no stock options granted to the Named Executive Officers during the fiscal year ended December 31, 1996. In addition, no stock appreciation rights were granted to these individuals during the fiscal year ended December 31, 1996.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

         The  following  table sets forth  information  for the Named  Executive
Officers with respect to exercises of options to purchase common stock in the fiscal year ended December 31, 1996.

                                                                Number of Shares                Value of Unexercised
                                                             Underlying Unexercised             in-the-Money Options
                                                           Options at Fiscal Year End          at Fiscal Year End(1)
                                                        --------------------------------- ---------------------------------
             Name                 Shares
             ----                 ------
                               Acquired on     Value
                               -----------     -----
                                 Exercise     Realized    Exercisable    Unexercisable      Exercisable    Unexercisable
                                 --------     --------    -----------    -------------      -----------    -------------
Thomas G.  Wiggans.............      0           $0          42,624        103,518           $332,689        $807,979
Edward P. Amento ..............    6,000      $39,331         1,729         20,375            $13,495        $159,031
W. Scott Harkonen..............      0           $0          25,762         58,550           $201,078        $456,994
Cynthia M. Butitta.............      0           $0          20,398         54,921           $122,920        $330,959
David A.  Lowin, Esq...........      0           $0           9,180         22,296            $71,652        $174,025
Richard J. Hammel..............      0           $0          19,203         43,750           $149,883        $341,478

----------

(1) Based on the closing price of the Company's Common Stock on December 31, 1996 as reported on the NASDAQ National Market ($8.25 per share), minus the per share exercise price, multiplied by the number of shares underlying the option.

Stock Plans

         1994 Stock Plan

         The Company's 1994 Stock Plan (the "Stock Plan") was adopted by the Board of Directors and approved by the stockholders in August 1994. The Board of Directors initially reserved 337,253 shares of Common Stock for issuance under the 1994 Plan. An additional 1,011,759 shares were approved for issuance under the 1994 Plan in September 1995 and in December 1995, the Stock Plan was amended by the Board of Directors to comply with certain requirements of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and the Internal Revenue Code of 1986, as amended (the "Code"). An additional 150,988 shares were approved for issuance in January 1996. In May 1997, the Company's stockholders approved amendments to the Stock Plan to increase the number of shares issuable thereunder to an aggregate of 2,000,000 and to allow for option grants to non-employee directors. As of November 14, 1997, options to purchase 277,460 shares of Common Stock had been exercised, options to purchase a total of 1,600,204 shares were outstanding and 122,336 shares remained available for future grants. As of November 14, 1997, the aggregate fair market value of shares subject to outstanding options under the 1994 Plan was $5,200,633 based upon the closing price of the Common Stock as reported on The Nasdaq Stock Market on such date.

         The Stock Plan provides for the grant to employees of the Company (including officers and directors) of "incentive stock options" within the meaning of Section 422 of the Code, for the grant of nonstatutory stock options to employees, consultants and non-employee directors of the Company, and for the issuance of shares of Common Stock directly pursuant to Restricted Stock
Purchase Agreements. To the extent an optionee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value (under all plans of the Company and determined for each share as of the date the option to purchase the share was granted) in excess of $100,000, any such excess options shall be treated as nonstatutory stock options. The 1994 Plan is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

         The Administrator selects the optionees and determines the number of shares to be subject to each option. In making such determination, certain factors are taken into account, including the duties and responsibilities of the optionee, the value of the optionee's services, the optionee's present and potential contribution to the success of the Company, and other relevant factors.

         The 1994 Plan may be administered by the Board of Directors or by a committee (or committees) of the Board of Directors (the "Administrator"). The 1994 Plan is currently administered by the Compensation Committee. The Administrator determines the terms of options granted under the Stock Plan, including the number of shares subject to the option, exercise price, term and exercisability; provided, however, that the maximum number of shares which may be subject to options granted to any one employee for any fiscal year of the Company shall be 150,000, subject to adjustment as provided in the 1994 Plan. The exercise price of all incentive stock options granted under the Stock Plan must be at least equal to the fair market value of the Common Stock of the Company on the date of grant. The exercise price of any incentive stock option granted to an optionee who owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary (a "10% Stockholder") must equal at least 110% of the fair market value of the Common Stock on the date of grant. The exercise price of all nonstatutory stock options must equal at least 85% of the fair market value of the Common Stock on the date of grant; provided, however, that the exercise price of any nonstatutory stock option granted to any Named Executive Officer must be equal to at least one hundred percent (100%) of the fair market value of the Common Stock on the date of grant. Payment of the exercise price may be made in cash, promissory notes or other consideration determined by the Administrator.

         The term of a stock option granted under the Stock Plan may not exceed 10 years; provided, however, that the term may not exceed five years for 10% Stockholders. No option may be transferred by the optionee other than by will or the laws of descent or distribution. Each option may be exercised during the lifetime of the optionee only by such optionee. Options granted to each employee under the Stock Plan generally become exercisable at the rate of 12.5% of the total number of shares subject to the options after the six month period from the date of grant, and approximately 2% each month thereafter.

         In the event of certain changes in control of the Company, the Stock Plan requires that each outstanding option be assumed or an equivalent option substituted by the successor corporation, unless the Administrator determines in the exercise of its sole discretion, that the optionee will have the right to exercise the option as to some or all of the shares covered by the option, including shares as to which the option would not otherwise be exercisable, in which case each option will be exercisable for thirty (30) days from the date of such determination. The Administrator has the authority to amend or terminate the Stock Plan as long as such action does not adversely affect any outstanding option and provided that stockholder approval shall be required for an amendment to increase the number of shares subject to the Stock Plan, or any change in the designation of the class of persons eligible to be granted options, or an increase in the annual limitation on grants to employees, or a material increase in benefits accruing to participants under the Stock Plan if the Company is registered under Section 12 of the Exchange Act. If not terminated earlier, the Stock Plan will terminate in 2004.

         1995 Employee Stock Purchase Plan

         The Company's 1995 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in December 1995 and approved by the stockholders in January 1996. A total of 100,000 shares of Common Stock has been reserved for issuance under the Purchase Plan. As of November 14, 1997, 24,476 shares had been purchased under the Purchase Plan by the Company's employees, including its executive officers. Directors who are not executive officers are not eligible to participate in the Purchase Plan.

         The Purchase Plan, which is intended to qualify under Section 423 of the Code, is implemented through a series of successive offering periods, each with a maximum duration of 24 months. Each offering period is comprised of four purchase periods, each with a maximum duration of six months. The current offering period began June 1, 1997 and will end on May 31, 1999. The Purchase Plan may be administered by the Board of Directors or by a committee appointed by the Board of Directors. Employees (including officers and employee directors) of the Company, or of any majority owned subsidiary designated by the Board of Directors, are eligible to participate if they are employed by the Company or any such subsidiary for at least 20 hours per week and more than 5 months per year. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 15% of an employee's compensation, at a price equal to the lower of 85% of the fair market value of the Company's Common Stock at the beginning of the offering period or the end of a purchase period. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company. In addition, participants may decrease their level of payroll deductions once during an offering period.

         The Purchase Plan provides that in the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, each right to purchase stock under the plan will be assumed or an equivalent right substituted by the successor corporation unless the Board of Directors shortens the offering period so that employees' rights to purchase stock under the plan are exercised prior to the merger or sale of assets. The Board of Directors has the power to amend or terminate the Purchase Plan as long as such action does not adversely affect any outstanding rights to purchase stock thereunder. If not terminated earlier, the Purchase Plan will have a term of twenty years.

         1995 Director Stock Option Plan

         The 1995 Director Stock Option Plan (the "Directors' Plan") was adopted by the Board of Directors in December 1995 and by the Company's stockholders in January 1996. A total of 150,000 shares of Common Stock has been reserved for issuance under the Directors' Plan. The Directors' Plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the Board of Directors.

         The Directors' Plan provides that each person who first becomes a non-employee director of the Company after the effective date of the Directors' Plan will be granted a nonstatutory stock option to purchase 30,000 shares of Common Stock (the "First Option") on the date on which the optionee first becomes a non-employee director of the Company. Thereafter, on the date of each Annual Meeting of the Company's shareholders at which non-employee directors are elected to the Board, each person so elected (including directors who were not eligible for a First Option) shall be granted an additional option to purchase 7,500 shares of Common Stock (a "Subsequent Option") if he or she shall have served on the Company's Board of Directors for at least six months prior to the date of such Annual Meeting. The Directors' Plan provides that the maximum number of shares for which options may be granted under the Directors' Plan is 150,000 (the "Pool"). However, the Directors' Plan does not specify a maximum or minimum number of shares for which options may be granted to any one non-employee director so long as the total number of shares so granted does not exceed the Pool. No option granted under the Directors' Plan is transferable by the optionee other than by will or the laws of descent or distribution or pursuant to a qualified domestic relations order, and each option is exercisable, during the lifetime of the optionee, only by such optionee or permitted transferee.

         The Directors' Plan provides that the First Option shall become exercisable in installments as to 25% of the total number of shares subject to the First Option on each of the first, second, third and fourth anniversaries of the date of grant of the First Option; each Subsequent Option shall become exercisable in full on the first anniversary of the date of grant of that Subsequent Option. The exercise price of all stock options granted under the Directors' Plan shall be equal to the fair market value of a share of the Company's Common Stock on the date of grant of the option. Options granted under the Directors' Plan have a term of ten years.

         In the event of the dissolution or liquidation of the Company, a sale of all or substantially all of the assets of the Company, the merger of the Company with or into another corporation in which the Company is not the surviving corporation or any other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged, the Company shall give to each nonemployee director either (i) a reasonable time within which to exercise the option, including any part of the option that would not otherwise be exercisable, prior to the effectiveness of any such transaction at the end of which time the Option shall terminate, or (ii) the right to exercise the option, including any part of the option that would not otherwise be exercisable (or receive a substitute option with comparable terms) as to an equivalent number of shares of stock of the corporation succeeding the Company or acquiring its business by reason of any such transaction. The Board of Directors may amend or terminate the Directors' Plan; provided, however, that no such action may adversely affect any outstanding option, and the provisions regarding the grant of options under the plan may be amended only once in any six-month period, other than to comport with changes in the Code or the Employee Retirement Income Security Act of 1974, as amended. If not terminated earlier, the Directors' Plan will have a term of ten years.

         401(k) Plan

         Effective August 1, 1994, the Company's Board of Directors adopted the Connetics Corporation 401(k) Profit Sharing Plan, which is intended to qualify under Sections 401(a) and 501 of the Code (the "401(k) Plan"). All employees who are employed by the Company and who have attained age 21 are eligible to participate in the 401(k) Plan. The 401(k) Plan provides that each participant may contribute a percentage of his or her compensation, up to the maximum amount provided by statute. The Company may also make discretionary contributions based on a certain percentage of a participant's contributions under the 401(k) Plan, as determined by the Company, or such additional amounts as the Company may deem appropriate. To date, the Company has not made any such contributions. The 401(k) Plan is intended to qualify under Section 401 of the Code so that contributions to the Plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made.  Employer  contributions  and the  investment  earnings  thereon are fully vested at all times. Contributions are allocated to each participant's individual account, which is invested in selected mutual funds according to the directions of the participant.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In June 1994, the Company entered into an employment agreement with Thomas G. Wiggans, the President and Chief Executive Officer of the Company. Pursuant to such agreement, Mr. Wiggans receives an annual base salary of $225,000, which was raised in March 1996 to $280,000 and is subject to annual review. In consideration of Mr. Wiggans' attainment of corporate goals and achievement of key milestones, the Compensation Committee awarded him a cash bonus of $80,000 in February 1996, upon the successful completion of the Company's initial public offering and a cash bonus of $40,000 in January 1997 for the achievement of the Company's corporate goals for 1996. In addition, Mr. Wiggans acquired 146,142 shares of Common Stock pursuant to a restricted stock purchase agreement in June 1994. The shares were released from the Company's repurchase option at 1/10th in December 1994 and are released at 1/60th each month thereafter. The employment agreement also entitles Mr. Wiggans to receive continuation of salary and benefits and continuation of vesting with respect to all of the Common Stock held by Mr. Wiggans for nine months following the termination of his employment from the Company other than for cause, and to the payment of premiums on a life insurance policy in the amount of $1,000,000. The employment agreement also provided for reimbursement by the Company of up to $110,000 for combined actual relocation and housing expenses.

         Additionally,  the  Company  and Mr.  Wiggans  have  entered  into  two interest-bearing loan agreements for up to $108,000 and for $225,000, respectively, both of which are secured by shares of Common Stock held by Mr. Wiggans. Amounts drawn on the $108,000 loan are due on the third anniversary of the date of each draw. The principal balance owed to the Company under the $108,000 loan was $72,000, which was also the largest aggregate amount that was outstanding, payable under two $36,000 promissory notes with interest at 5.63% and 5.73% per annum, respectively. These two loans were forgiven in 1996 for a total of $76,809, which includes principal plus interest. The remaining $36,000 related to the original loan of $108,000, payable under a promissory note with interest at 6.15% per annum, was loaned in July 1996 and forgiven in July 1997 for a total forgiveness of principal and accrued interest of $38,244. The $225,000 loan was amended and restated in July 1996; the new principal amount of the loan is $256,401.10, and the loan bears interest at a rate of 6.74% per annum. Under the restated terms, a $50,000 principal payment plus interest accrued to date was and is due and payable on each of July 31, 1997, July 31, 1998, July 31, 1999, July 31, 2000 and July 31, 2001. The current balance owed to the Company under this loan at September 30, 1997 was $207,731. The balance of the principal amount outstanding plus all accrued interest is due and payable on July 31, 2001.

         In October 1995, the Company  entered into a consulting  agreement with
G. Kirk Raab, the Chairman of the Company's Board of Directors. See "Management -- Board of Directors Committees; Compensation of Directors and Other Information."

         In December 1995, the Company entered into a Master Bridge Loan Agreement with certain stockholders of the Company (the "Bridge Investors"), pursuant to which such Bridge Investors severally and unconditionally agreed to lend up to a maximum aggregate total of $5 million to the Company. No loans were made under this Agreement, and the Company's ability to call for any loans expired upon the completion of the Company's initial public offering in February 1996. In consideration for this commitment, in February 1996, the Company delivered to each such Bridge Investor a five-year warrant to purchase a total of 22,727 shares of Common Stock at an exercise price equal to $11.00, the price per share of securities issued in the Company's initial public offering. The following current five percent stockholders of the Company were Bridge
Investors: Sierra Ventures IV, L.P., Sprout Capital VII, L.P., and Domain Partners III, L.P. See "Principal Stockholders."

         In March 1996, the Board authorized the Company to enter into individual agreements with each of the Company's directors and executive officers to provide in the event of a merger or acquisition of the Company and another entity, all stock options held by such person will automatically vest in full (i) unless the Company is the surviving entity after such transaction and the Company's stockholders immediately prior to such transaction own a majority of the outstanding securities of the surviving entity or (ii) if, as the result of such transaction, the officer or director's position with the Company is terminated or his or her responsibilities are adversely changed or reduced without his or her written consent.

         In October 1996, the Company and The Molecular Medicine Research Institute (MMRI), acting through Dr. Amento, entered into a Laboratory Services Agreement. Under the terms of the agreement, MMRI is conducting research, including research on behalf of the Company. Pursuant to this agreement, the Company has provided $250,000 to assist in establishing MMRI and an additional grant of $100,000 per year for two years pursuant to a Sponsored Research Agreement relating to connective tissue research. The Company has also provided clinical space and three full-time researchers, along with costs to support three full-time employees at the laboratory through November 1997. The Company received all intellectual property rights arising from directed research projects fully funded by the Company and has a right of first negotiation for certain other intellectual property developed by the laboratory.

         In conjunction with the Laboratory Services Agreement, the Company also entered into an Agreement with Dr. Amento. Pursuant to this agreement, Dr. Amento resigned his employment relationship with the Company effective October 31, 1996, and became a consultant to the Company. For the first nine months' of consulting work, Dr. Amento received a fee of $18,750 per month; after July 31, 1997 (and for consulting services exceeding one day per week during the initial nine months), Dr. Amento is being compensated at a rate of $2,000 per day. The Company will also pay Dr. Amento $25,000 for any successfully completed transaction in which his consultation was requested by the Company and given by Dr. Amento. Dr. Amento was also provided $24,000 over six months for office expenses. Dr. Amento's stock options were converted to non-qualified options and continue to vest under the terms of his consultancy. Also under the Agreement, Dr. Amento resigned his position as a director on May 14, 1997.

         In December 1996, the Company acquired the exclusive U.S. and Canadian rights to Ridaura(R) (auranofin), a disease modifying antirheumatic drug, from SmithKline Beecham Corporation and related entities ("SmithKline"). As consideration to SmithKline, the Company provided a $3 million upfront cash payment, which was paid in January 1997, a non-interest bearing $11.0 million promissory note, payable in two installments in January 1998 and January 1999 (of $6.0 million and $5.0 million, respectively) and secured by the intellectual property acquired from SmithKline, 637,733 shares of the Company's common stock with a guaranteed value of $9.0 million on December 31, 1997, and an obligation to pay up to $6.0 million in sales-based royalty payments, for an aggregate purchase price of up to $29.0 million. The $11.0 million promissory note was discounted at inception using an imputed interest rate of 11% and future imputed interest expense attributable to these payments is $1.6 million. In November 1997, this note was amended to defer the initial $6.0 million payment, originally due in January 1998, to April 1998 ($1.0 million), October 1998 ($1.5 million) and January 1999 ($3.5 million). The amendment also provides that Connetics will pay interest on the unpaid principal from January 1998 to January 1999 at a rate of prime plus two percent (2%). Under a related Transitional Services Agreement, customer orders and distribution for the product will continue to be managed by SmithKline through 1997 with no additional consideration for performing such services. The parties also entered into a Supply Agreement, under which SmithKline will manufacture and supply Ridaura (in final finished package form) to the Company for an initial term of five years. As a result of the share issuance, SmithKline became the beneficial owner of more than five percent (5%) of the Company's Common Stock. See "Principal Stockholders" and "Risk Factors -- Potential Effects of Guarantee of Value of Shares Issued to SmithKline."

         In October 1997, the Company and Dr. Harkonen entered into a Secured Loan Agreement and Security Agreement providing for a loan to Dr. Harkonen of $100,000, which is secured by 25,000 shares of Common Stock issuable upon the exercise of vested options held by Dr. Harkonen. The current balance owed to the Company under this loan is $100,000, payable under a promissory note with interest at 8.5% per annum, compounded annually. All principal and accrued interest is due and payable on the earliest of (a) October 30, 2000 or (b) the termination of Dr. Harkonen's employment or consulting relationship with the Company for any reason.

         In September 1997, the Company and Cynthia Butitta, former Vice President of Finance and Administration and Chief Financial Officer, entered into a separation agreement, pursuant to which the Company accepted Ms. Butitta's resignation as an employee and officer of the Company and agreed to pay Ms. Butitta all accrued salary, accrued and unused vacation earned, and six
(6) months of base salary as a severance benefit. Under the agreement, Ms. Butitta will serve as a consultant to the Company from the date of the agreement through March 1998 and will receive $15,000 per month as consulting fees.

         The Company and CORD Logistics, Inc. ("CORD") are currently finalizing a Distribution Services Agreement, pursuant to which CORD will be appointed the primary distribution agent in and for the United States, the District of Columbia, Puerto Rico and Canada for the distribution of Ridaura to the Company's direct customers. Under the agreement, which is expected to have an initial term of three years, the Company would pay CORD an initial start-up fee of $51,000 for implementation and will pay monthly fees of $10,700 for system access, customer service and financial services, in addition to other per order and fixed fees for distribution and financial services. CORD is a subsidiary of Cardinal Health, Inc., of which Mr. Kane (a director of the company) is President, Chief Operating Officer and a director. There can be no assurance that this agreement with CORD will be consummated in a timely manner, or at all. See "Risk Factors -- Management of Ridaura Product; Uncertainty of Future Ridaura Revenues; Off-Patent Status of Ridaura."

         The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors, and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of November 14, 1997, and as adjusted to reflect the sale of the Common Stock offered hereby (assuming all of such shares are sold), by (i) all persons who are beneficial owners of five percent or more of the Company's Common Stock,
(ii) each director of the Company,  (iii) each executive  officer of the Company
(including the Named Executive Officers), and (iv) all current directors and all executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, and the information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                                                                                  Percent Beneficially Owned
                                                                                                 ----------------------------
                                                                             Number of            Before              After
   Name                                                                      Shares(1)           Offering            Offering
   ----                                                                      ---------           --------            --------
   Sprout Capital VII, L.P. (2).........................................     2,768,671             23.6%               20.5%
     650 Town Centre Drive, Suite 810
     Costa Mesa, CA 92626
   Sierra Ventures IV, L.P.(3)..........................................      830,564               7.3%                6.3%
     3000 Sand Hill Road
     Building Four, Suite 210
     Menlo Park, CA 94025
   Domain Partners III, L.P. (4)........................................      816,859               7.1%                6.2%
     One Palmer Square, Suite 515
     Princeton, NJ 08542
   New York Life Insurance Company (5) .................................      715,432               6.2%                5.4%
     51 Madison Ave
     New York, NY 10010
   State of Wisconsin Investment Board (6)..............................      695,000               6.1%                5.3%
     P.O. Box 7842
     Madison, WI  53707
   SmithKline Beecham Properties, Ltd. (7)..............................      637,733               5.6%                4.9%
     1403 Foulk Road  #102
     Wilmington, DE  19803-2775
   Edward P. Amento, M.D. (8)...........................................      208,266               1.8%                1.6%
   Thomas G. Wiggans (9)................................................      215,718               1.9%                1.6%
   Eugene A. Bauer, M.D.................................................      145,467               1.3%                1.1%
   Brian H. Dovey (4)(10)...............................................      826,344               7.2%                6.3%
     One Palmer Square, Suite 515
     Princeton, NJ 08542
   Alexander E. Barkas, Ph.D. (11) .....................................       96,924                *                   *
   G. Kirk Raab (12)....................................................       92,519                *                   *
   Ernst H. Rinderknecht, Ph.D. (13)....................................       50,295                *                   *
   Thomas D. Kiley (14).................................................       56,857                *                   *
   W. Scott Harkonen (15)...............................................       50,377                *                   *
   David A. Lowin, Esq. (16)............................................       39,064                *                   *
   Joseph J. Ruvane, Jr. (17)...........................................       29,308                *                   *
   Cynthia M. Butitta (18)..............................................       40,012                *                   *
   Richard J. Hammel (19)...............................................       36,946                *                   *
   Kenneth B. Plumlee ..................................................       23,000                *                   *
   John L. Higgins (20) ................................................        3,000                *                   *
   John C. Kane.........................................................        5,000                *                   *
   All directors and executive officers as a group (16 persons)             1,919,097              16.4%               14.3%
     (8)-(20)...........................................................

    *  Less than one percent (1%).
                                      -52-


(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of November 14, 1997. Such exercisable options are shown in the footnotes to this table for each such person. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person.

(2) Includes 1,146,200 shares held by Sprout Capital VII, L.P., 267,119 shares held by Sprout Capital VI, L.P., 68,823 shares held by DLJ Capital Corporation, 7,412 shares held by The Sprout CEO Fund L.P., 521,618 shares held by Sprout Growth II, L.P., 132,621 shares held by DLJ First ESC LLC, 301,335 shares issuable upon exercise of warrants held by Sprout Capital VII, L.P., exercisable within 60 days of November 14, 1997, 1,648 shares issuable upon exercise of warrants held by Sprout Capital VI, L.P., exercisable within 60 days of November 14, 1997, 12,657 shares issuable upon exercise of warrants held by DLJ Capital Corporation, exercisable within 60 days of November 14, 1997, 3,464 shares issuable upon exercise of warrants held by The Sprout CEO Fund L.P., exercisable within 60 days of November 14, 1997 and 61,984 shares issuable upon exercise of warrants held by DLJ First ESC LLC, exercisable within 60 days of November 14, 1997.

(3) Includes 793,941 shares held by Sierra Ventures IV, L.P., 31,790 shares held by Sierra Ventures IV International, L.P., 4,647 shares issuable upon exercise of warrants held by Sierra Ventures IV, L.P., exercisable within 60 days of November 14, 1997 and 186 shares issuable upon exercise of warrants held by Sierra Ventures IV International, L.P., exercisable within 60 days of November 14, 1997.

(4) Includes 721,349 shares held by Domain Partners III, L.P., 25,188 shares held by DP III Associates, L.P., 4,215 shares held by Domain Associates, 63,898 shares issuable upon exercise of warrants held by Domain Partners III, L.P., exercisable within 60 days of November 14, 1997 and 2,209 shares issuable upon exercise of warrants held by DP III Associates L.P., exercisable within 60 days of November 14, 1997. Brian H. Dovey, a general partner of the general partner of Domain Partners III, L.P. and DP III Associates, L.P., is a director of the Company. Mr. Dovey is also a general partner of Domain Associates. Mr. Dovey disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in such shares.

(5) Includes 124,651 shares issuable upon exercise of outstanding warrants exercisable within 60 days of November 14, 1997.

(6) Such information has been obtained from a filing on Form 13-G by such person.

(7) The Company may be obligated to issue additional shares to SmithKline Beecham Properties, Ltd. on December 31, 1997 to bring the total value of the shares owned by such stockholder to $9.0 million. See "Certain Relationships and Related Transactions."

(8) Includes shares held indirectly by Dr. Amento as trustee of the Amento Family Trust. Includes 3,513 shares issuable upon the exercise of outstanding options exercisable within 60 days of November 14, 1997.

(9) Includes 15,224 shares issuable upon the exercise of outstanding options exercisable within 60 days of November 14, 1997. Also includes 13,490 shares of Common Stock owned by Kathryn H. Wiggans, spouse of Mr. Wiggans, 8,993 shares of Common Stock held in a Custodial Account for Elizabeth M. Wiggans and 8,993 shares of Common Stock held in a Custodial Account for Amanda G. Wiggans.

(10) Includes 9,485 shares issuable upon exercise of outstanding options exercisable within 60 days of November 14, 1997.

(11) Includes 13,700 shares issuable upon exercise of outstanding options exercisable within 60 days of November 14, 1997 and 11,855 shares issuable upon exercise of outstanding warrants exercisable within 60 days of November 14, 1997. Also includes 25,985 shares of Common Stock owned by Linda Wijcik, spouse of Dr. Barkas.

(12) Includes 86,899 shares issuable upon exercise of outstanding options exercisable within 60 days of November 14, 1997.

(13) Includes 15,809 shares issuable upon exercise of outstanding options exercisable within 60 days of November 14, 1997.

                                      -53-

(14) Includes 8,993 shares held in the Thomas D. and Nancy L.M. Kiley Revocable Trust under Agreement dated August 7, 1981. Also includes 24,375 shares issuable upon exercise of outstanding options exercisable within 60 days of November 14, 1997.

(15) Includes 48,597 shares issuable upon the exercise of outstanding options exercisable within 60 days of November 14, 1997.

(16) Includes 17,705 shares issuable upon the exercise of outstanding options exercisable within 60 days of November 14, 1997.

(17) Includes 29,308 shares issuable upon the exercise of outstanding options exercisable within 60 days of November 14, 1997.

(18) Includes 39,228 shares issuable upon the exercise of outstanding options exercisable within 60 days of November 14, 1997.

(19) Includes 36,254 shares issuable upon the exercise of outstanding options exercisable within 60 days of November 14, 1997.

(20) Includes 250 shares of Common Stock owned by Amy K. Higgins, spouse of Mr. Higgins.

                                      -54-

                          DESCRIPTION OF CAPITAL STOCK

         Following the closing of the sale of the shares offered hereby, the authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of Preferred Stock, $0.001 par value.

Common Stock

         As of October 31, 1997, there were 11,349,557 shares of Common Stock outstanding that were held of record by approximately 191 stockholders. There will be 13,099,557 shares of Common Stock outstanding after giving effect to the sale of the shares of Common Stock offered hereby (assuming all of such shares are sold). See "Management -- Stock Option Plans."

         The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

Preferred Stock

         The Company is authorized to issue 5,000,000 shares of undesignated Preferred Stock. The Board of Directors will have the authority to issue the undesignated Preferred Stock in one or more Series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated Preferred Stock and to fix the number of shares constituting any Series and the designation of such series, without any further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. At present, the Company has no plans to issue any further shares of Preferred Stock except those listed herein.

         In December 1996, the Company issued 200 shares of 7% Series A Redeemable Convertible Preferred Stock ("Series A Redeemable Preferred Stock"), par value $.001 per share, in a Regulation S offering at a per share price of $10,000 with a mandatory redemption date of December 4, 1999. Dividends and principal on the Series A Redeemable Preferred Stock are convertible into common stock at a conversion price equal to 85% of the average of the daily low trading price for the ten trading days immediately preceding the conversion date. Each holder is entitled to convert all or a portion of its Series A Redeemable Preferred Stock into common stock at any time. Any Series A Redeemable Preferred Stock that upon conversion would result in the cumulative issuance of common stock in excess of 20% of the outstanding common stock, will be automatically redeemed by the Company for cash at a redemption price equal to 120% of the $10,000 original purchase price plus accrued dividends at the rate of 7%. As of November 14, 1997, one hundred forty (140) shares of Series A Redeemable Preferred Stock had been converted into common stock and sixty (60) shares of Series A Redeemable Preferred Stock remained outstanding.

         In May 1997, the Company adopted a Preferred Shares Rights Agreement (the "Rights Agreement"), which entitles existing stockholders to certain rights (including the right to purchase shares of Series B Preferred Stock) in the event of an acquisition of fifteen percent (15%) or more of the Company's outstanding common stock or a tender offer for such shares resulting in the beneficial ownership by a person or group of fifteen percent (15%) or more of the outstanding common stock. Such rights expire in April 2000 if not redeemed earlier by the Company or expired pursuant to the consummation of certain mergers, consolidations or sales of assets, or unless the final expiration date is extended.

Registration Rights of Certain Holders

         The holders of approximately 2,251,752 shares of Common Stock (the "Registrable Securities") or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between the Company and the holders of Registrable Securities. Subject to certain limitations in the agreement, the holders of a majority of the Registrable Securities then outstanding may require, on two occasions at any time, that the Company use its best efforts to register the Registrable Securities for public resale. If the Company registers any of its Common Stock either for its own account or for the account of other security holders, the holders of Registrable Securities are entitled to include their shares of Common Stock in the registration. A holder's right to include shares in an underwritten registration is subject to the ability of the underwriters to limit the number of shares included in the offering. Holders of Registrable Securities holding at least 20% of the Company's outstanding shares of capital stock may also require the Company, on no more than two occasions over any twelve-month period, to register all or a portion of their Registrable Securities on Form S-3, provided, among other limitations, that the proposed aggregate selling price, net of underwriting discounts and commissions, is at least $250,000. All fees, costs and expenses of such registrations, excluding those incurred with respect to registrations on Form S-3, must be borne by the Company and all selling expenses (including underwriting discounts, selling commissions and stock transfer taxes) relating to Registrable Securities must be borne by the holders of the securities being registered. All fees, costs and expenses of registrations on Form S-3, including all such selling expenses must be born by the holders of the securities being registered.

Anti-Takeover Provisions of Delaware Law

         The Company is subject to the provisions of Section 203 of the Delaware Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's outstanding voting stock. This provision may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. In addition, upon completion of this offering, certain provisions of the Company's charter documents, including a provision eliminating the ability of stockholders to take actions by written consent, may have the effect of delaying or preventing changes in control or management of the Company, which could have an adverse effect on the market price of the Company's Common Stock. The Company's stock option and purchase plans generally provide for assumption of such plans or substitution of an equivalent option of a successor corporation or, alternatively, at the discretion of the Board of Directors, exercise of some or all of the options stock, including non-vested shares, or acceleration of vesting of shares issued pursuant to stock grants, upon a change of control or similar event. The Board of Directors has authority to issue up to 5,000,000 shares of Preferred Stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the stockholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company. Furthermore, such Preferred Stock may have other rights, including economic rights senior to the Common Stock, and, as a result, the issuance of such Preferred Stock could have a material adverse effect on the market value of the Common Stock. The Company has no present plan to issue shares of Preferred Stock.

Warrants

         The Company also has outstanding warrants exercisable for 1,289,194 shares of Common Stock at an average weighted exercise price of $8.79 per share.

Transfer Agent and Registrar

         The Transfer Agent and Registrar for the Company's Common Stock is U.S. Stock Transfer Corporation, Glendale, California. Its telephone number is (818) 502-1404.

Listing

         The Company's Common Stock is quoted on the Nasdaq National Market under the trading symbol "CNCT."

                              PLAN OF DISTRIBUTION

         The Common Stock offered hereby is being offered for sale directly by the Company to a limited number of institutional buyers, affiliates of such buyers and possibly certain other accredited investors. The Company does not anticipate offering the Common Stock through underwriters, but may engage a registered broker/dealer to effect sales of the shares. If the Company does offer the Common Stock through underwriters or broker/dealers or agents, the net proceeds to the Company would be reduced by any discounts or commissions that would be required to be paid by the Company to any such underwriter, broker/dealer or agent. The price of the Common Stock offered hereby will be determined through negotiations between the Company and prospective purchasers of the Common Stock.

         There can be no assurance that the Company will be successful in selling any or all of the Common Stock offered hereby. The Company has not fixed a minimum number of shares of Common Stock to be sold pursuant to this Prospectus. Therefore, the Company may sell less than all of the Common Stock offered hereby, which may significantly reduce the amount of proceeds to be received by the Company. Funds received by the Company on the sale of less than all of the Common Stock offered hereby will not be placed in an escrow, trust or similar account. It is expected that delivery of certificates representing the shares of Common Stock will be made against payment for the Common Stock in Palo Alto, California, and the offering of any unsold shares hereunder will terminate not later than thirty (30) days after the date of this Prospectus.

         The Chief Executive Officer, the President and the Chief Financial Officer of the Company, with assistance of other officers as needed, will participate in the sale of the Common Stock to the purchasers. The Company expects that these participants, who will not receive any compensation for these sales, will not be deemed to be brokers under the Exchange Act.

         The Company has engaged Gerard Klauer Mattison & Co., Inc. ("GKM") to render financial advisory services to the Company for a period of one year through November 1998, including in connection with this offering. GKM's role in this offering is limited to providing financial advice, and GKM will not be serving as an underwriter, broker/dealer, finder or placement agent. In consideration of GKM's services, the Company will pay GKM a fee of $70,000 and will issue to GKM a warrant to purchase 6,000 shares of the Company's common stock at an exercise price of $6.00 per share. The warrant will expire five years from the issue date, and the Company will be obligated to register the shares underlying the warrant for resale within one year of the closing of this offering. The Company will also reimburse GKM for its reasonable out-of-pocket expenses incurred in connection with its services to the Company.

                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for the Company by its counsel, Venture Law Group, A Professional Corporation, 2800 Sand Hill Road, Menlo Park, California, 94025. Joshua L. Green, a director of Venture Law Group, is Secretary of the Company.

                                     EXPERTS

         The consolidated financial statements of Connetics Corporation at December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1, of which this Prospectus constitutes a part, under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

         The Company also is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Commission's following Regional Offices: Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding Companies, such as the Company, that file electronically with the Commission at http://www.sec.gov. The Company's Common Stock is traded on the Nasdaq National Market under the symbol "CNCT."

                              CONNETICS CORPORATION
                          INDEX TO FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors..........................  F-2
Balance Sheets.............................................................  F-3
Statements of Operations...................................................  F-4
Statements of Stockholders' Equity (Net Capital Deficiency)................  F-5
Statements of Cash Flows...................................................  F-7
Notes to Financial Statements..............................................  F-8

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To The Board of Directors and Stockholders of Connective Therapeutics, Inc. (also known as Connetics Corporation)

         We have audited the accompanying balance sheets of Connective Therapeutics, Inc. (also known as Connetics Corporation) as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material aspects, the financial position of Connective Therapeutics, Inc. at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                              ERNST & YOUNG LLP
Palo Alto, California
January 13, 1997

                                                       CONNETICS CORPORATION
                                                           BALANCE SHEETS
                                                (In thousands, except share amounts)

                                                                                       Nine Months
                                                                                          Ended
                                                                                      September 30,       Years Ended December 31,
                                                                                      ---------------  ----------------------------
                                                                                           1997             1996           1995
                                                                                           ----             ----           ----
                                                                                       (Unaudited)
                                                        Assets
Current assets:
  Cash and cash equivalents                                                                $ 5,767          $14,555        $ 9,023
  Short-term investments                                                                     8,373            9,999             --
  Accounts receivable                                                                        1,863              428             --
  Prepaid expenses and other current assets                                                    167              124            154
                                                                                           -------          -------        -------
          Total current assets                                                              16,170           25,106          9,177

Property and equipment, net                                                                  1,801            1,484          1,367
Notes receivable from related parties                                                          246              301            414
Deposits and other assets                                                                      185              250            838
Licensed assets and product rights                                                          15,437           20,781             --
                                                                                           -------          -------        -------
                                                                                           $33,839          $47,922        $11,796
                                                                                           =======          =======        =======

                                         Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                                                                        $  2,446           $4,179         $  441
  Accrued liabilities                                                                        1,922            2,023            808
  Accrued process development expenses                                                         439            1,198            668
  Accrued payroll and related expenses                                                         741              394            157
  Current notes payable                                                                      5,923               --             --
  Current portion of capital lease obligations, capital loans and long-term debt             2,845            2,408          1,259
                                                                                          --------          -------          -----
          Total current liabilities                                                         14,316           10,202          3,333

Notes payable                                                                                   --               --          2,205
Non-current portion of capital lease obligations, capital loans and long-term debt           1,302            3,062          4,933
Other long-term liabilities                                                                  6,187           10,858          1,262
Redeemable convertible preferred stock, Series A                                             1,650            2,000             --

Commitments
Stockholders' equity:
  Preferred stock,  $0.001 par value:  5,000,000 shares  authorized;  redeemable convertible  preferred stock, Series A, 165 shares issued and outstanding at
    September 30, 1997,  200 shares issued and  outstanding at December 31, 1996 and no shares  issued and  outstanding  at December 31, 1995;  and preferred stock, no shares
    issued and outstanding at December 31, 1996 and 3,965,137 shares issued and
    outstanding at December 31, 1995                                                            --               --              4
  Common stock, $0.001 par value: 50,000,000 shares authorized; 11,075,654 share issued and  outstanding at September 30, 1997,  9,057,393  shares issued and outstanding at
    December 31, 1996 and 908, 511 issued and outstanding at December 31, 1995                  11                9              1
  Additional paid in capital                                                                72,348           60,998         21,425
  Notes receivable from stockholders                                                           (75)             (75)          (134)
  Deferred compensation, net                                                                  (891)          (1,315)        (1,933)
  Other                                                                                          1               (3)            --
  Accumulated deficit                                                                      (60,964)         (37,814)       (19,300)
  Treasury stock, at cost                                                                      (46)              --             --
                                                                                           -------          -------        -------
Total stockholders' equity                                                                  10,384           21,800             63
                                                                                           -------          -------        -------
                                                                                           $33,839          $47,922        $11,796
                                                                                           =======          =======        =======

                                           See accompanying notes to financial statements

                                                                F-3


                                                         CONNETICS CORPORATION
                                                        STATEMENTS OF OPERATIONS
                                           (In thousands, except share and per share amounts)

                                                           Nine Months Ended September 30,            Years Ended December 31,
                                                           -------------------------------  ----------------------------------------
                                                                1997           1996             1996         1995          1994
                                                                ----           ----             ----         ----          ----
                                                                    (Unaudited)

Product revenues                                            $     5,053     $     --       $      428     $     --         $   --

Operating costs and expenses:
  Cost of product sales                                             815           --             --             --             --
  License amortization                                            5,344           --              594           --             --
  Research and development                                       14,731          9,221         13,161          8,271          6,436
  General and administrative                                      6,599          3,419          5,434          2,113          1,317
                                                               --------       --------       --------       --------       --------
Total operating expenses                                         27,489         12,640         19,189         10,384          7,753

Interest income                                                     714            914          1,190            405             38
Interest expense                                                 (1,318)          (749)          (943)          (393)          (135)
                                                               --------       --------       --------       --------       --------
Net loss                                                       $(23,040)      $(12,475)      $(18,514)      $(10,372)      $ (7,850)
                                                               ========       ========       ========       ========       ========

Net loss per share                                          $     (2.31)    $    (1.91)    $    (2.71)
                                                            ===========     ==========     ==========
Shares used to calculate net loss per share                  10,034,185      6,524,574      6,824,668
                                                            ===========     ==========     ==========

Pro forma net loss per share                                                                              $    (1.79)
                                                                                                          ==========
Shares used to calculate pro forma net loss per share                                                      5,778,372
                                                                                                          ==========

                                             See accompanying notes to financial statements

                                                                F-4

                                                        CONNETICS CORPORATION
                                     STATEMENTS OF STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
                                         (In thousands, except share and per share amounts)

                                                   Convertible                           Additional
                                                 Preferred Stock         Common Stock     Paid in     Notes        Deferred
                                                Shares     Amount      Shares    Amount   Capital   Receivable   Compensation
                                                ------     ------      ------    ------   -------   ----------   ------------

Balances at December 31, 1993                   227,081     $ --       604,802   $   1    $  1,037    $  (20)      $    --
Issuance of series A preferred stock          1,116,180        1          --        --       4,950        --            --
Issuance of common stock under stock
  option plans                                       --       --       261,138      --         117       (77)           --
Net loss                                             --       --          --        --          --        --            --
                                              ---------     ----     ---------   -----    --------    ------       -------
Balances at December 31, 1994                 1,343,261        1       865,940       1       6,104       (97)
                                              ---------     ----     ---------   -----    --------    ------       -------

Issuance of series B preferred stock,
  net of issuance costs                       2,621,876        3          --        --      12,787       (28)           --
Issuance of common stock under stock
  option plans                                       --       --        42,571      --          19        (9)           --
Deferred compensation related to certain
  options and stock purchase rights
  granted to employees and consultants               --       --          --        --       2,265        --        (2,265)
Amortization of deferred compensation                --       --          --        --          --        --           332
Issuance of warrants                                 --       --          --        --         250        --            --
Net loss                                             --       --          --        --          --        --            --
                                              ---------     ----     ---------   -----    --------    ------       -------
Balances at December 31, 1995                 3,965,137        4       908,511       1      21,425      (134)       (1,933)
                                              ---------     ----     ---------   -----    --------    ------       -------

Issuance of common stock in initial public
  offering ("IPO"), net of issuance costs
  of $2,981                                          --       --     2,500,000       2      24,519        --            --
Conversion of preferred stock into
  common stock in conjunction with IPO
  in February                                (3,965,137)      (4)    3,965,137       4          --        --            --
Issuance of common stock under stock
  option plans, net of repurchases                   --       --        51,586      --          22        --            --
Issuance of common stock warrants                    --       --        10,328      --          --        --            --
Issuance of common stock under employee
  stock purchase plan                                --       --        11,874      --          96        --            --
Issuance of common stock pursuant to
  private placement, net of issuance costs           --       --       972,224       1       5,929        --            --
Issuance of common stock upon asset
  purchase from SmithKline Beecham                   --       --       637,733       1       8,999        --            --
Payment of notes receivable                          --       --            --      --          --        59            --
Deferred compensation related to certain
  options and stock purchase rights granted
  to consultants                                     --       --            --      --         145        --          (145)
Amortization and reversal of deferred
  compensation                                       --       --            --      --        (137)       --           763
Unrealized loss on investments                       --       --            --      --          --        --            --
Net loss                                             --       --            --      --          --        --            --
                                              ---------     ----     ---------   -----    --------    ------       -------
Balances at December 31, 1996                        --       --     9,057,393       9      60,998       (75)       (1,315)
                                              ---------     ----     ---------   -----    --------    ------       -------


                                                              Unrealized
                                            Treasury Stock   Gains/Loss on  Accumulated
                                            Shares   Amount   Investments     Deficit      Total
                                            ------   ------   -----------     -------      -----

Balances at December 31, 1993                   --   $    --    $    --      $ (1,078)   $     (60)
Issuance of series A preferred stock            --        --         --            --        4,951
Issuance of common stock under stock
  option plans                                  --        --         --            --           40
Net loss                                        --        --         --        (7,850)      (7,850)
                                           -------   -------    -------      --------    ---------
Balances at December 31, 1994                   --        --         --        (8,928)      (2,919)
                                           -------   -------    -------      --------    ---------

Issuance of series B preferred stock,
  net of issuance costs                         --        --         --            --       12,762
Issuance of common stock under stock
  option plans                                  --        --         --            --           10
Deferred compensation related to certain
  options and stock purchase rights
  granted to employees and consultants          --        --         --            --           --
Amortization of deferred compensation           --        --         --            --          332
Issuance of warrants                            --        --         --            --          250
Net loss                                        --        --         --       (10,372)     (10,372)
                                           -------   -------    -------      --------    ---------
Balances at December 31, 1995                   --        --         --       (19,300)          63
                                           -------   -------    -------      --------    ---------

Issuance of common stock in initial public
  offering ("IPO"), net of issuance costs
  of $2,981                                     --        --         --            --       24,251
Conversion of preferred stock into
  common stock in conjunction with IPO
  in February                                   --        --         --            --           --
Issuance of common stock under stock
  option plans, net of repurchases              --        --         --            --           22
Issuance of common stock warrants               --        --         --            --           --
Issuance of common stock under employee
  stock purchase plan                           --        --         --            --           96
Issuance of common stock pursuant to
  private placement, net of issuance costs      --        --         --            --        5,930
Issuance of common stock upon asset
  purchase from SmithKline Beecham              --        --         --            --        9,000
Payment of notes receivable                     --        --         --            --           59
Deferred compensation related to certain
  options and stock purchase rights granted
  to consultants                                --        --         --            --           --
Amortization and reversal of deferred
  compensation                                  --        --         --            --          626
Unrealized loss on investments                  --        --         (3)           --           (3)
Net loss                                        --        --         --       (18,514)     (18,514)
                                           -------   -------    -------      --------    ---------
Balances at December 31, 1996                   --        --         (3)      (37,814)      21,800
                                           -------   -------    -------      --------    ---------


                                                   F-5

Issuance of common stock under stock
  option plans, net of repurchases
  (unaudited)                                        --       --       129,762      --          61        --            --
Issuance of common stock under employee
  stock purchase plan (unaudited)                    --       --        12,602      --          64        --            --
Issuance of common stock pursuant to
  private placement, net of issuance
  costs (unaudited)                                  --       --     1,810,000       2      10,884        --            --
Conversion of redeemable preferred stock,
  Series A (unaudited)                               --       --        71,143      --         422        --            --
Convertible preferred stock, Series A
  preferred dividends (unaudited)                    --       --            --      --          --        --            --
Repurchase of officer's common stock
  (unaudited)                                        --       --            --      --          --        --            --
Deferred compensation related to certain
  options and stock purchase rights
  granted to consultants (unaudited)                 --       --            --      --         (33)       --            --
Amortization and reversal of deferred
  compensation (unaudited)                           --       --            --      --         (48)       --           424
Unrealized gain on investments (unaudited)           --       --            --      --          --        --            --
Net loss (unaudited)                                 --       --            --      --          --        --            --
                                              ---------     ----    ----------   -----    --------    ------       -------
Balances at September 30, 1997 (Unaudited)           --     $ --    11,080,900   $  11     $72,348    $  (75)      $  (891)
                                              =========     ====    ==========   =====     =======    ======       =======


Issuance of common stock under stock
  option plans, net of repurchases
  (unaudited)                                   --        --         --            --           61
Issuance of common stock under employee
  stock purchase plan (unaudited)               --        --         --            --           64
Issuance of common stock pursuant to
  private placement, net of issuance
  costs (unaudited)                             --        --         --            --       10,886
Conversion of redeemable preferred stock,
  Series A (unaudited)                          --        --         --            --          422
Convertible preferred stock, Series A
  preferred dividends (unaudited)               --        --         --          (110)        (110)
Repurchase of officer's common stock
  (unaudited)                               (5,246)      (46)        --            --          (46)
Deferred compensation related to certain
  options and stock purchase rights
  granted to consultants (unaudited)            --        --         --            --          (33)
Amortization and reversal of deferred
  compensation (unaudited)                      --        --         --            --          376
Unrealized gain on investments (unaudited)      --        --          4            --            4
Net loss (unaudited)                            --        --         --       (23,040)     (23,040)
                                           -------   -------    -------      --------    ---------
Balances at September 30, 1997 (Unaudited)  (5,246)  $   (46)   $     1      $(60,964)    $ 10,384
                                           =======   =======    =======      ========    =========


                 See accompanying notes to financial statements

                                                        CONNETICS CORPORATION
                                                      STATEMENTS OF CASH FLOWS
                                                           (In thousands)

                                                                            Nine Months Ended
                                                                              September 30,              Years Ended December 31,
                                                                         ------------------------  ---------------------------------
                                                                            1997        1996           1996        1995       1994
                                                                            ----        ----           ----        ----       ----
                                                                               (Unaudited)
Cash flows from operating activities:
Net loss                                                                  $(23,040)   $(12,475)      $(18,514)  $(10,372)   $(7,850)
Adjustments to reconcile net loss to net cash used by operating activities:
  Depreciation and amortization                                              5,909         491          1,237        393        120
  Technology acquired in exchange for note payable and other
    long-term liability                                                         --          --             --        855      1,850
  Amortization of deferred compensation                                        378         434            626        332         --
  Accrued interest on notes payable                                            830          --             --         --         --
  Changes in assets and liabilities:
    Accounts receivable                                                     (1,435)         --           (428)        --         --
    Prepaid expenses and other current assets                                  (43)         (2)            30        (72)        18
    Notes receivable from related parties                                        9         147            173       (116)      (298)
    Deposits and other assets                                                   (9)        491            487       (543)         8
    Accounts payable                                                        (1,733)        (17)         3,738       (117)       409
    Accrued liabilities                                                       (932)        348          1,215        587         65
    Accrued process development                                               (759)        269            530        209        459
    Accrued payroll and related expenses                                       347         206            237         78         26
    Other long-term liabilities                                              1,252         (78)           221        (31)       793
                                                                          --------    --------       --------   --------    -------
Net cash used by operating activities                                      (19,226)    (10,186)       (10,448)    (8,797)    (4,400)
                                                                          --------    --------       --------   --------    -------

Cash flows from investing activities:
Purchases of short-term investments                                        (12,169)    (25,575)       (21,650)    (7,560)        --
Sales and maturities of short-term investments                              13,798      13,617         11,648      7,560         --
Capital expenditures                                                          (808)       (588)          (461)      (400)      (650)
Licensed assets and product rights                                              --          --         (3,000)        --         --
                                                                          --------    --------       --------   --------     -------
Net cash provided by (used in) investing activities                            821     (12,546)       (13,463)      (400)      (650)
                                                                          --------    --------       --------   --------    -------

Cash flows from financing activities:
Proceeds (payments) from bank loans                                             --          --             --       (750)       750
Payment of notes payable                                                        --      (2,205)        (2,205)        --         --
Proceeds from capital loans and long-term debt                                 333         415            323      5,230        540
Payments on obligations under capital leases and capital loans              (1,693)       (745)        (1,244)      (319)      (111)
Proceeds from issuance of redeemable preferred stock                            --          --          2,000         --         --
Proceeds from issuance of preferred and common stock,
  net of issuance costs                                                     10,977      24,636         30,569     12,772      4,429
                                                                          --------    --------       --------   --------    -------
Net cash provided by financing activities                                    9,617      22,101         29,443     16,933      5,608
                                                                          --------    --------       --------   --------    -------
Net change in cash and cash equivalents                                     (8,788)       (631)         5,532      7,736        558
Cash and cash equivalents at beginning of period                            14,555       9,023          9,023      1,287        729
                                                                          --------    --------       --------   --------    -------
Cash and cash equivalents at end of period                                 $ 5,767      $8,392        $14,555     $9,023     $1,287
                                                                          ========    ========       ========   ========    =======

Supplementary information:
Interest paid                                                             $    488    $    749       $  1,062   $    274    $    71

Investing and financing activities:
Assets acquired under capital leases                                      $     --    $    199       $    199   $    171    $   611
Issuance of preferred stock in exchange for cancellation of accrued
  liability related to technology license                                 $     --    $     --       $     --   $     --    $   563
Issuance of warrants                                                      $     --    $     --       $     --   $    250    $    --
Issuance of preferred and common stock in exchange for notes receivable   $     --    $     --       $     --   $     37    $    77
Deferred compensation related to stock options and purchase rights        $     --    $    145       $    145   $  2,265    $    --
Issuance of common stock for licensed assets and product rights
  purchased from SmithKline Beecham                                       $     --    $     --       $  9,000   $     --    $    --
Issuance of note payable for  licensed assets and product rights
purchased from SmithKline Beecham                                         $     --    $     --       $  9,375  $       --   $    --

                 See accompanying notes to financial statements

                              CONNETICS CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 1996

             (Information as of September 30, 1997 and for the nine month periods ended September 30, 1997 and 1996 is unaudited)

1.    Organization and Summary of Significant Accounting Policies:

         Organization

         Connetics Corporation (the "Company") was incorporated in the State of Delaware on February 8, 1993. In March 1997, the Company's Board of Directors approved a change in the Company's name from "Connective Therapeutics, Inc." to "Connetics Corporation" which was approved by the Company's stockholders at its annual meeting on May 14, 1997. References in this section to historical results include the Company's results when it was known as "Connective Therapeutics, Inc." From its inception until December 1996, the Company was in the development stage, principally involved in research and development of therapeutics for diseases that involve connective tissues of the body, obtaining financing, recruiting personnel, securing operating facilities, and pursuing business development opportunities. On December 31, 1996, the Company acquired exclusive U.S. and Canadian rights to Ridaura(R), a disease modifying antirheumatic drug, from SmithKline Beecham Corporation and related entities. Ridaura is the first product the Company markets and it signifies the beginning of the Company's transition from purely product development to a revenue based sales and marketing company. The Company has no products from its current development programs available for sale and does not expect to have any for the next few years. Accordingly, the Company's ability to continue its research and development activities is dependent upon the ability of management to obtain substantial additional financing.

         Liquidity and financial viability

         In the course of its development activities, the Company has sustained continuing operating losses and expects such losses to increase over at least the next few years. The Company's future capital uses and requirements depend on numerous factors, including the progress of its research and development programs, the progress of clinical and advanced-stage clinical testing, the time and costs involved in obtaining regulatory approvals, the cost of filing, prosecuting, and enforcing patent claims and other intellectual property rights, competing technological and market developments, the ability of the Company to establish collaborative arrangements, the level of product revenues, the possible acquisition of new products and technologies, and the development of commercialization activities, and therefore such capital uses and requirements may increase in future periods. As a result, the Company will require substantial additional funds prior to reaching profitability and may attempt to raise additional funds through equity or debt financings, collaborative arrangements with corporate partners or from other sources. Other than the Equity Line Agreement (which is presently unavailable) (see Note 6), the Company currently has no commitments for any additional financings, and there can be no assurance that additional funding will be available for the Company to finance its ongoing operations on acceptable terms if at all. The inability to obtain sufficient funds may require the Company to delay, scale back or eliminate some or all of its research and product development programs, to limit the marketing or its products or to license third parties the rights to commercialize products or technologies that the Company would otherwise seek to develop and market itself.

         Interim financial information

         The financial statements as of September 30, 1997 and for the nine month periods ended September 30, 1997 and 1996 are unaudited, but include all adjustments (consisting of normal recurring adjustments) which the Company considers necessary for a fair statement of financial position as of such date and the operating results and cash flows for such periods. Results for the interim period are not necessary indicative of the results for the entire year.

         Cash,  cash equivalents and short-term investments

         Cash and cash equivalents consist of cash on deposit with banks and money market instruments with original maturity of 90 days or less. Investments with maturities beyond three months at the date of acquisition and that mature within one year from the balance sheet date are considered to be short-term investments. Cash equivalents and short-term investments are carried at fair value, with unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity. The cost of securities sold is based on the specific identification method.

         Management of the Company believes it has established guidelines for investment of its excess cash relative to diversification and maturities that maintain safety and liquidity.

         Property and equipment

         Property and equipment is stated at cost and depreciated using the straight-line method over the useful lives of the assets, generally three to five years. Assets acquired under capital lease arrangements are amortized over the shorter of the estimated useful lives or the lease term.

         Fair value of financial instruments

         Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires that fair values be disclosed for most of the Company's financial instruments. The carrying amount of cash, cash equivalents and short-term investments, accounts receivable, current liabilities, notes payable, and long-term lease obligations, loans and debt are considered to be representative of their respective fair values.

         Research and development

         Research and development costs are charged to expense as incurred.

         Revenue recognition

         Revenues from product sales are recognized upon shipment.

         Income taxes

         Income taxes are accounted for under the asset and liability method where deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

         Net loss per share

         Net loss per share is computed using the weighted average number of shares of common stock outstanding. Common equivalent shares from stock options and convertible preferred stock are excluded from the computation as their effect is antidilutive, except that, pursuant to Securities and Exchange Commission Staff Accounting Bulletins, common equivalent shares issued during the twelve-month period prior to the initial public offering in February 1996 have been included in the calculation as if they were outstanding for all periods through December 31, 1995 (using the treasury stock method for stock options and the anticipated offering price). Historical net loss per share calculated on this basis for 1995 was $(2.34). Pro forma net loss per share for 1995 has been computed as described above and also gives effect to the conversion of convertible preferred shares not included above that automatically converted into common shares upon completion of the Company's initial public offering (using the if-converted method) from the original date of issuance.

         In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS 128), which requires the Company to simplify the calculation of earnings per share ("EPS") and achieve comparability with the recently issued International Accounting Standard No. 33, "Earnings Per Share." Statement No. 128 is effective for both interim and annual financial statements for periods ending after December 15, 1997. As a result, the Company will continue to compute EPS in accordance with Accounting Principles Board ("APB") Opinion No. 15, "Earnings Per Share," and will adopt and report of SFAS 128 new EPS basis in the fourth quarter ended December 31, 1997. The impact of SFAS 128 is not expected to be material to the Company's financial statements.

         Use of estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

         New accounting standards

         In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which requires the Company to adopt disclosure provisions for stock-based compensation effective January 1, 1996. The standard defines a fair value method of accounting for stock options and other equity instruments. Under the fair value method, compensation is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. This standard encourages rather than requires companies to adopt the fair value method of accounting for employee stock-based transactions. Companies are permitted to continue to account for such transactions under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," but will be required to make pro forma disclosures as if the fair value method had been applied. The Company has elected to continue to apply APB

Opinion No. 25 in its financial statements and has provided pro forma disclosures in the accompanying notes to financial statements.

         Effective January 1, 1996, the Company adopted Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("Statement No. 121"). Statement No. 121 requires losses from impairment to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The adoption of Statement No. 121 did not have a material effect on the Company's financial statements for the twelve months ended December 31, 1996.

2.    Cash Equivalents and Short-term Investments:

The following is a summary of available-for-sale investments ( in thousands):

                                                                  September 30, 1997
                                                     --------------------------------------------
                                                                  Gross       Gross
                                                                ----------------------
                                                     Amortized  Unrealized  Unrealized  Estimated
                                                       Costs       Gains       Loss     Fair Value
      Corporate bonds ............................   $  3,332    $      1   $     (1)   $  3,332
      Commercial paper ...........................      5,678        --         --         5,678
      Certificate of deposits ....................      4,043           1       --         4,044
      Money market funds .........................         28        --         --            28
                                                     --------    --------   --------    --------
            Total ................................     13,081           2         (1)     13,082
      Less amount classified as cash equivalents .     (4,709)       --         --        (4,709)
                                                     --------    --------   --------    --------
      Total short-term investments ...............   $  8,372    $      2   $     (1)   $  8,373
                                                     ========    ========   ========    ========


                                                                  December 31, 1996
                                                     --------------------------------------------
                                                                  Gross       Gross
                                                                ----------------------
                                                     Amortized  Unrealized  Unrealized  Estimated
                                                       Costs       Gains       Loss     Fair Value
                                                       -----       -----       ----     ----------
      Corporate bonds ............................   $  9,802    $      2   $     (5)   $  9,799
      Commercial paper ...........................      8,269        --         --         8,269
      Certificate of deposits ....................      5,021        --         --         5,021
      Money market funds .........................         14        --         --            14
                                                     --------    --------   --------    --------
            Total ................................     23,106           2         (5)     23,103
      Less amount classified as cash equivalents .    (13,104)       --         --       (13,104)
                                                     --------    --------   --------    --------
      Total short-term investments ...............   $ 10,002    $      2   $     (5)   $  9,999
                                                     ========    ========   ========    ========


                                                                  December 31, 1995
                                                     --------------------------------------------
                                                                  Gross       Gross
                                                                ----------------------
                                                     Amortized  Unrealized  Unrealized  Estimated
                                                       Costs       Gains       Loss     Fair Value
                                                       -----       -----       ----     ----------
      Money market funds..........................   $ 1,686     $   --     $   --      $  1,686
      Less amounts classified as cash equivalents.    (1,686)        --         --        (1,686)
                                                     --------    --------   --------    --------
      Total short-term investments................   $   --      $   --     $   --      $    --
                                                     ========    ========   ========    ========

                                      F-11

         The net unrealized holding gain (loss) on available-for-sale investments included as a separate component of stockholders' equity at September 30, 1997 and December 31, 1996 totaled $1,000 and $(3,000), respectively. The gross realized gains on sales of available-for-sale investments for the year ended December 31, 1996 totaled $543,000, and the gross realized losses for the years ended December 31, 1996 and 1995 totaled $289,000 and $21,000, respectively.
Realized gains and losses were calculated based on the specific identification method.

3.    Property and Equipment:

         Property and equipment consists of the following (in thousands):

                                                                            September 30,            December 31,
                                                                            -------------            ------------
                                                                                 1997            1996          1995
                                                                                 ----            ----          ----
      Laboratory equipment.............................................        $1,885           $1,357        $  928
      Computer equipment...............................................           395              288           217
      Furniture and fixtures...........................................           356              224           169
      Leasehold improvements...........................................           713              672           567
                                                                               ------           ------        ------
                                                                                3,349            2,541         1,881
      Less accumulated depreciation and amortization...................        (1,548)          (1,057)         (514)
                                                                               ------           ------        ------
      Property and equipment, net......................................        $1,801           $1,484        $1,367
                                                                               ======           ======        ======

         Property and equipment includes assets under capitalized leases at December 31, 1996 and 1995 of approximately $1,005,000 and $805,000, respectively. Accumulated amortization related to leased assets was approximately $559,000 and $280,000 at December 31, 1996 and 1995, respectively. There were no new capitalized leases for the nine months ended September 30, 1997.

4.    Notes Receivable from Related Parties

         At September 30, 1997 and December 31, 1996 and 1995, the Company held notes receivable from officers of the Company totaling $246,000, $301,000 and $414,000, respectively. These notes, which bear interest at rates ranging from 6% to 8% annually, are collateralized by certain personal assets of the officers and are generally due and payable within three to five years.

5.    Research and License Agreements:

         Licensed Assets and Product Rights

         In December 1996, the Company entered into an agreement with SmithKline Beecham Corporation and affiliated entities ("SmithKline") under which the Company acquired exclusive United States and Canadian rights to Ridaura(R), a disease modifying antirheumatic drug. Under the Asset Purchase Agreement, the Company provided a $3.0 million upfront cash payment, which was paid in January 1997, a non-interest bearing $11.0 million promissory note payable in two installments, in January 1998 and January 1999 of $6.0 million and $5.0 million, respectively, 637,733 shares of common stock with a guaranteed value of $9.0 million at December 31, 1997, and up to $6.0 million in royalty payments based on future product sales, for a potential aggregate consideration of up to $29.0 million. The $11.0 million promissory note was discounted at inception using an imputed interest rate of 11% and future imputed interest expense attributable to these payments is $1.6 million. The amount of the discounted note, $9.4 million, has been included in other long-term liabilities, and the total purchase price of $21.4 million has been capitalized. The Company has determined the useful life of this asset to be three years based on information regarding products currently in the Company's development pipeline, competitive products, the off-patent position of Ridaura and expected future revenues from Ridaura, and has recorded amortization of $5.3 million and $0.6 million at September 30, 1997 and December 31, 1996, respectively.

         On November 13, 1997, the Company amended the terms of its non-interest bearing $11.0 million promissory note with SmithKline. The amendment allows the Company to defer the first $6.0 million installment payment, originally due in January 1998, to April 1998, October 1998 and January 1999 by payments of $1.0 million, $1.5 million and $3.5 million, respectively. The Company is required to pay interest on the principal amount outstanding of the $6.0 million from January 1, 1998 through January 4, 1999 at prime rate plus 2%. The second installment payment of $5.0 million under the note, also due January 1999, remains unchanged.

         Under a related Transitional Services Agreement, customer orders and distribution for the product will continue to be managed by SmithKline through 1997 with no additional consideration for performing such services. The parties also entered into a Supply Agreement, under which SmithKline will manufacture and supply Riduara in final package form to the Company for an initial term through December 2001.

         License agreements

         In September 1993, the Company entered into a Letter Agreement and a License Agreement with a corporation (the "Licensor"), which was subsequently amended in July 1994, for an exclusive right to make, use and sell certain products arising from licensed technology in a defined field and territory in exchange for Series A preferred stock which was issued in September 1994. The Company charged the value of the preferred stock to research and development expense in 1993. In addition, the Company charged $684,000 to expense in 1994 for the purchase of research materials and payment of technology transfer costs under the agreement. This amount is due in September 1998 and has been included in other long-term liabilities. The Company will also pay to the Licensor royalties on sales of products arising from the licensed technology, if any. In April 1996, the Company acquired worldwide rights to such technology from the Licensor.

         In June 1996, the Company entered into an exclusive License Agreement with Soltec Research PTY Ltd. (the "Licensor"), to develop and market betamethasone mousse (a foam mousse formulation of the dermatologic drug, betamethasone valerate) in North America. Under the terms of the Agreement, the Company will pay $75,000, of which $35,000 was paid in 1996, in licensing fees to the Licensor (based on certain milestones) plus royalties on future sales of products, if any, arising from the licensed technology. The Company also has an exclusive option on the Licensor's foam mousse system for the delivery of other compounds.

         Technology acquisition agreement

         In June 1994, the Company entered into a Technology Acquisition Agreement (the "Agreement") with a corporation to purchase all rights to certain technology and for the exclusive right to make, use and sell certain products pursuant to a sublicense agreement in exchange for the issuance of a $1,350,000 subordinated promissory note. The note, including interest, was paid in full in February 1996 after the closing of the Company's initial public offering of common stock. In addition to this note, the Company has accrued additional consideration of $500,000, which is payable by the Company upon the earlier of the achievement of commencement of phase III clinical trials for a product involving the licensed technology, or six years from the date of the agreement. This amount has been included in other long-term liabilities.

         The Agreement also provided for certain contingent payments based on future financings. As a result of the Series B financing which was completed in 1995, the Company issued an additional note in the amount of $855,000 under this Agreement. The note, including interest, was paid in full in February 1996 after the closing of the Company's initial public offering of common stock. An additional $1,000,000 will be payable by the Company upon FDA approval of a product involving the licensed technology.

         Under the terms of the Agreement, the Company is also committed to pay royalties on applicable sales.

         Technology license agreement

         In December 1995, the Company entered into a Technology License Agreement (the "License") to acquire exclusive rights to develop and market products arising from certain licensed technology, other than for its currently marketed indications, for dermatological diseases in the United States as part of a collaborative marketing and profit sharing agreement. Such agreement is contingent upon the Company using its best efforts to achieve commencement of a Phase III clinical trial within 30 months of the agreement effective date. In September 1996, the Company achieved this milestone with the initiation of a Phase III clinical trial.

         The Company will fund all costs to develop a product using the licensed technology and has the option to defer payments for the purchase of commercial materials from the licensor, if any, in exchange for certain debt instruments. If the Company is successful in commercialization of a product using the licensed technology, and if certain defined annual sales levels are met, the licensor has the right to co-promote the product upon terms mutually agreeable to the parties.

         Expenses

         Expenses under all of the Company's research and license agreements totaled $35,000, $855,000 and $3,089,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

6.    Financing Arrangements

         Long-Term Debt

         On December 21, 1995, the Company entered into a term Loan and Security Agreement (the "Term Loan") with a bank consortium (the "Lenders") under which the Company borrowed $5,000,000. The Term Loan bears interest at 13%, with interest only payments for the first six months, and interest and principal payments for the following 30 months. In connection with the Term Loan, the Company issued a warrant to purchase 73,071 shares of Common Stock at a price of $5.78 per share. The warrant is exercisable at any time through December 2002. In conjunction with the Term Loan, the Company granted the lender a first security interest in its corporate assets. Under the terms of the loan, the Company is required to maintain a minimum cash balance of the greater of $6,000,000 or six times the Company's average monthly cash usage. If the Company violates the covenants during the loan period, the Company would be required to pledge restricted cash of 65% of the outstanding loan, or $2,681,000 as of December 31, 1996, to cure the violation. On November 14, 1997, the Company pledged restricted cash of $1,647,000 on the outstanding loan balance of $2,534,000.

         Future  minimum   principal   payments  under  the  Term  Loan  include
$1,929,000  and  $2,196,000  for the years  ending  December  31, 1997 and 1998, respectively.

         Convertible Subordinated Note Financing

         On December 7, 1995, the Company entered into a Master Bridge Loan Agreement (the "Bridge Loan") with certain shareholders to provide for borrowings up to $5 million. The Company did not draw down any portion of this Bridge Loan and the right to draw down funds expired upon the successful completion of the Company's initial public offering in February 1996. In connection with the Bridge Loan, the Company issued five-year warrants to purchase a total of 22,727 shares of common stock at the exercise price equal to $11.00, the price per share of securities issued in the Company's initial public offering.

         Structured Equity Line Flexible Financing

         On December 2, 1996, the Company entered into a Structured Equity Line Flexible Financing Agreement (the "Agreement") with Kepler Capital LLC ("Kepler") that allows the Company to access up to $25 million through sales of its Common Stock. The equity line will be available for a three-year period beginning on or before December 1, 1997. The Agreement provides that the Company can obtain from $500,000 to $2,000,000 at any one time through a sale of its Common Stock to Kepler, subject to the satisfaction of certain conditions, including registration of the shares for resale, minimum volume requirements, and a minimum trading price of $7.00 per share over a specified period. In addition, the Company must sell $500,000 of its Common Stock from time to time if the price per share exceeds $10.00 and certain volume conditions are met. Such sales will occur no more frequently than every 60 trading days. Any shares sold under the equity line will be priced at 93% of the lesser of (i) the average of the daily low trading price of the Common Stock for the 5 days preceding the sale and (ii) the weighted average of daily low trading price of the Common Stock during a valuation period. The purchase price will be subject to further adjustment, up to a maximum discount of 15% depending on the length of the valuation period - the period following the purchase date and ending on the day, not to exceed 80 trading days, on which the aggregate value of open market trading during the period equals or exceeds the aggregate value of open market trading during the 20 days preceding the purchase date. As a commitment fee to Kepler for keeping the equity line available, the Company has issued a warrant to purchase 250,000 shares of Common Stock (see
Note 11). On September 30, 1997, the Company's trading price was below the $7.00 minimum price requirement and the Company is currently unable to draw under the equity line.

7.    Capital Lease Obligations and Capital Loans

         The Company has capital lease and capital loan credit lines available totaling $3,245,000 at December 31, 1996, of which $975,000 was unused and available at December 31, 1996. Under the terms of the master lease agreement, ownership of the leased equipment reverts to the Company at the end of the lease term.

         As of December 31, 1996, future minimum lease payments under capital leases and principal payments on capital loans are as follows:

                                                                          Capital Leases        Capital Loans
                                                                          --------------        -------------
                                                                                     (in thousands)
        Year ending December 31:
          1997...........................................................    $    428                 $  96
          1998...........................................................         411                   110
          1999...........................................................          79                   131
          2000...........................................................          54                    67
          Thereafter.....................................................          43                   --
                                                                             --------                 -----
        Total minimum lease and principal payments, respectively.........       1,015                 $ 404
                                                                                                      =====
        Less amount representing interest................................         167
                                                                             --------
        Present value of future payments.................................         848
        Less current portion of capital lease obligations................         329
                                                                             --------
        Non-current portion of capital lease obligations.................    $    519
                                                                             ========

         The obligations under the capital leases and loans are secured by the leasehold improvements and equipment financed, bear interest at fixed rates of approximately 8% to 14% and are payable in monthly installments through January 2002.

8.    Operating Leases

         The Company subleases its facility under a noncancelable operating lease which expires in July 1999, with an option to extend the term of the lease for one additional period of two years. The future minimum rental payments under the leases are as follows (in thousands):

             Years ending December 31:
             1997.................................................................         $  561
             1998.................................................................            589
             1999.................................................................            352
                                                                                           ------
                                                                                           $1,502
                                                                                           ======

         The Company recognizes rent expenses on a straight-line basis over the term of each lease. Rent expense under operating leases was approximately $425,000, $416,000 and $325,000 for the years ended December 31, 1996, 1995 and
1994, respectively.

9.    Notes Receivable from Stockholders

         At September 30, 1997 and December 31, 1996, the Company held $75,000 in notes receivable from certain stockholders for the purchase of the Company's common stock. These notes bear interest at rates ranging from 6% to 7% annually and are secured by the shares of common stock held by the borrowers. The notes are due and payable, together with any unpaid interest, no later than either the fourth or fifth anniversary of the note, or, for certain of these notes, within 30 days of termination of employment with the Company.

10.   Redeemable Convertible Preferred Stock

         In December 1996, the Company issued 200 shares of 7% Series A Redeemable Convertible Preferred Stock ("Series A Redeemable Preferred Stock"), par value $.001 per share, in a Regulation S offering at a per share price of $10,000 with a mandatory redemption date of December 4, 1999. Dividends and principal on the Series A Redeemable Preferred Stock are convertible into common stock at a conversion price equal to 85% of the average daily low price for the ten trading days immediately preceding the conversion date. Each holder is entitled to convert all or a portion of its Series A Redeemable Preferred Stock into common stock at any time. Any Series A Redeemable Preferred Stock that upon conversion would result in the cumulative issuance of common stock in excess of 20% of the outstanding common stock, will be automatically redeemed by the Company for cash at a redemption price equal to 120% of the $10,000 original purchase price plus accrued dividends at the rate of 7%. As of September 30, 1997, 35 shares of Series A Redeemable Preferred Stock had been converted to 71,143 shares of common stock at the value of $422,000.

11.   Stockholders' Equity

         The Company is authorized to issue two classes of shares, common stock (Common Stock) and preferred stock (Preferred Stock), each with par value of $.001 per share. Prior to the Company's initial public offering, two series of Preferred Stock, Series A and B were issued. In connection with the initial public offering of the Company's common stock in February 1996, each previously outstanding share of preferred stock (an aggregate of 3,965,137 shares) was converted into one share of common stock and all previously authorized preferred stock was eliminated. The Company's Articles of Incorporation was restated to delete all references to Series A and B of Preferred Stock, and to authorize a new class of 5,000,000 shares of Preferred Stock.

         Warrants

         In July 1995, the Company issued warrants to purchase 18,395 shares of Series B Preferred Stock at an exercise price of $4.89 per share pursuant to a capital lease and capital loan agreement. Each warrant for the purchase of preferred stock was converted into a warrant for the purchase of one share of common stock and such warrants are exercisable any time through the later of seven years from grant date or five years from the Company's initial public offering of common stock in February 1996.

         In connection with a Master Bridge Loan Agreement with certain stockholders of the company in December 1995, the Company issued warrants which expire in December 2000 to purchase a total of 22,727 shares of Common Stock at a price of $11.00 per share.

         Also in December 1995, in connection with a loan and security agreement with a bank consortium, the Company issued warrants which expire in December 2002 to purchase 73,071 shares of Common Stock at a price of $5.78 per share.

         In conjunction with the Company's issuance of 200 shares of Series A Redeemable Preferred Stock in December 1996 (see Note 10), warrants were issued that allow the holders to purchase up to 20,000 shares of the Company's common stock at an exercise price equal to 110% of the closing bid price on December 4, 1996, or $7.425 per share, with an expiration date of December 4, 2001.

         In conjunction with the Structured Equity Line Flexible Financing Agreement in December 1996 (See Note 6), the Company issued a warrant on January 2, 1997 to purchase 250,000 shares of common stock at an exercise price of $8.25 per share. The warrant is exercisable over a period of 5 years from date of issuance. On each of the first, second and third anniversaries of the beginning of the commitment period, the Company will issue the Investor an additional five-year warrant exercisable for a number of shares based on the amount of equity line still available to the Company.

         In conjunction with the Company's issuance of 1,810,000 shares in May 1997 to certain private investors, warrants were issued to purchase 905,000 shares of the Company's common stock at a price of $9.08 per share. These warrants will expire May 15, 2001.

         Common stock

         The Company has the right to repurchase, at the original issue price per share, certain shares of common stock issued to employees, consultants, investors and founders. This right generally expires ratably over a period of time not greater than five years, in accordance with terms determined by the Board of Directors.

         At September 30, 1997 and December 31, 1996 and 1995, outstanding shares of 55,132, 154,786 and 392,102, respectively, were subject to repurchase at original issue prices ranging from $0.04 to $0.45 per share, including shares issued pursuant to stock purchase rights under the 1994 Stock Plan (see Note
12).

         Dividend restrictions

         The Company's loan agreement with a bank lender prohibits the Company from declaring or paying a dividend without the banks' prior written consent.

         Common shares reserved for future issuance

         The Company has reserved shares of common stock as follows:

                                                                                             September 30,    December 31,
                                                                                                 1997             1996
                                                                                                 ----             ----
          1994 Stock Plan...............................................................       1,723,585        1,353,347
          1995 Employee Stock Purchase Plan.............................................          75,524           88,126
          1995 Directors Stock Option Plan..............................................         150,000          150,000
          Common stock warrants.........................................................       1,289,194          384,193
                                                                                               ---------        ---------
                                                                                               3,238,303        1,975,666
                                                                                               =========        =========

         In addition, the Company is required to reserve shares of common stock for issuance upon the conversion of the Series A Redeemable Convertible Preferred Stock based on the conversion formula. The amount was approximately 504,000 shares and 344,000 shares at September 30, 1997 and December 31, 1996, respectively.

12.   Stock Plans

         1994 Stock Plan

         In August 1994, the Company's Board of Directors (the "Board") adopted the 1994 Stock Plan (the "Plan") which authorizes the Board to grant incentive stock options, nonstatutory stock options, and stock purchase rights for up to 1,349,011 shares of common stock. The Plan was amended in January 1996 to increase the number of shares by 150,989, bringing the total up to 1,500,000 shares of common stock.

         The options under this Plan expire no later than ten years from the date of grant. The exercise price of the incentive stock options, nonstatutory stock options and options granted to 10% shareholders shall be at least 100%, 85%, and 110%, respectively, of the fair value of the stock subject to the option on the grant date. The price for shares purchased pursuant to stock purchase rights by 10% shareholders shall be at least 100% of the fair market value of the stock on the date of grant.

         The options generally become exercisable at such times as determined by the Company's Board of Directors, but in no event at a rate of less than 20% per year for a period of five (5) years from date of grant. Shares granted under the Plan pursuant to stock purchase rights are generally subject to repurchase by the Company at the original issue price per share. The Company's right to repurchase these shares generally expires ratably over a period of time not greater than five years.

         The Company  has elected to adopt  Statement  of  Financial  Accounting
Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," issued in
October 1995. In accordance with the provisions of SFAS No. 123, the Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option plans and, accordingly, does not recognize compensation cost. If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date and including stock purchases under the 1995 Employee

                                      F-18


Stock Purchase Plan as prescribed by SFAS No. 123, net loss and net loss per share would have been increased to the pro forma amounts indicated in the table below:

             (In thousands except per share amounts)                       1996               1995
                                                                           ----               ----
             Net loss - as reported...............................      $(18,514)          $(10,372)
             Net loss - pro forma.................................      $(19,339)          $(10,586)
             Net loss per share - as reported.....................      $  (2.71)          $  (2.34)
             Net loss per share - pro forma.......................      $  (2.83)          $  (2.39)


         Because SFAS No. 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1997.

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

            Expected stock price volatility ..........................                     60.0%
            Risk-free interest rate range  ...........................                 4.24% - 6.32%
            Expected life of options .................................               1.125 to 2.0 years
            Option approach ..........................................                   multiple


         The weighted average fair value of options granted during 1996 and 1995 was $4.846 and $2.550 per share, respectively.

         In July 1994, in conjunction with a research collaboration agreement, the Company issued an option to purchase 22,483 shares of common stock at $0.45 per share to a consultant under the Plan. The option becomes exercisable based on the achievement of certain technical milestones, except as to 6,745 shares which become exercisable on the earlier of the achievement of milestones or over a period of five years from the date of grant. Compensation expense will be recorded for the options to purchase 15,738 common shares, for which vesting is not fixed, based on the difference between the fair value on the date the milestones are met and the exercise price of the options. The Company may terminate the agreement and cancel all unvested shares at 30 days' written notice. At September 30, 1997, 225 shares were exercisable and no shares were exercisable at December 31, 1996. No compensation expense has been incurred as of December 31, 1996 as none of the milestones have been met.

         Activity under the plan is summarized as follows:

                                                                                   Outstanding Options
                                                                     --------------------------------------------
                                                      Shares                            Range          Weighted
                                                   available for     Number of       of Exercise      avg. price
                                                       grant           shares           Prices         per share
                                                   -------------     ---------       -----------      -----------
Balance, December 31, 1993........................    337,253
   Stock purchase rights grants...................    (55,678)             --            $0.45           $0.45
   Options granted................................    (57,772)          57,772           $0.45           $0.45
                                                    ----------       ---------
Balance, December 31, 1994........................    223,803           57,772           $0.45           $0.45
   Additional shares authorized...................  1,011,758              --             --               --

                                      F-19


  Stock purchase rights granted...................    (37,320)             --            $0.45           $0.45
  Options granted.................................    (910,178)        910,178        $0.45-2.22         $0.71
  Options exercised...............................         --           (3,193)          $0.45           $0.45
  Options and stock purchase rights canceled.....        9,778          (8,655)          $0.45           $0.45
                                                    ----------       ---------
Balance, December 31, 1995........................     297,841         956,102        $0.45-2.22         $0.71
  Additional shares authorized....................     150,989             --             --               --
  Options granted.................................    (196,540)        196,540        $6.75-11.00        $8.76
  Options exercised...............................       --            (62,302)          $0.45           $0.45
  Shares repurchased..............................      10,717             --            $0.45           $0.45
  Options canceled................................      57,154         (57,154)          $0.45           $0.45
                                                    ----------       ---------
Balance, December 31, 1996........................     320,161       1,033,186        $0.45-11.00        $2.04
  Additional shares authorized....................     500,000             --             --               --
  Options granted.................................    (646,200)        646,200        $4.31-7.75         $6.44
  Options exercised...............................        --          (129,762)       $0.45-2.22         $0.48
  Shares repurchased..............................        --               --             --               --
  Options canceled................................      41,468         (41,468)       $0.45-9.50         $4.31
                                                    ----------       ---------
Balance, September 30, 1997.......................     215,429       1,508,156        $0.45-11.00        $4.16


         The weighted average contractual lives of the options outstanding at December 31, 1996 and 1995 were $8.84 and $9.65, respectively. At December 31, 1996 and 1995, options to purchase 284,764 and 99,943 shares were exercisable at weighted average exercise price of $2.329 and $0.7063, respectively. For the year ended December 31, 1995, 39,378 shares were issued under the Plan pursuant to stock purchase rights (none at December 31, 1996).

         For the years ended December 31, 1995 and 1996, the Company recorded deferred compensation expense for the difference between the exercise price and the deemed fair value of the Company's common stock, related to shares issued pursuant to stock purchase rights and options granted in 1995 and 1996. These options were granted to provide additional incentives to retain management and key employees. This deferred compensation expense is being amortized over the related vesting period, generally a 48-month period.

         1995 Employee Stock Purchase Plan

         The Company's 1995 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in December 1995. A total of 100,000 shares of Common Stock has been reserved for issuance under the Purchase Plan. The Purchase Plan is administered by the Compensation Committee of the Board of Directors. Employees (including officers and employee directors) of the Company, or of any majority owned subsidiary designated by the Board of Directors, are eligible to participate if they are employed by the Company or any such subsidiary for at least 20 hours per week and more than 5 months per year. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 15% of an employee's compensation, at a price equal to the lower of 85% of the fair market value of the Company's Common Stock at the beginning or end of the offering period. As of December 31, 1996, 11,874 shares had been issued under the plan and 88,126 shares were reserved for future issuance. As of September 30, 1997, a total of 24,476 shares had been issued under the plan and 75,524 shares were reserved for future issuance.

         1995 Director Stock Option Plan

         The 1995 Director Stock Option Plan (the "Directors' Plan") was adopted by the Board of Directors in December 1995. A total of 150,000 shares of Common Stock has been reserved for issuance under the Directors' Plan. The Directors' Plan provides for the grant of nonstatutory stock options to nonemployee directors of the Company.

         The Directors' Plan provides that each person who first becomes a nonemployee director of the Company after the date of the Company's initial public offering shall be granted a nonstatutory stock option to purchase 30,000 shares of Common Stock (the "First Option") on the date on which the optionee first becomes a nonemployee director of the Company. The First Option was not granted to any nonemployee director who was a director as of the date of the offering. Thereafter, on the date of each annual meeting of the Company's stockholders, each nonemployee director (including directors who were not eligible for a First Option) shall be granted an additional option to purchase 7,500 shares of Common Stock (a "Subsequent Option") if, on such date, he or she shall have served on the Company's Board of Directors for at least six months.

         The Directors' Plan provides that the First Option shall become exercisable in installments as to 25% of the total number of shares subject to the First Option on each of the first, second, third and fourth anniversaries of the date of grant of the First Option; each Subsequent Option shall become exercisable in full on the first anniversary of the date of grant of that Subsequent Option. The exercise price of all stock options granted under the Directors' Plan shall be equal to the fair market value of a share of the Company's Common Stock on the date of grant of the option. Options granted under the Directors' Plan have a term of ten years. No options were granted or outstanding under the Directors' Plan at December 31, 1996. As of September 30, 1997, 105,000 shares had been granted and outstanding, with 45,000 available for future grants.

         1997 Stockholder Rights Plan

         In May 1997, the Company adopted a stockholder rights plan (the "Rights Plan") which provides existing stockholders with the right to purchase one one-thousandth of a share of the Company's Series B Participating Preferred Stock, $0.001 par value, at an exercise price of $49 per one one-thousandth of a preferred share in the event of certain changes in the Company's ownership. The Company will be entitled to redeem the rights at $0.01 per right at any time on or before the tenth day following acquisition by a person or group of 15% or more of the Company's common stock. The Rights Plan may serve as a deterrent to certain abusive takeover tactics which are not in the best interest of stockholders. At September 30, 1997, 90,000 shares were designated and no shares were issued and outstanding.

13.   Income Taxes

         As of December 31, 1996, the Company had a federal net operating loss carryforward of approximately $32,400,000. The net operating loss carryforward will expire at various dates beginning from 2008 through 2011, if not utilized.

         Significant components of the Company's deferred tax assets are as follows:

                                      F-21



                                                                                 December 31,
                                                                          -------------------------
                                                                            1996              1995
                                                                           --------         -------
                                                                                  (in thousands)
       Net operating loss carryforward...................................  $ 11,300         $ 5,500
       Capitalized research and development..............................     1,200           1,400
       Research credits (expires 2008-2011)..............................       800             400
       Other.............................................................     1,200             --
                                                                           --------         -------
       Net deferred tax assets...........................................    14,500           7,300
       Valuation allowance...............................................   (14,500)         (7,300)
                                                                           --------         -------
                 Total...................................................  $    --          $   --
                                                                           ========         =======

         Because of the Company's lack of earnings history, the net deferred tax asset has been fully offset by a valuation allowance.

         Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the "ownership change" provisions of the Internal Revenue Code of 1986.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                          Amount
                                                                      To be Paid
                                                                      ----------
Registration Fee.................................................        $ 1,724
NASD Filing Fee..................................................          1,069
Nasdaq National Market Listing Fee...............................         17,500
Printing.........................................................          2,000
Legal Fees and Expenses..........................................        125,000
Accounting Fees and Expenses.....................................         14,000
Blue Sky Fees and Expenses.......................................          5,000
Financial Adviser's Fee..........................................         70,000
Transfer Agent and Registrar Fees................................          5,000
Miscellaneous....................................................         58,707
                                                                      ----------
          Total..................................................       $300,000
                                                                      ==========


Item 14.  Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act").
Article XI of the Registrant's Amended and Restated Certificate of Incorporation (Exhibit 3.1 hereto) provides for indemnification of its directors and officers to the maximum extent permitted by the Delaware General Corporation Law and
Section 6 of Article VII of the Registrant's Bylaws (Exhibit 3.2 hereto) provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into Indemnification Agreements (Exhibit
10.1 hereto) with its directors and officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the Company, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' insurance if available on reasonable terms.

Item 15.  Recent Sales of Unregistered Securities

         (a) During the last three years (or such longer period as indicated), the Registrant has issued and sold (without payment of any selling commission to any person, unless otherwise noted) the following unregistered securities:

                  (1) From its inception in February 1993 through December 31, 1995, the Registrant granted options and stock purchase rights under the 1994 Stock Plan to purchase 1,060,948 shares of Common Stock at a weighted average price of $0.68 per share to 76 service providers.

                  (2) From inception through December 31, 1995, the Registrant issued and sold, pursuant to the exercise of options and stock purchase rights granted under the 1994 Stock Plan, 95,067 shares of Common Stock to 38 service providers for an aggregate purchase price of $42,285.

                  (3) From inception through December 31, 1995, the Registrant issued and sold an additional 813,444 shares of its Common Stock at a weighted average price of $0.21 per share for an aggregate purchase price of $169,207.

                  (4) From February 1995 to December 1995, the Registrant issued and sold an aggregate of 2,621,876 shares of its Series B Preferred Stock to certain investors at a purchase price of $4.89 per share for an aggregate purchase price of $12,827,503. Such Preferred Stock converted into Common Stock on a one-share-for-one-share basis upon the closing of the Company's initial public offering in February 1996.

                  (5) On December 7, 1995,  the  Company  entered  into a Master
Bridge Loan  Agreement  with  certain  stockholders  of the Company (the "Bridge
Investors"), pursuant to which such Bridge Investors severally and unconditionally agreed to lend up to a maximum aggregate total of $5,000,000 to the Company. Under such agreement, the Company had the right to require the Bridge Investors to make loans to the Company, allocated pursuant to each such Bridge Investor's percentage ownership in the Company. No loans were made under this Agreement, and the Company's ability to call for any loans expired upon the closing of the Company's initial public offering in February 1996. In consideration for this commitment, in February 1996, the Company delivered to each such Bridge Investor a warrant to purchase a number of shares of Common Stock equal to (a) the original face principal amount of such Bridge Investor's commitment times (b) 5%, divided by (c) $11.00, the price per share of the initial public offering. The exercise price of the warrants is $11.00 per share.

                  (6) In connection with a loan and security agreement entered into between the Registrant and a bank consortium on December 21, 1995, the Registrant issued warrants to such lenders to purchase 73,071 shares of Common Stock at a price of $5.78 per share. The warrants expire in December 2002.

                  (7) In January 1996, the Company effected a one-for-4.4477 reverse stock split of the Company's Common Stock.

                  (8) In January 1996, prior to the Company's initial public offering, the Company issued options to two consultants, Christian Schwabe and Bogart Delafiel, to purchase 1,124 and 5,000 shares of common stock at $0.45 and $4.50, respectively.

                  (9) In March 1996, the Company issued options to purchase 13,488 shares of Common Stock at $0.45 per share to three members of the Company's Scientific Advisory Board. These options were granted outside of the 1994 Stock Plan but are subject to the same terms as those options granted under the Plan

                  (10) On December 4, 1996, the Company sold 972,224 shares of Common Stock to four institutional accredited investors at a price of $6.1714 per share for an aggregate purchase price of $5,999,983.20.

                  (11) On December 4, 1996, the Company issued 200 shares of 7% Convertible Preferred Stock, Series A (the "Convertible Preferred Stock"), at a price of $10,000 per share, for an aggregate purchase price of $2,000,000. The shares were sold to an offshore investor pursuant to the exemption from registration under Regulation S promulgated under the Securities Act of 1933. The Convertible Preferred Stock is convertible into Common Stock of the Company at a conversion price equal to 85% of the average low trading price on the NASDAQ National Market System of the Company's Common Stock for the ten trading days immediately preceding the conversion date, subject to certain adjustments. The Convertible Preferred Stock will accrue dividends at the rate of 7% until converted, and is redeemable by the Company if not converted within three years. The Company also issued a warrant to the investor to purchase 20,000 shares of Common Stock at an exercise price equal to 110% of the closing price of the Company's Common Stock on December 4, 1996.

                  (12) On December 31, 1996, as partial consideration for the Company's acquisition of the U.S. and Canadian rights to Ridaura(R) from SmithKline, the Company issued 637,733 shares of its Common Stock to SmithKline Beecham Properties, Inc.

                  (13) On May 14, 1997, the Company sold 1,810,000 shares of its Common Stock to several accredited investors at a price of $6.05 per share and also issued warrants to purchase an aggregate of 905,000 shares of Common Stock at an exercise price of $9.08 per share to such investors.

         (b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

         The issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of such Act as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends where affixed to the securities issued in such transactions. All recipients had adequate access, through their relationships with the Company and in some cases through the Company's periodic reports filed with the Commission, to information about the Registrant. In addition, certain issuances described in Item 15(a)(1), (2), and
(8) were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under such Act.

Item 16.  Exhibits and Financial Statement Schedules

(a)      Exhibits

 Exhibits
     3.1(1)       Form of Amended and Restated Certificate of Incorporation.
     3.2(1)       Form of Bylaws.
     3.3(5)       Certificate  of  Designation  of  7%  Redeemable   Convertible
                  Preferred Stock, Series A of Connective Therapeutics, Inc., as
                  filed with the  Delaware  Secretary  of State on  December  4,
                  1996.
     4.1(1)       Form of Common Stock Certificate.
     5.1          Opinion of Venture Law Group, A Professional Corporation.
    10.1(1)       Form of Indemnification Agreement with the Company's directors and officers.
    10.2(7)*      1994 Stock Plan, as amended, and form of Option Agreement.
    10.3(7)*      1995 Employee Stock Purchase Plan, as amended, and form of Subscription Agreement.
    10.4(1)*      1995 Directors' Stock Option Plan and form of Option Agreement.
    10.5(1)       Third  Amended and Restated  Registration  Rights  Agreement  dated  February 14,  1995 among the
                  Registrant and certain  security  holders of the  Registrant and Amendments  Nos. 1 and 2 thereto dated May 31, 1995 and September 28, 1995.
    10.6(1)(2)    License Agreement dated September 27, 1993, between Genentech,
                  Inc. and the Company,  Amendment dated July 14, 1994, and side letter agreement dated November 17, 1994.
    10.8(1)       Assignment  and  Assumption  Agreement,  dated June 3, 1994,  by and between the Company and XOMA
                  Corporation.
    10.9(1)(2)    Technical Collaboration and Manufacturing Agreement, dated May
                  24, 1994, by and between the Company and Scios Nova Inc.
    10.10(1)(2)   Technology  Acquisition  Agreement  dated  June 3,  1994 by and  between  the  Company  and  XOMA
                  Corporation, and License Agreement dated February 27,  1990 by and between Arthur A.  Vandenbark,
                  Ph.D. and XOMA Corporation.
    10.11(1)(2)   Agreement  on  Interferon  Gamma-1B  dated  December 8,  1995  by and  between  the  Company  and
                  Genentech, Inc.
    10.12(1)      Equipment Lease Line, dated May 31, 1994 with Lease Management Services, Inc.
    10.13(1)      Business Loan  Agreement,  dated  July 18,  1995,  between the Company,  Silicon  Valley Bank and
                  MMC/GATX Partnership No. 1.

                                      II-3

    10.14(1)(2)   Research  Collaboration and Assignment  Agreement,  dated July 1,  1994,  between the Company and
                  Dr. Arthur A. Vandenbark.
    10.15(1)      Employment and Bonus Agreement between the Company and Edward Amento, dated November 17, 1993.
    10.16(1)      Secured  Loan  Agreements  between the  Company  and Edward  Amento  dated  November 1,  1993 and
                  July 11, 1994, respectively.
    10.17(1)      Consulting Agreement dated November 17, 1993 between the Company and Brian Seed.
    10.18(1)      Consulting Agreement dated November 17, 1993 between the Company and Eugene Bauer.
    10.19(1)      Employment Agreement dated June 9, 1994 between the Company and Thomas Wiggans.
    10.20(1)      Loan Agreements between the Company and Thomas Wiggans dated July 15, 1994 and August 1, 1994.
    10.21(1)      Letter Agreement with G. Kirk Raab dated October 1, 1995.
    10.23(1)      Facility Master Lease between the Company and Renault & Handley dated February 9, 1994.
    10.26(1)      Loan and Security  Agreement  dated  December 21,  1995 by and among the Company,  Silicon Valley
                  Bank and MMC/GATX Partnership No. 1.
    10.27(3)(2)   Agreement  on  Relaxin  Rights  in Asia  dated  April 1,  1996
                  between  the  Company  and  Mitsubishi  Chemical   Corporation
                  (Exhibits A and B to Exhibit 10.27 have been previously  filed as Exhibit 10.6 above. Confidential treatment has been granted as to certain portions of Exhibit 10.6 by the SEC).
    10.28(3)(2)   Soltec License Agreement dated June 14, 1996.
    10.29(4)      Laboratory Services Agreement dated October 24, 1996.
    10.30(4)      Agreement with Dr. Edward Amento dated October 24, 1996.
    10.31(4)      Form of Directors and Officers Change in Control Agreement
    10.32(5)      Common  Stock  Purchase  Agreement,  dated  December 4, 1996 by and among the Company and certain investors.
    10.33(5)      Registration  Rights  Agreement,  dated  December  4, 1996 by and among the  Company  and certain investors.
    10.34(5)      Securities  Purchase  Agreement,  dated  December  4, 1996 by and among the Company and a certain purchaser.
    10.35(5)      Warrant, dated December 4, 1996 between the Company and a certain purchaser.
    10.36(6)(2)   Asset  Purchase  Agreement  dated  December  2, 1996  between  the  Company,  SmithKline  Beecham
                  Corporation,  SmithKline Beecham Pharma Inc., SmithKline Beecham Properties,  Inc. and SmithKline
                  Beecham Inter-American Corporation.
    10.37(6)      Stock  Issuance  Agreement  dated  December 31, 1996 between the Company and  SmithKline  Beecham
                  Properties, Inc.
    10.38(6)      Secured Promissory Note dated December 31, 1996 issued to SmithKline Beecham Corporation.
    10.39(6)      Security   Agreement  dated  December  31,  1996  between  the  Company  and  SmithKline  Beecham
                  Corporation.
    10.40(6)(2)   Supply Agreement dated December 31, 1996 between the Company and SmithKline Beecham Corporation.
    10.41(6)      Transitional  Services  Agreement  dated  December  31, 1996  between the Company and  SmithKline
                  Beecham Corporation.
    10.42(8)      Structured  Equity Line Flexible  Financing  Agreement  dated January 2, 1997 between the Company and Kepler Capital LLC.
    10.43(8)      Registration Rights Agreement dated January 2, 1997 between the Company and Kepler Capital LLC.
    10.44(9)      Common  Stock  and  Warrant  Purchase  Agreement  dated May 15,  1997 by and  among the  Company,
                  Genentech, Inc. and certain investors.
    10.45(9)      Registration Rights agreement dated May 15, 1997 by and among the Company and certain investors.
    10.46(9)      Form of Common Stock Purchase Warrant issued to certain investors on May 15, 1997.
    10.47(7)      Form of Notice of Stock Option Grant to G. Kirk Raab for stock option issued in January 1997.
    10.48         Secured Loan Agreement dated October 30, 1997 between the Company and W. Scott Harkonen.

                                      II-4

    10.49         Letter Agreement with Cynthia M. Butitta dated September 22, 1997.
    10.50         Amendment  dated November 13, 1997 to Secured  Promissory  Note dated December 31, 1996 issued to
                  SmithKline Beecham Corporation.
    10.51         Letter  Agreement  dated November 26, 1997 between the Company and Gerard Klauer  Mattison & Co.,
                  Inc.
    11.1          Statement of Computation of Net Loss Per Share.
    23.1          Consent of Ernst & Young LLP, Independent Auditors.
    24.1          Power of Attorney (see page II-8).

------------------------------------------------------------------------------------------------------------------------------------

*    This item is a compensatory plan required to be listed as an exhibit to this form pursuant to Item 601(a)(10)(iii) of
     Regulation S-K.

     1.  Incorporated  by  reference  from an exhibit  filed with the  Company's
         Registration  Statement  on  Form  S-1  (File  No.  33-80261)  declared effective  by the  Securities  and Exchange  Commission  (the "SEC") on
         January 31, 1996.
     2.  Certain portions of this Exhibit were granted confidential treatment pursuant to an order from the SEC.
     3.  Incorporated  by  reference  from an exhibit to the  Company's  Quarterly  Report on Form 10-Q
         (File No.  0-27406)  filed with the SEC for the fiscal quarter ended June 30, 1996.
     4.  Incorporated  by  reference  from an exhibit to the  Company's  Quarterly  Report on Form 10-Q
         (File No. 0-27406) filed with the SEC for the fiscal quarter ended September 30, 1996.

     5.   Incorporated by reference from an exhibit to the Company's Report on Form 8-K (File No. 0-27406) dated December 4, 1996.
     6.   Incorporated by reference from an exhibit to the Company's Report on Form 8-K (File No. 0-27406) dated January 15, 1997.
     7.   Incorporated  by reference  from an exhibit  filed with  Post-Effective  Amendment No. 1 to the  Company's
          Registration  Statement on Form S-8 (File No. 333-04985) filed with the SEC on June 30, 1997.
     8.   Incorporated  by reference from an exhibit filed with the Company's  Annual Report on Form 10-K
          (File No. 0-27406) for the fiscal year ended December 31, 1996.
     9.   Incorporated  by reference from an exhibit filed with the Company's  Registration  Statement on Form S-3
          (File No.  333-21941)  filed with the SEC on July 3, 1997.

         (b) Financial Statement Schedules

         Financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.  Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on November 25, 1997.

                                           CONNETICS CORPORATION

                                           By:  /s/ THOMAS G. WIGGANS
                                           -------------------------------------
                                              Thomas G. Wiggans
                                              President, Chief Executive Officer
                                              and Director

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Thomas G. Wiggans and John L. Higgins, and each of them acting individually, as his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

         Pursuant  to the  requirements  of the  Securities  Act of  1933,  this
Registration  Statement  has  been  signed  by  the  following  persons  in  the capacities and on the dates indicated:
Signature                                 Title                                             Date
---------                                 -----                                             ----

       /s/  THOMAS G. WIGGANS             President, Chief Executive Officer and Director   November 25, 1997
----------------------------------------
Thomas G. Wiggans


       /s/  JOHN L. HIGGINS               Vice President of Finance and                     November 25, 1997
----------------------------------------
John L. Higgins                           Administration and Chief
                                          Financial Officer (Principal
                                          Financial and Accounting
                                          Officer)


       /s/  G. KIRK RAAB                  Chairman of the Board of Directors                November 25, 1997
----------------------------------------
G. Kirk Raab


       /s/  ALEXANDER E. BARKAS           Director                                          November 25, 1997
----------------------------------------
Alexander E. Barkas


       /s/  EUGENE A. BAUER               Director                                          November 25, 1997
----------------------------------------
Eugene A. Bauer


       /s/  BRIAN H. DOVEY                Director                                          November 25, 1997
----------------------------------------
Brian H. Dovey


       /s/  JOHN C. KANE                  Director                                          November 25, 1997
----------------------------------------
John C. Kane


       /s/  THOMAS D. KILEY               Director                                          November 25, 1997
----------------------------------------
Thomas D. Kiley


                                          Director                                          November   , 1997
----------------------------------------
Kenneth B. Plumlee


       /s/  JOSEPH J. RUVANE, JR.         Director                                          November 25, 1997
----------------------------------------
Joseph J. Ruvane, Jr.

                                      II-8


                                INDEX TO EXHIBITS
  Exhibit
     3.1(1)       Form of Amended and Restated Certificate of Incorporation.
     3.2(1)       Form of Bylaws.
     3.3(5)       Certificate  of  Designation  of  7%  Redeemable   Convertible
                  Preferred Stock, Series A of Connective Therapeutics, Inc., as
                  filed with the  Delaware  Secretary  of State on  December  4,
                  1996.
     4.1(1)       Form of Common Stock Certificate.
     5.1          Opinion of Venture Law Group, A Professional Corporation.
    10.1(1)       Form of Indemnification Agreement with the Company's directors and officers.
    10.2(7)*      1994 Stock Plan, as amended, and form of Option Agreement.
    10.3(7)*      1995 Employee Stock Purchase Plan, as amended, and form of Subscription Agreement.
    10.4(1)*      1995 Directors' Stock Option Plan and form of Option Agreement.
    10.5(1)       Third  Amended and Restated  Registration  Rights  Agreement  dated  February 14,  1995 among the
                  Registrant and certain  security  holders of the  Registrant and Amendments  Nos. 1 and 2 thereto dated May 31, 1995 and September 28, 1995.
    10.6(1)(2)    License Agreement dated September 27, 1993, between Genentech,
                  Inc. and the Company,  Amendment dated July 14, 1994, and side letter agreement dated November 17, 1994.
    10.8(1)       Assignment  and  Assumption  Agreement,  dated June 3, 1994,  by and between the Company and XOMA
                  Corporation.
    10.9(1)(2)    Technical Collaboration and Manufacturing Agreement, dated May
                  24, 1994, by and between the Company and Scios Nova Inc.
    10.10(1)(2)   Technology  Acquisition  Agreement  dated  June 3,  1994 by and  between  the  Company  and  XOMA
                  Corporation, and License Agreement dated February 27,  1990 by and between Arthur A.  Vandenbark,
                  Ph.D. and XOMA Corporation.
    10.11(1)(2)   Agreement  on  Interferon  Gamma-1B  dated  December 8,  1995  by and  between  the  Company  and
                  Genentech, Inc.
    10.12(1)      Equipment Lease Line, dated May 31, 1994 with Lease Management Services, Inc.
    10.13(1)      Business Loan  Agreement,  dated  July 18,  1995,  between the Company,  Silicon  Valley Bank and
                  MMC/GATX Partnership No. 1.
    10.14(1)(2)   Research  Collaboration and Assignment  Agreement,  dated July 1,  1994,  between the Company and
                  Dr. Arthur A. Vandenbark.
    10.15(1)      Employment and Bonus Agreement between the Company and Edward Amento, dated November 17, 1993.
    10.16(1)      Secured  Loan  Agreements  between the  Company  and Edward  Amento  dated  November 1,  1993 and
                  July 11, 1994, respectively.
    10.17(1)      Consulting Agreement dated November 17, 1993 between the Company and Brian Seed.
    10.18(1)      Consulting Agreement dated November 17, 1993 between the Company and Eugene Bauer.
    10.19(1)      Employment Agreement dated June 9, 1994 between the Company and Thomas Wiggans.
    10.20(1)      Loan Agreements between the Company and Thomas Wiggans dated July 15, 1994 and August 1, 1994.
    10.21(1)      Letter Agreement with G. Kirk Raab dated October 1, 1995.
    10.23(1)      Facility Master Lease between the Company and Renault & Handley dated February 9, 1994.
    10.26(1)      Loan and Security  Agreement  dated  December 21,  1995 by and among the Company,  Silicon Valley
                  Bank and MMC/GATX Partnership No. 1.
    10.27(3)(2)   Agreement  on  Relaxin  Rights  in Asia  dated  April 1,  1996
                  between  the  Company  and  Mitsubishi  Chemical   Corporation
                  (Exhibits A and B to Exhibit 10.27 have been previously  filed as Exhibit 10.6 above. Confidential treatment has been granted as to certain portions of Exhibit 10.6 by the SEC).
    10.28(3)(2)   Soltec License Agreement dated June 14, 1996.
    10.29(4)      Laboratory Services Agreement dated October 24, 1996.
    10.30(4)      Agreement with Dr. Edward Amento dated October 24, 1996.
    10.31(4)      Form of Directors and Officers Change in Control Agreement

                                      II-9

    10.32(5)      Common  Stock  Purchase  Agreement,  dated  December 4, 1996 by and among the Company and certain investors.
    10.33(5)      Registration  Rights  Agreement,  dated  December  4, 1996 by and among the  Company  and certain investors.
    10.34(5)      Securities  Purchase  Agreement,  dated  December  4, 1996 by and among the Company and a certain purchaser.
    10.35(5)      Warrant, dated December 4, 1996 between the Company and a certain purchaser.
    10.36(6)(2)   Asset  Purchase  Agreement  dated  December  2, 1996  between  the  Company,  SmithKline  Beecham
                  Corporation,  SmithKline Beecham Pharma Inc., SmithKline Beecham Properties,  Inc. and SmithKline
                  Beecham Inter-American Corporation.
    10.37(6)      Stock  Issuance  Agreement  dated  December 31, 1996 between the Company and  SmithKline  Beecham
                  Properties, Inc.
    10.38(6)      Secured Promissory Note dated December 31, 1996 issued to SmithKline Beecham Corporation.
    10.39(6)      Security   Agreement  dated  December  31,  1996  between  the  Company  and  SmithKline  Beecham
                  Corporation.
    10.40(6)(2)   Supply Agreement dated December 31, 1996 between the Company and SmithKline Beecham Corporation.
    10.41(6)      Transitional  Services  Agreement  dated  December  31, 1996  between the Company and  SmithKline
                  Beecham Corporation.
    10.42(8)      Structured  Equity Line Flexible  Financing  Agreement  dated January 2, 1997 between the Company and Kepler Capital LLC.
    10.43(8)      Registration Rights Agreement dated January 2, 1997 between the Company and Kepler Capital LLC.
    10.44(9)      Common  Stock  and  Warrant  Purchase  Agreement  dated May 15,  1997 by and  among the  Company,
                  Genentech, Inc. and certain investors.
    10.45(9)      Registration Rights agreement dated May 15, 1997 by and among the Company and certain investors.
    10.46(9)      Form of Common Stock Purchase Warrant issued to certain investors on May 15, 1997.
    10.47(7)      Form of Notice of Stock Option Grant to G. Kirk Raab for stock option issued in January 1997.
    10.48         Secured Loan Agreement dated October 30, 1997 between the Company and W. Scott Harkonen.
    10.49         Letter Agreement with Cynthia M. Butitta dated September 22, 1997.
    10.50         Amendment  dated November 13, 1997 to Secured  Promissory  Note dated December 31, 1996 issued to
                  SmithKline Beecham Corporation.
    10.51         Letter  Agreement  dated November 26, 1997 between the Company and Gerard Klauer  Mattison & Co.,
                  Inc.
    11.1          Statement of Computation of Net Loss Per Share.
    23.1          Consent of Ernst & Young LLP, Independent Auditors.
    24.1          Power of Attorney (see page II-8).

------------------------------------------------------------------------------------------------------------------------------------
    This item is a compensatory plan required to be listed as an exhibit to this form pursuant to Item 601(a)(10)(iii) of
     Regulation S-K.

     1.  Incorporated  by  reference  from an exhibit  filed with the  Company's
         Registration  Statement  on  Form  S-1  (File  No.  33-80261)  declared effective  by the  Securities  and Exchange  Commission  (the "SEC") on
         January 31, 1996.
     2.  Certain portions of this Exhibit were granted confidential treatment pursuant to an order from the SEC.
     3.  Incorporated  by  reference  from an exhibit to the  Company's  Quarterly  Report on Form 10-Q
         (File No.  0-27406)  filed with the SEC for the fiscal quarter ended June 30, 1996.
     4.  Incorporated  by  reference  from an exhibit to the  Company's  Quarterly  Report on Form 10-Q
         (File No.  0-27406)  filed with the SEC for the fiscal quarter ended September 30, 1996.

                                     II-10


     5.  Incorporated by reference from an exhibit to the Company's Report on Form 8-K (File No. 0-27406) dated December 4, 1996.
     6.  Incorporated by reference from an exhibit to the Company's Report on Form 8-K (File No. 0-27406) dated January 15, 1997.
     7.  Incorporated  by reference  from an exhibit  filed with  Post-Effective  Amendment No. 1 to the  Company's
         Registration  Statement on Form S-8 (File  No. 333-04985) filed with the SEC on June 30, 1997.
     8.  Incorporated  by reference from an exhibit filed with the Company's  Annual Report on Form 10-K
         (File No. 0-27406) for the fiscal year ended December 31, 1996.
     9.  Incorporated  by reference from an exhibit filed with the Company's  Registration  Statement on Form S-3
         (File No.  333-21941)  filed with the SEC on July 3, 1997.

                                     II-11